QuickLinks -- Click here to rapidly navigate through this document

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your dealer, broker, bank manager, lawyer or other professional advisor.

OFFERS TO PURCHASE FOR CASH

all of the outstanding Class A Restricted Voting Shares,
Class B Non-Voting Shares, Warrants 2005 and Warrants 2008 of

MICROCELL TELECOMMUNICATIONS INC.

on the basis of

Cdn.$35.00 per Class A Restricted Voting Share	Cdn.$15.79 per Warrant 2005
Cdn.$35.00 per Class B Non-Voting Share	Cdn.$15.01 per Warrant 2008

by

ROGERS WIRELESS INC.

a wholly-owned subsidiary of Rogers Wireless Communications Inc.

These offers (the "Offers") by Rogers Wireless Inc. (the "Offeror") to purchase for cash all of the issued and outstanding class A restricted voting shares (the "Class A Shares"), class B non-voting shares (the "Class B Shares" and, collectively with the Class A Shares, together with the associated Rights (as defined herein), the "Shares", including Shares issuable upon the exercise of outstanding options, warrants or other conversion or exchange rights), Warrants 2005 and Warrants 2008 (collectively, the "Warrants", and together with the Shares, the "Securities") of Microcell Telecommunications Inc. ("Microcell" or the "Company") will be open for acceptance until 5:00 p.m., Toronto time, on November 5, 2004 (the "Expiry Time"), unless extended or withdrawn by the Offeror. The Offers for the Shares are made only for the Shares and are not made for any options, warrants or other rights to acquire Shares (other than the associated Rights). The Offers for the Warrants are made only for the Warrants.

THE BOARD OF DIRECTORS OF MICROCELL, IN CONSULTATION WITH ITS ADVISORS, HAS DETERMINED THAT THE CONSIDERATION PER SHARE PURSUANT TO THE OFFERS IS FAIR TO THE HOLDERS OF SHARES AND THE OFFERS ARE IN THE BEST INTERESTS OF MICROCELL AND THE HOLDERS OF SHARES AND RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFERS IN RESPECT OF THE SHARES AND TENDER THEIR SHARES TO THE OFFERS. THE BOARD OF DIRECTORS OF MICROCELL IS NOT MAKING A RECOMMENDATION AS TO WHETHER THE HOLDERS OF WARRANTS SHOULD ACCEPT OR REJECT THE WARRANT OFFERS.

(continued on next page)

The Dealer Manager for the Offers is:

TD Securities Inc.

In Canada:	In the United States:
TD Securities Inc.	TD Securities (U.S.A.) Inc.

September 30, 2004

(continued from cover)

The Class A Offer (as defined herein) is subject to certain conditions, including, without limitation, there being validly deposited and not withdrawn, at the Expiry Time, (1) such number of Class A Shares under the Class A Offer which represents at least 66 2/3% of the Class A Shares outstanding; (2) such number of Class B Shares under the Class B Offer (as defined herein) which represents at least 66 2/3% of the Class B Shares on a partially-diluted basis (as defined herein); and (3) such number of Securities under the Offers which represents at least 66 2/3% of the Shares on a fully-diluted basis (as defined herein). Each of the Class B Offer and the Warrant Offers (as defined herein) are subject to the condition that, at the Expiry Time, Class A Shares have previously been purchased pursuant to the Class A Offer or are then being purchased pursuant to the Class A Offer. Each of the conditions of the Class A Offer, Class B Offer and Warrant Offers is set forth in Section 4 of the Offers to Purchase, "Conditions of the Offers". Subject to applicable law, the Offeror reserves the right to withdraw any or all of the Offers and not take up and pay for any Securities deposited under such Offer(s) unless each of the conditions to such Offer(s) is satisfied or waived by the Offeror prior to the Expiry Time.

The Securities are listed on the Toronto Stock Exchange (the "TSX"). On September 3, 2004, being the last day of trading prior to the public announcement by Rogers Wireless Communications Inc. ("RWCI') and Rogers Communications Inc. ("RCI") of the possibility of offering to purchase alone or together with others the shares or assets of Microcell, the closing price of each of the Class A Shares and Class B Shares was Cdn.$30.90 and Cdn.$31.06, respectively and the closing price of each of the Warrants 2005 and Warrants 2008 was Cdn.$11.35 and Cdn.$10.75, respectively. The prices offered herein represent a premium of 13.3% and 12.7% over the closing price of each of the Class A Shares and Class B Shares, respectively, on the TSX on September 3, 2004 and a premium of 20.7% over competing offers for the Shares made by TELUS Corporation on May 17, 2004. The prices offered herein also represent a premium of 66.7% and 64.7% over the closing price of each of the Class A Shares and Class B Shares, respectively, on the TSX on May 13, 2004, the date of the public announcement by TELUS Corporation of its intention to make the competing offers. The prices offered herein represent a premium of 39.1% and 39.6% over the closing price of each of the Warrants 2005 and Warrants 2008, respectively, on the TSX on September 3, 2004 (the last day of trading prior to the public announcement by RWCI and RCI of the possibility of making the Offers) and a premium of 63.3% and 68.8%, respectively, over competing offers for the Warrants made by TELUS Corporation on May 17, 2004. The prices offered herein also represent a premium of 332.6% and 188.7% over the closing price of each of the Warrants 2005 and Warrants 2008, respectively, on the TSX on May 13, 2004, the date of the public announcement by TELUS Corporation of its intention to make the competing offers.

Securityholders who wish to accept the Offers must properly complete and duly execute the accompanying Letter of Acceptance and Transmittal (which for Shares is printed on blue paper and for Warrants is printed on orange paper), or a facsimile thereof, and deposit it, together with certificates representing their Shares or Warrants, as the case may be, in accordance with the instructions in the applicable Letter of Acceptance and Transmittal. Alternatively, Securityholders may follow the procedures for (1) book-entry transfer of Securities described under "Manner of Acceptance — Book-Entry Transfer" or (2) guaranteed delivery described under "Manner of Acceptance — Procedure for Guaranteed Delivery", using the accompanying Notice of Guaranteed Delivery (which for Shares is printed on green paper and for Warrants is printed on yellow paper), or a facsimile thereof. Persons whose Securities are registered in the name of a broker, dealer, bank, trust company or other nominee should contact such registered holder for assistance if they wish to accept the Offers.

Questions and requests for assistance may be directed to the Dealer Managers, the Depositary or the Information Agent. Additional copies of this document, the Letters of Acceptance and Transmittal and the Notices of Guaranteed Delivery may be obtained without charge on request from the Dealer Managers, the Depositary or the Information Agent at their respective offices shown on the last page of the Offers to Purchase (the "Offers to Purchase") and Circular (together, the "Offers to Purchase and Circular").

No person has been authorized to give any information or make any representation other than those contained in the Offers to Purchase and Circular and the Letters of Acceptance and Transmittal, and if given or made, that information or representation must not be relied upon as having been authorized by the Offeror.

The Offers have not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offers or upon the adequacy of the information contained in the Offers to Purchase and Circular. Any representation to the contrary is unlawful.

The Offers to Purchase and Circular do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offers are not being made to, nor will deposits be accepted from or on behalf of, Securityholders in any jurisdiction in which the making or acceptance of the Offers would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in its or their sole discretion, take such action as it or they may deem necessary to extend the Offers to Securityholders in any such jurisdiction.

        Except as otherwise indicated, the information concerning Microcell contained in the Offers to Purchase and Circular has been taken from or based upon publicly available documents and records on file with Canadian securities regulatory authorities, the United States Securities and Exchange Commission and other public sources. The Offeror has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from those filings or whether there has been any failure by Microcell to disclose events that may have occurred or may affect the significance or accuracy of any information.

        The Offeror maintains an Internet site at www.rogers.com. Information contained in or otherwise accessible through this Internet site is not part of the Offers and the Offers to Purchase and Circular. All references in the Offers to Purchase and Circular to this Internet site are inactive textual references to this URL and are for information purposes only.

NOTICE TO SECURITYHOLDERS IN THE UNITED STATES

        The enforcement by Securityholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Offeror is governed by the laws of Canada, that the majority of its officers and directors reside outside the United States, that some of the Dealer Managers or experts named in the Circular reside outside the United States and that all or a substantial portion of the assets of the Offeror and such persons may be located outside the United States. Securityholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

        Securityholders of Microcell should be aware that the purchase by the Offeror of the Securities held by them as described herein may have tax consequences both in Canada and the United States. The material tax consequences for Securityholders who are resident in, or citizens of, Canada or the United States are described in Section 18 of the Circular, "Material Canadian Federal Income Tax Considerations" and Section 19 of the Circular, "Material United States Federal Income Tax Considerations", respectively. Securityholders should consult their own tax advisors regarding the specific tax consequences to them of the purchase by the Offeror of the Securities.

FORWARD-LOOKING STATEMENTS

        Certain statements contained in the accompanying Circular under "Background to the Offers" and "Purpose of the Offers and Plans for Microcell", in addition to certain statements contained elsewhere in this document, are "forward-looking statements" and are prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

EXCHANGE RATE INFORMATION

        The Offeror publishes its consolidated financial statements in Canadian dollars. In the Offers to Purchase and Circular, except where otherwise indicated, all references to "dollars" or "$" are to Canadian dollars. The Bank of Canada noon spot exchange rate on September 28, 2004 was Cdn.$1.2755 = U.S.$1.00.

September 30, 2004

Dear Securityholder of Microcell Telecommunications Inc. ("Microcell"):

        We are pleased to enclose our offers to purchase all of Microcell's publicly listed securities for Cdn.$35.00 for each Class A restricted voting share and Class B non-voting share, Cdn.$15.79 for each warrant of Microcell expiring on May 1, 2005 (a "Warrant 2005") and Cdn.$15.01 for each warrant of Microcell expiring on May 1, 2008 (a "Warrant 2008"), payable in cash without interest thereon. As you will note from the Microcell directors' circular enclosed with our offers, the Microcell board of directors, in consultation with its advisors, has determined that the consideration per share pursuant to our offers is fair to the shareholders of Microcell and the offers are in the best interests of Microcell and its shareholders. The Microcell board of directors recommends that shareholders accept the offers and tender their shares of Microcell to the offers.

        We believe our offers represent an attractive opportunity for you to realize full value for your securities at a significant premium to recent trading prices. The offers are at prices representing a premium of 13.3% and 12.7% over the closing price of each of the Class A restricted voting shares and Class B non-voting shares, respectively, on the Toronto Stock Exchange (the "TSX") on September 3, 2004 (the last day of trading prior to the public announcement by our affiliates of the possibility of our making the offers) and a premium of 20.7% over competing offers for the shares of Microcell made by TELUS Corporation on May 17, 2004. The prices offered also represent a premium of 66.7% and 64.7% over the closing price of each of the Class A restricted voting shares and Class B non-voting shares, respectively, on the TSX on May 13, 2004, the date on which TELUS Corporation publicly announced its intention to make the competing offers. The offers are at prices representing a premium of 39.1% and 39.6% over the closing price of each of the Warrants 2005 and Warrants 2008, respectively, on the TSX on September 3, 2004 (the last day of trading prior to the public announcement by our affiliates of the possibility of our making the offers) and a premium of 63.3% and 68.8%, respectively over competing offers for the warrants of Microcell made by TELUS Corporation on May 17, 2004. The prices offered also represent a premium of 332.6% and 188.7% over the closing price of each of the Warrants 2005 and Warrants 2008, respectively, on the TSX on May 13, 2004.

        The offers are open for acceptance until 5:00 p.m. (Toronto time) on November 5, 2004 (unless extended or withdrawn). Detailed instructions for depositing your securities are included in the offers to purchase and circular and the accompanying letters of transmittal and notices of guaranteed delivery. We urge you to review those documents carefully and, if you have questions as to how to tender your securities, to consult your financial or legal advisor. We also urge you to tender your securities well before November 5, 2004.

                        Yours truly,

                        (Signed) NADIR H. MOHAMED
                        President and Chief Executive Officer
                        Rogers Wireless Inc.

SUMMARY TERM SHEET

        The following are some of the questions you, as a securityholder of Microcell, may have about our offers and our answers to those questions. This summary term sheet provides important and material information about our offers that is described in more detail elsewhere in the Offers to Purchase and Circular, but this summary term sheet may not include all of the information about our offers that is important to you. Additional important information about our offers is contained in the remainder of the Offers to Purchase and Circular and the Letters of Acceptance and Transmittal. Therefore, we urge you to carefully read the remainder of the Offers to Purchase and Circular and the Letters of Acceptance and Transmittal for our offers because the information in this summary term sheet is not complete. We have included cross-references in this summary term sheet to other sections of the Offers to Purchase and Circular to direct you to the sections of the Offers to Purchase and Circular in which a more complete description of the topics covered in this summary term sheet appear. As used in these questions and answers, "we" or "us" or "our" refers to Rogers Wireless Inc., the company making the offers for the Microcell shares and warrants. Unless otherwise defined herein, capitalized terms will have the meanings assigned thereto in the Glossary.

WHO IS OFFERING TO PURCHASE MY MICROCELL SECURITIES?

        Rogers Wireless Inc. is a leading wireless communications service provider in Canada, serving approximately 4.1 million customers as at June 30, 2004, including over 3.9 million wireless voice and data subscribers and approximately 221,300 one-way messaging (paging) subscribers. We offer wireless voice, messaging and data services across Canada. See Section 1 of the Circular, "The Offeror".

WHICH CLASSES OF SECURITIES ARE BEING SOUGHT IN THE OFFERS AND AT WHAT PRICE AND HOW MANY SECURITIES OF EACH CLASS IS THE OFFEROR SEEKING TO PURCHASE?

        We are seeking to purchase all of the issued and outstanding Class A Shares, Class B Shares, Warrants 2005 and Warrants 2008 of Microcell. We are offering to pay $35.00 per Class A Share, $35.00 per Class B Share, $15.79 per Warrant 2005 and $15.01 per Warrant 2008 of Microcell, in each case, net to you in cash, without interest. See Section 1 of the Offers to Purchase, "The Offers".

        On September 28, 2004, the Bank of Canada noon spot exchange rate for Canadian dollars per U.S.$1.00 was $1.2755. For example, if you received payment in Canadian dollars and exchanged it for U.S. dollars at that exchange rate, you would have received U.S.$27.44 per Class A Share, U.S.$27.44 per Class B Share, U.S.$12.38 per Warrant 2005 and U.S$11.77 per Warrant 2008 (excluding any currency exchange fees or commissions). Although the offer prices of $35.00 per Class A Share, $35.00 per Class B Share, $15.79 per Warrant 2005 and $15.01 per Warrant 2008 of Microcell are fixed, the amount you would receive in U.S. dollars with respect to each of the foregoing Microcell securities will vary with the Canadian dollar to U.S. dollar exchange rate, which may be higher or lower than $1.2755 per U.S.$1.00 at the time of exchange. All amounts payable by us for your Securities will be paid promptly in Canadian dollars upon our take up of Microcell securities under the Offers. If applicable to your situation, you should obtain a current quote of the exchange rate before deciding whether to deposit your Securities.

        You will not be obligated to pay any brokerage fee or commission with respect to the purchase of your Securities by us pursuant to the Offers if you accept the Offers by depositing your Securities directly with the Depositary, or by utilizing the services of any member of the Soliciting Dealer Group. If a depositing securityholder owns Securities through a broker or other nominee and such broker or nominee deposits securities on your behalf, the broker or nominee may charge a fee for performing this service. The Offeror will pay all stock transfer taxes with respect to the transfer and sale of Securities pursuant to the Offers, except if payment of the purchase price is to be made to, or if certificates for Microcell securities not deposited or not accepted for payment are to be registered in the name of, any person other than the registered holder(s), or if deposited certificates for Securities are registered in the name of any person other than the person(s) signing the Letter of Acceptance and Transmittal, the amount of any stock transfer taxes payable on account of the transfer to such other person will be deducted from the purchase price of such Microcell securities purchased unless evidence satisfactory to us of the payment of such taxes, or exemption therefrom, is submitted. See Section 3 of the Offers to Purchase, "Manner of Acceptance".

I HOLD OPTIONS TO ACQUIRE SECURITIES. ARE OPTIONS BEING SOUGHT IN THE OFFERS?

        Our Offers for the Securities are made only for the Securities. If you hold any options, warrants (other than Warrants) or other rights to acquire Shares (other than Rights) and wish to accept the Offers for the Securities, you must, to the extent permitted by the terms of the securities you hold and applicable law, exercise the options, warrants or other rights in order to obtain Shares and then deposit those Shares in accordance with the Offers for the Shares. See Section 1 of the Offers to Purchase, "The Offers".

DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO DEPOSIT MY SECURITIES?

        If you accept the Offers by depositing your Securities directly with the Depositary or by using the services of any member of the Soliciting Dealer Group to accept the Offers, you will not be required to pay a brokerage fee or commission or, except as otherwise provided in the Letters of Acceptance and Transmittal, stock transfer taxes with respect to our purchase of your Securities pursuant to the Offers. However, if you own Securities through a broker or other nominee and the broker or nominee deposits Securities on your behalf, the broker or nominee may charge a fee for performing this service. See Section 3 of the Offers to Purchase, "Manner of Acceptance — General".

WHY IS THE OFFEROR MAKING THE OFFERS?

        The purpose of the Offers is to enable us to acquire all of the Shares and Warrants of Microcell. Following the completion of the Offers, we intend to conduct a review of Microcell's operations and business strategy with a view to determining how best to combine Microcell's operations with ours in order to maximize synergies and optimize operational effectiveness. The combined company will constitute Canada's only nationwide GSM/GPRS/EDGE wireless network and will position us to better compete. See Section 4 of the Circular, "Purpose of the Offers and Plans for Microcell".

HOW DO THE OFFERS BY THE OFFEROR DIFFER FROM THE OFFERS BY TELUS CORPORATION?

        Our Offers for the Shares are at prices representing a premium of 20.7% over competing offers for the shares of Microcell made by TELUS Corporation on May 17, 2004. In addition, the Offers are subject to fewer conditions than the competing TELUS offers.

        The board of directors of Microcell has recommended that the Securityholders reject the TELUS offers on the basis that: (i) the financial advisors to Microcell determined that the TELUS offers were inadequate, from a financial point of view, to the Securityholders; (ii) the TELUS offers were highly conditional; and (iii) there was a possibility that other bidders might be willing to make more attractive offers than TELUS Corporation for the Securities.

        In contrast, the board of directors of Microcell, in consultation with its financial advisors, has determined that the consideration per Share pursuant to our Offers is fair to the shareholders of Microcell and that our Offers for Shares are in the best interests of Microcell and the shareholders and recommends that shareholders accept our Offers and tender their Shares to our Offers. The board of directors of Microcell is not making a recommendation as to whether the holders of Warrants should accept or reject the Warrant Offers. See Section 3 of the Circular, "Background to the Offers", and Section 6 of the Circular, "Recommendation of the Board of Directors of Microcell".

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFERS?

        We have the right to withdraw the Class A Offer and not take up and pay for any Class A Shares deposited under the Class A Offer unless at the expiry of the Offers there have been validly deposited and not withdrawn: (a) at least 66 2/3% of the Class A Shares outstanding; (b) at least 66 2/3% of the Class B Shares on a partially-diluted basis (as defined herein); and (c) such number of Securities that represent at least 66 2/3% of the Shares on a fully-diluted basis (as defined herein). Each of the Class B Offer and each of the Warrant Offers is subject to the Class A Shares being or having previously been purchased pursuant to the Class A Offer. See Section 4 of the Offers to Purchase, "Conditions of the Offers".

        In addition, each of the Offers is conditional upon our obtaining certain government or regulatory approvals, and upon the expiration, termination or waiver of certain waiting periods, including among other things, the expiration, termination or waiver of the applicable waiting period(s) under the Competition Act, and the receipt of clearance from the Commissioner in respect of the Offers. See Section 4 of the Offers to Purchase, "Conditions of the Offers", Section 17 of the Circular, "Regulatory Matters", and Section 5 of the Circular "Arrangements with Microcell".

DOES THE OFFEROR HAVE THE FINANCIAL RESOURCES TO PAY FOR ALL OF THE SECURITIES BEING SOUGHT IN THE OFFERS?

        Yes. By law, we were required to make adequate arrangement prior to making the Offers to ensure that the required funds are available to make full payment for all Securities that we are offering to acquire. We have made such arrangements. We estimate that we will need approximately $1.4 billion in order to purchase all of the Securities under the Offers. We have sufficient available cash on hand and availability under our committed credit facilities to fund the total amount required to purchase the Securities under the Offers. As a result, the Offers are not conditional on any financing arrangements or financing contingencies. See Section 8 of the Circular, "Source of Funds".

HAVE THE BOARDS OF DIRECTORS OF MICROCELL AND THE OFFEROR APPROVED THE OFFERS?

        Yes. Both the board of directors of Microcell and our board of directors have approved the Offers.

        Microcell has confirmed that its board of directors, in consultation with its financial advisors, has determined that the consideration for each Share pursuant to the Offers is fair to the holders of the Shares and that the Offers are in the best interests of Microcell and the holders of the Shares and recommends that holders of the Shares accept the Offers for Shares and tender their Shares to the Offers. See Section 5 of the Circular, "Arrangements with Microcell" and Section 6 of the Circular, "Recommendation of the Board of Directors of Microcell".

        On September 19, 2004, our board of directors met to consider, among other things, the terms of the Offers with our senior officers and financial and legal advisors. After extensive discussions, our board of directors adopted a resolution approving the terms of the Offers. See Section 3 of the Circular, "Background to the Offers".

HOW LONG DO I HAVE TO DECIDE WHETHER TO DEPOSIT MY SECURITIES IN THE OFFERS?

        The Offers are open for acceptance until 5:00 p.m., Toronto time, on November 5, 2004, unless we withdraw or extend the Offers. See Section 2 of the Offers to Purchase, "Time for Acceptance".

HOW WILL I BE NOTIFIED IF THE OFFERS ARE EXTENDED?

        We have the right to extend the period during which the Offers may be accepted at any time prior to 5:00 p.m., Toronto time, on November 5, 2004, by giving written notice of such extension to Computershare Investor Services Inc., our depositary. If we decide to extend, we will: (a) publicly announce the extension prior to 9:00 a.m., Toronto time, on the next business day following November 5, 2004, and provide a copy of the notice to the Toronto Stock Exchange; and (b) cause Computershare Investor Services Inc. to notify you in writing. Your notice will be sent by first class mail to your address as shown on the Share register or Warrant register. If there is any interruption or delay in mail services following mailing, or if post offices in Canada are not open for the deposit of mail, we will notify you of the extension by: (a) providing such notice to the Toronto Stock Exchange for dissemination through its facilities, (b) publishing such notice once in the National Edition of The Globe and Mail or The National Post, together with La Presse, or (c) providing such notice to the Dow Jones News Wire Service. See Section 5 of the Offers to Purchase, "Extension and Variation of the Offers", and Section 11 of the Offers to Purchase, "Notices and Delivery".

HOW DO I ACCEPT THE OFFERS AND DEPOSIT MY SECURITIES?

  (a)
  If you hold physical certificates for Shares and/or Warrants, then in order for you to accept the Offers and to validly deposit your Shares and/or Warrants to the Offers, you must deliver to Computershare Investor Services Inc., by 5:00 p.m., Toronto time, on November 5, 2004 (unless the Offers are extended), each of the following:

  (i)
  a completed "Letter of Acceptance and Transmittal", which has been enclosed with the Offers to Purchase and Circular (and which for Shares is printed on blue paper and for Warrants is printed on orange paper), together with any other documents required by the instructions set out in the Letter of Acceptance and Transmittal; and

  (ii)
  the certificate or certificates representing the Shares and/or Warrants.

  (b)
  If you hold Shares and/or Warrants in so-called "book-entry" form, then in order for you to accept the Offers and to validly deposit your Shares and/or Warrants to the Offers, you must arrange for the book-entry delivery of your Shares and/or Warrants. You should contact the person or institution with which you maintain your book-entry account and cause the following items to be delivered to Computershare Investor Services Inc. by 5:00 p.m., Toronto time, on November 5, 2004 (unless the Offers are extended):

  (i)
  either a completed Letter of Acceptance and Transmittal or an Agent's Message in lieu of the Letter of Acceptance and Transmittal; and

  (ii)
  confirmation of a book-entry transfer of such Shares and/or Warrants into an account maintained by Computershare Investor Services Inc. with the The Depository Trust Company.

  (c)
  If you are unable to deliver any required document or instrument to Computershare Investor Services Inc. by 5:00 p.m., Toronto time, on November 5, 2004 (unless the Offers are extended), you may obtain additional time to do so by having a broker, a bank or other fiduciary that is an "eligible institution" guarantee that the missing items will be received by Computershare Investor Services Inc., within three trading days on the Toronto Stock Exchange after November 5, 2004 (unless the Offers are extended). You may use the "Notice of Guaranteed Delivery", which has been enclosed with the Offers to Purchase and Circular (and which for Shares is printed on green paper and for Warrants is printed on yellow paper), for this purpose. For the deposit to be valid, however, Computershare Investor Services Inc. must receive the missing items within that three trading-day period.

        See Section 3 of the Offers to Purchase, "Manner of Acceptance".

WHAT DO I NEED TO DO TO ACCEPT THE OFFERS IF I HOLD MY SECURITIES THROUGH A NOMINEE (E.G., IN A BROKERAGE ACCOUNT)?

        If your Shares or Warrants are registered in the name of a nominee, you should contact your broker, dealer, bank, trust company or other nominee if you wish to accept an Offer. See Section 3 of the Offers to Purchase, "Manner of Acceptance".

CAN I ACCEPT THE OFFERS IF I HAVE ALREADY DEPOSITED MY SECURITIES IN RESPECT OF THE TELUS OFFERS?

        In order to accept the Offers, your Securities cannot be deposited in respect of any other offers to purchase the Securities, including the TELUS offers. If you have already deposited your Securities in respect of another offer, you must first withdraw your Securities from that offer and then follow the acceptance procedures outlined herein and in the Letters of Acceptance and Transmittal. See Section 3 of the Offers to Purchase, "Manner of Acceptance".

IF I ACCEPT THE OFFERS, WHEN WILL I GET PAID?

        We will take up Shares and Warrants validly deposited under the Offers and not withdrawn prior to 5:00 p.m., Toronto time, on November 5, 2004 (unless the Offers are extended), subject to the satisfaction or waiver of all conditions of the Offers. Promptly following that date and, after such take up, we will pay you for the Securities taken up. See Section 7 of the Offers to Purchase, "Take Up and Payment for Deposited Securities".

WHAT HAPPENS IF THE OFFEROR INCREASES THE PRICE IT IS OFFERING TO PURCHASE THE SECURITIES AFTER I HAVE ALREADY DEPOSITED MY SECURITIES?

        If we increase the prices we are offering for the Shares or Warrants under the Offers, we will pay the increased prices for any of your Shares or Warrants that we take up under the Offers, even if we have already taken up your Shares or Warrants before increasing the prices. See Section 5 of the Offers to Purchase, "Extension and Variation of the Offers".

CAN I WITHDRAW MY PREVIOUSLY DEPOSITED SECURITIES?

        Yes. You can withdraw any Shares and/or Warrants that you deposited to the Offers at any time prior to our taking them up, or if we have already taken them up, you can withdraw them if we have not paid for them within three business days of our taking them up. See Section 6 of the Offers to Purchase, "Withdrawal of Deposited Securities".

HOW DO I WITHDRAW MY PREVIOUSLY DEPOSITED SECURITIES?

        To withdraw any Shares and/or Warrants that you have deposited to our Offers, you (or, if your Shares and/or Warrants were deposited by someone else on your behalf, that other person) must send a notice of withdrawal to, and such notice must be actually received by, Computershare Investor Services Inc. at the place where the Shares and/or Warrants were deposited. Your notice of withdrawal must: (i) be made by a method (including fax) that provides Computershare Investor Services Inc. with a written or printed copy; (ii) be signed by you (or, if your Shares and/or Warrants were deposited by someone else on your behalf, that other person); and (iii) specify your name (or, if your Shares and/or Warrants were deposited by someone else on your behalf, the name of that other person), the number of Shares or Warrants to be withdrawn, the name of the registered holder and, if applicable, the certificate numbers shown on each certificate representing the Shares or Warrants to be withdrawn. See Section 6 of the Offers to Purchase, "Withdrawal of Deposited Securities".

IF THE OFFERS ARE SUCCESSFUL, WHAT WILL HAPPEN TO MICROCELL? WILL MICROCELL CONTINUE TO BE A PUBLIC COMPANY? HOW WILL THIS AFFECT MY SECURITIES IF I DO NOT ACCEPT THE OFFERS?

        Following the completion of the Offers, we intend to conduct a review of Microcell's operations and business strategy with a view to determining how best to combine Microcell's operations with ours.

        If over 90% of each class of Shares is purchased under the Offers, we expect to complete a so-called "compulsory acquisition" pursuant to applicable Canadian law. If less than 90% of the Shares of each such class is purchased under the Offers, or if for some other reason we cannot complete a compulsory acquisition under applicable law, but the minimum deposit condition to the Class A Offer is satisfied, we intend to complete a so-called "subsequent acquisition transaction" to acquire the remaining Shares and Warrants at the prices offered in the Offers. In a compulsory acquisition or a subsequent acquisition transaction, you may have dissent and/or appraisal rights entitling you to be paid the fair value of your Shares as determined by a Canadian court. See Section 7 of the Circular, "Acquisition of Securities Not Deposited".

        If permitted by applicable law, following the completion of the Offers and any compulsory acquisition transaction or subsequent acquisition transaction, if necessary, we intend to delist all of the Shares and Warrants from the Toronto Stock Exchange and Microcell may cease to make filings with the Canadian securities regulatory authorities and the United States Securities and Exchange Commission. The effect of all of this is that

Microcell would no longer be a public company or required to comply with the rules applicable to publicly held companies, including various disclosure requirements. See Section 4 of the Circular, "Purpose of the Offers and Plans for Microcell".

WHAT ARE THE MATERIAL CANADIAN AND U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFERS?

        In general, a holder of Shares or Warrants who is a resident of Canada, who holds Shares or Warrants as capital property, who deals at arm's length and is not affiliated with Microcell and us and who sells Shares or Warrants under our Offers will realize a capital gain (or loss) to the extent that the proceeds of sale exceed (or are less than) the total of the adjusted cost base to the holder and any reasonable costs of sale. In general, a holder of Shares or Warrants who is not a resident of Canada, who deals at arm's length and is not affiliated with Microcell and us, who holds Shares or Warrants as capital property and not in connection with carrying on a business in Canada and who sells Shares or Warrants under the Offers will not be subject to Canadian federal income tax on any capital gain realized on such sale. We encourage you to consult your tax advisor regarding the Canadian federal income tax consequences of depositing your Shares or Warrants in the Offers. See Section 18 of the Circular, "Material Canadian Federal Income Tax Considerations".

        In general, a United States holder who holds Shares or Warrants as capital assets will recognize a gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between (1) the U.S. dollar equivalent of the Canadian dollar cash payment received, determined based on the spot rate of exchange on the date we take up and pay for such Shares or Warrants and (2) such United States holder's adjusted tax basis in the Shares or Warrants. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if such United States holder has held the Shares or Warrants for more than one year at the time of the exchange. We encourage you to consult your tax advisor regarding the United States federal income tax consequences of depositing your Shares or Warrants in the Offers. See Section 19 of the Circular, "Material United States Federal Income Tax Considerations".

WHAT IS THE MARKET VALUE OF MY SECURITIES AS OF A RECENT DATE?

        On September 3, 2004, a public announcement was made by Rogers Wireless Communications Inc. and by Rogers Communications Inc. of the possibility of offering to purchase alone or together with others the shares or assets of Microcell. On September 3, 2004, being the last day of trading prior to such announcement, the closing price on the Toronto Stock Exchange of the Class A Shares was $30.90, the closing price of the Class B Shares was $31.06, the closing price of the Warrants 2005 was $11.35 and the closing price of the Warrants 2008 was $10.75. See Section 13 of the Circular, "Price Range and Trading Volume of Securities".

WHOM CAN I CALL WITH QUESTIONS?

        You may direct any questions and requests for assistance to Computershare Investor Services Inc., Innisfree M&A Incorporated or TD Securities Inc. (in Canada) and TD Securities (U.S.A.) Inc. (in the United States) at their respective telephone numbers and locations set out on the back page of the Offers to Purchase and Circular. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.

GLOSSARY

        In the Offers to Purchase and Circular, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below:

"1933 Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Acquiring Person" has the meaning ascribed thereto in Section 16 of the Circular, "Summary of Microcell Rights Plan".

"affiliate" has the meaning ascribed thereto in the Securities Act (Ontario).

"Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility depositing the Securities that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Acceptance and Transmittal and that the Offeror may enforce such agreement against such participant.

"ARC" means an advance ruling certificate issued pursuant to Section 102 of the Competition Act.

"associate" has the meaning ascribed thereto in the Securities Act (Ontario).

"Autorité" means the Autorité des marchés financiers.

"Book-Entry Confirmation" has the meaning ascribed thereto in Section 3 of the Offers to Purchase, "Manner of Acceptance — Letters of Acceptance and Transmittal".

"Book-Entry Transfer Facility" means The Depository Trust Company.

"business combination", unless otherwise defined, has the meaning ascribed thereto in Rule 61-501.

"business day" means any day on which banks in each of the cities of Montreal and Toronto are open for business.

"CBCA" means the Canada Business Corporations Act, as amended.

"Circular" means the take-over bid circular accompanying the Offers to Purchase and forming part of the Offers.

"Class A Offer" means the offer to purchase Class A Shares made hereby, the terms and conditions of which are set forth in the Offers to Purchase and Circular and the Letter of Acceptance and Transmittal for the Shares.

"Class B Offer" means the offer to purchase Class B Shares made hereby, the terms and conditions of which are set forth in the Offers to Purchase and Circular and the Letter of Acceptance and Transmittal for the Shares.

"Class A Shares" means class A restricted voting shares in the capital of Microcell issued and outstanding at any time during the Offer Period and includes, as part of each Class A Share, the Right attached thereto pursuant to the Microcell Rights Plan.

"Class B Shares" means class B non-voting shares in the capital of Microcell issued and outstanding at any time during the Offer Period and includes, as part of each Class B Share, the Right attached thereto pursuant to the Microcell Rights Plan.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"COM Canada Warrants" means the warrants issued by Microcell to COM Canada, LLC pursuant to a warrant agreement entered into by the parties effective as of May 3, 2003.

"Commissioner" means the Commissioner of Competition under the Competition Act or any person duly authorized to exercise the powers and perform the duties of the Commissioner of Competition.

"Company" or "Microcell" means Microcell Telecommunications Inc., a corporation governed by the CBCA.

"Competing Bid" has the meaning ascribed thereto in Section 16 of the Circular, "Summary of Microcell Rights Plan".

"Competition Act" means the Competition Act (Canada), as amended.

"Competition Act Clearance" has the meaning ascribed thereto in Section 5 of the Circular, "Arrangements with Microcell".

"Competition Tribunal" means the Competition Tribunal established under the Competition Tribunal Act (Canada), as amended.

"Compulsory Acquisition" has the meaning ascribed thereto in Section 7 of the Circular, "Acquisition of Securities Not Deposited — Compulsory Acquisition".

"CRA" has the meaning ascribed thereto in Section 18 of the Circular, "Material Canadian Federal Income Tax Considerations".

"Credit Facilities" means collectively, the amended and restated tranche A exit facility agreement, the tranche B-term loan A credit agreement and the tranche B-term loan B credit agreement, each dated as of March 17, 2004 and entered into among, inter alia, the Company, as parent, Microcell Solutions Inc., as borrower, JPMorgan Chase Bank, Toronto Branch, as administrative agent, and the financial institutions parties thereto as lenders, as amended, supplemented, restated, extended or otherwise modified from time to time.

"Data Room Information" means those documents relating to Microcell and its business and affairs that have been made available to the Offeror and its affiliated entities, RCI and RWCI, as set forth in the Support Agreement.

"Dealer Managers" means TD Securities Inc. in Canada and TD Securities (U.S.A.) Inc. in the United States.

"Depositary" means Computershare Investor Services Inc.

"Effective Date" means the first date on which the Offeror has taken up and paid for the Securities under the Offers.

"Eligible Institution" means a Canadian Schedule A chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP), or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP).

"entities", with respect to either Microcell or the Offeror, means, collectively, the affiliates, subsidiaries, associates or other Persons in which Microcell or the Offeror, as appropriate, has a direct or indirect material interest.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Exercise Price" has the meaning ascribed thereto in Section 16 of the Circular, "Summary of Microcell Rights Plan".

"Expiry Time" means, with respect to an Offer, 5:00 p.m., Toronto time, on November 5, 2004, or such later time and date, with respect to such Offer, as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offers to Purchase, "Extension and Variation of the Offers".

"Flip-In Event" has the meaning ascribed thereto in Section 16 of the Circular, "Summary of Microcell Rights Plan".

"fully-diluted basis" means, with respect to the number of outstanding Shares at any time, the number of such Shares of any class that would be outstanding assuming all outstanding Options and other rights to purchase Class A Shares or Class B Shares have been exercised, including the exercise of the Warrants and the COM Canada Warrants but excluding the Rights.

"going private transaction", unless otherwise defined, has the meaning ascribed thereto in Policy Q-27.

"GPRS" or "general packet radio service" means a packet-based wireless communication service, based on GSM communication, that offers data rates from 56 up to 115 kilobits per second and continuous connection to the Internet for mobile phone and computer users.

"GSM" or "global system for mobile communication" means a digital mobile telephone system that digitizes and compresses data, and then sends it down a channel with two other streams of user data, each in its own time slot.

"Information Agent" means Innisfree M&A Incorporated.

"Letter of Acceptance and Transmittal" means the letter of acceptance and transmittal in the form printed on blue paper, in the case of Shares, and on orange paper in the case of Warrants, accompanying the Offers to Purchase and Circular.

"Market Price" has the meaning ascribed thereto in Section 16 of the Circular, "Summary of Microcell Rights Plan".

"Material Adverse Effect" means (a) with respect to the Offeror, any change or effect having a material adverse effect on the ability of the Offeror to perform its obligations under the Support Agreement or to consummate the transactions contemplated thereby on a timely basis or (b) with respect to the Company and the Subsidiaries, any change or effect having a material adverse effect on the results of operations or financial condition of the Company and the Subsidiaries, on a consolidated basis; provided, however, that with respect to the Company and the Subsidiaries, effects relating to (i) changes in general economic or political conditions or the securities markets, (ii) changes in laws, rules, regulations or orders of any governmental entity or interpretations thereof by any governmental entity or changes in accounting rules, (iii) changes affecting generally the industries in which the Company or any of the Subsidiaries conducts business, (iv) the announcement of the transactions contemplated by the Support Agreement or other communication by the Offeror of its plans or intentions with respect to any of the businesses of the Company or any of the Subsidiaries, (v) the consummation of the transactions contemplated by the Support Agreement or any actions by the Offeror or the Company taken pursuant to the Support Agreement, (vi) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (vii) any change in the market price or trading volume of any of the Securities, (viii) any failure by the Company to meet any earnings estimates of equity analysts, for any period, (ix) any actual or threatened litigation by any security holder, whether by way of class action, derivative proceeding or otherwise arising from allegations of breach of fiduciary duty relating to the Support Agreement or the transactions contemplated thereby or (x) any matter of which the Offeror has actual knowledge on the date hereof shall be deemed not to constitute a "Material Adverse Effect" and shall not be considered in determining whether a "Material Adverse Effect" has occurred.

"Microcell Rights Plan" means the shareholder rights plan dated as of May 1, 2003, between Microcell and Computershare Trust Company of Canada as rights agent.

"Microcell Stock Option Plan" means the stock option plan of the Company dated as of May 1, 2003, as amended or supplemented from time to time.

"Minimum Condition" means the condition set out in paragraph (a) of Section 4 of the Offers to Purchase, "Conditions of the Offers".

"Minister" means the Minister of Industry for Canada of the Department of Industry or any officer or official thereof, as the context requires.

"Non-Resident Securityholder" has the meaning ascribed thereto in Section 18 of the Circular, "Material Canadian Federal Income Tax Considerations".

"Notice of Guaranteed Delivery" means the notice of guaranteed delivery in the form printed on green paper, in the case of Shares, and on yellow paper in the case of Warrants, accompanying the Offers to Purchase and Circular.

"Offer Period" means the period commencing on September 30, 2004 and ending at the Expiry Time.

"Offeree" has the meaning ascribed thereto in Section 7 of the Circular, "Acquisition of Securities Not Deposited — Compulsory Acquisition".

"Offeror" means Rogers Wireless Inc., a corporation governed by the laws of Canada and a wholly-owned subsidiary of RWCI.

"Offeror's Notice" has the meaning ascribed thereto in Section 7 of the Circular, "Acquisition of Securities Not Deposited — Compulsory Acquisition".

"Offers" means, collectively, the Class A Offer, the Class B Offer and the Warrant Offers, and "Offer" means any one of such offers. For greater certainty, each of the Class A Offer, the Class B Offer and the Warrant Offers is a separate offer to purchase Shares of each of those classes or Warrants, respectively, and each of the Offers may be extended, varied or changed or the conditions of each Offer may be waived without similarly extending, varying or changing any or all of the other Offers or waiving the condition or conditions of any or all of the other Offers.

"Offers to Purchase" means the offers to purchase made hereby to purchase for cash all of the issued and outstanding Class A Shares, Class B Shares, Warrants 2005 and Warrants 2008, subject to the terms and conditions set out herein.

"Offers to Purchase and Circular" means, collectively the Offers to Purchase and the Circular.

"Options" means any existing or future rights or options (other than Rights) to purchase Shares under the Microcell Stock Option Plan or otherwise.

"OSC" means the Ontario Securities Commission.

"Other Securities" has the meaning ascribed thereto in Section 3 of the Offers to Purchase, "Manner of Acceptance — Power of Attorney".

"Outside Date" means January 1, 2005, subject to the right of either the Offeror or the Company to postpone the Outside Date by 30 days if the approvals listed in the Support Agreement have not been obtained, by giving written notice to the other to such effect no later than 5:00 p.m. (Montreal time) on the date that is 15 days prior to the original Outside Date, or such other date as may be agreed to by the parties.

"partially-diluted basis" means, with respect to the number of outstanding Class B Shares at any time, the number of Class B Shares that would be outstanding assuming all outstanding options for Class B Shares and other rights to purchase Class B Shares (other than Rights) have been exercised (including the exercise of the COM Canada Warrants for Class B Shares), but not assuming the exercise of the Warrants or conversion of Class A Shares.

"PCS" or "personal communications services" means digital wireless voice, data and text messaging services. In Canada and the United States, PCS spectrum has been currently allocated for use by public systems at the 1.9 GHz frequency range.

"Permitted Bid" has the meaning ascribed thereto in Section 16 of the Circular, "Summary of Microcell Rights Plan".

"Person" includes any individual, government, governmental agency or authority, body corporate, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, or any form of unincorporated entity.

"PFIC" means a passive foreign investment company for United States federal income tax purposes.

"Policy Q-27" means Policy Q-27 of the Autorité, as amended.

"Publicly Disclosed by Microcell" means disclosed by Microcell in a public filing made by it on the System for Electronic Document Analysis and Retrieval (SEDAR) or by way of a press release made through a nationally recognized news wire service prior to the date hereof, in each case.

"Purchased Securities" has the meaning ascribed thereto in Section 3 of the Offers to Purchase, "Manner of Acceptance — Power of Attorney".

"Radiocommunication Act" means the Radiocommunication Act (Canada) and the regulations thereunder, as amended.

"RCI" means Rogers Communications Inc., a company governed by the laws of British Columbia.

"Regulations" has the meaning ascribed thereto in Section 7 of the Circular, "Acquisition of Securities Not Deposited — Subsequent Acquisition Transactions".

"Regulatory Approval Condition" means the condition set out in paragraph (b) of Section 4 of the Offers to Purchase, "Conditions of the Offers".

"Resident Securityholder" has the meaning ascribed thereto in Section 18 of the Circular, "Material Canadian Federal Income Tax Considerations".

"Rights" has the meaning ascribed thereto in the Microcell Rights Plan as described in Section 16 of the Circular, "Summary of Microcell Rights Plan".

"Rights Certificate" means the certificate(s), if any, issued by the Company pursuant to the Microcell Rights Plan evidencing Rights.

"Rule 61-501" means OSC Rule 61-501, as amended.

"RWCI" means Rogers Wireless Communications Inc., a corporation governed by the laws of Canada.

"SEC" means the United States Securities and Exchange Commission.

"Securities" means, collectively, the Shares and the Warrants.

"Securityholder" means a holder of Shares and/or Warrants.

"Separation Time" has the meaning ascribed thereto in Section 16 of the Circular, "Summary of Microcell Rights Plan".

"Shares" means, collectively, the Class A Shares and the Class B Shares.

"Soliciting Dealer" has the meaning ascribed thereto in Section 20 of the Circular, "Financial Advisor, Dealer Managers, Depositary and Information Agent".

"Soliciting Dealer Group" means the group of soliciting dealers formed by TD Securities Inc. to solicit acceptances of the Offers in Canada.

"Stock Acquisition Date" has the meaning ascribed thereto in Section 16 of the Circular, "Summary of Microcell Rights Plan".

"Subsequent Acquisition Transaction" has the meaning ascribed thereto in Section 7 of the Circular, "Acquisition of Securities Not Deposited — Subsequent Acquisition Transactions".

"Subsequent Offering Period" has the meaning ascribed thereto in Section 5 of the Offers to Purchase, "Extension and Variation of the Offers".

"Subsidiaries" means, collectively, Microcell Solutions Inc., Inukshuk Internet Inc. and Telcom Investments Inc., all wholly-owned subsidiaries of the Company, and any other subsidiary of the Company whose consolidated assets or revenues represent 5% or more of the consolidated assets or revenues, as the case may be, of the Company.

"Support Agreement" means the support agreement made as of September 19, 2004 between Microcell and RWCI, the parent of the Offeror, a summary of which is contained in Section 5 of the Circular, "Arrangements with Microcell".

"Tax Act" means the Income Tax Act (Canada), as amended.

"TSX" means the Toronto Stock Exchange.

"United States Holder" has the meaning ascribed thereto in Section 19 of the Circular, "Material United States Federal Income Tax Considerations".

"U.S. business day" means any day other than Saturday, Sunday or a U.S. federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 a.m. (Toronto time).

"Warrants" means, collectively, the Warrants 2005 and the Warrants 2008.

"Warrants 2005" means the warrants of Microcell issued and outstanding at any time during the Offer Period pursuant to the warrant indenture among Microcell and Computershare Trust Company of Canada as trustee, dated as of May 1, 2003 and amended on November 20, 2003, entitling their holders to subscribe, until May 1, 2005, for Class A Shares or Class B Shares, as the case may be, at an exercise price of $19.91 per share, subject to adjustment as provided in such warrant indenture.

"Warrants 2008" means the warrants of Microcell issued and outstanding at any time during the Offer Period pursuant to the warrant indenture among Microcell and Computershare Trust Company of Canada as trustee, dated as of May 1, 2003 and amended on November 20, 2003, entitling their holders to subscribe, until May 1, 2008, for Class A Shares or Class B Shares, as the case may be, at an exercise price of $20.69 per share, subject to adjustment as provided in such warrant indenture.

"Warrant Offers" means the offers to purchase Warrants 2005 and Warrants 2008 made hereby, the terms and conditions of which are set forth in the Offers to Purchase and Circular and the Letter of Acceptance and Transmittal for the Warrants.

OFFERS TO PURCHASE

        The accompanying Circular, which is incorporated into and forms part of the Offers, contains important information that should be read carefully before making a decision with respect to the Offers.

September 30, 2004

TO: THE HOLDERS OF SHARES AND WARRANTS OF MICROCELL

1.     The Offers

        The Offeror hereby offers to purchase, upon the terms and subject to the conditions hereinafter specified, all of the issued and outstanding Shares, including any Shares which may become outstanding after the date of the Offers upon the exercise of outstanding options, warrants or other rights (other than the Rights) to purchase Shares, and Warrants, on the basis of $35.00 for each Class A Share, $35.00 for each Class B Share, $15.79 for each Warrant 2005 and $15.01 for each Warrant 2008, in each case, net to the seller in cash, without interest.

        Holders of Shares who have deposited Shares to the Offers will be deemed to have deposited the Rights associated with such Shares. No additional payment will be made for the Rights and no amount of the consideration to be paid by the Offeror will be allocated to the Rights.

        The Offers for the Securities are made only for the Securities. A holder of any options, warrants (other than Warrants 2005 or Warrants 2008) or other rights to acquire Shares (other than the Rights which will be deemed deposited with the Shares) who wishes to accept the Offers for the Shares must, to the extent permitted by the terms of such securities and applicable law, exercise such securities in order to obtain Shares and then deposit those Shares in accordance with the Offers for the Shares. Any such exercise must be sufficiently in advance of the Expiry Time to ensure that Shares will be available for deposit no later than the Expiry Time or in sufficient time to comply with the procedures referred to in Section 3 of the Offers to Purchase, "Manner of Acceptance — Procedure for Guaranteed Delivery".

        All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars.

        The accompanying Circular and Letters of Acceptance and Transmittal, which are incorporated into and form part of the Offers, contain important information that should be read carefully before making a decision with respect to the Offers.

2.     Time for Acceptance

        The Offers are open for acceptance until the Expiry Time, being 5:00 p.m., Toronto time, on November 5, 2004, unless the Offers are withdrawn or extended by the Offeror. The Expiry Time may be extended at the Offeror's sole discretion pursuant to Section 5 of the Offers to Purchase, "Extension and Variation of the Offers".

3.     Manner of Acceptance

Letters of Acceptance and Transmittal

        In order for a Securityholder to validly deposit Securities to the Offers:

  (a)
  a Letter of Acceptance and Transmittal (which for Shares is printed on blue paper and for Warrants is printed on orange paper) in the form accompanying the Offers to Purchase and Circular or a facsimile thereof, properly completed and duly executed as required by the instructions set out in the applicable Letter of Acceptance and Transmittal (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Acceptance and Transmittal), and any other documents required by the instructions set out in the applicable Letter of Acceptance and Transmittal, must be received by the Depositary, at any of the offices listed in the applicable Letter of Acceptance and Transmittal, together with either:

  (i)
  the certificate or certificates representing the Shares and/or Warrants in respect of which an Offer is being accepted; or

    (ii)
    confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Securities into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth below,

    in each case so as to be received no later than the Expiry Time; or

  (b)
  the depositing Securityholder must comply with the guaranteed delivery procedures described below.

        Securityholders wishing to accept an Offer must so indicate on the applicable Letter of Acceptance and Transmittal.

        The Offers will be deemed to be accepted only if the Depositary has actually received these documents no later than the Expiry Time. The signature on the applicable Letter of Acceptance and Transmittal must be guaranteed by an Eligible Institution or in some other manner acceptable to the Depositary (except that no guarantee is required for the signature of a depositing Securityholder which is an Eligible Institution) if it is signed by a Person other than the registered owner(s) of the Securities being deposited, or if the Securities not purchased are to be returned to a Person other than such registered owner(s) or sent to an address other than the address of the registered owner(s) as shown on the registers of Microcell, or if payment is to be issued in the name of a Person other than the registered owner(s) of the Securities being deposited. If a Letter of Acceptance and Transmittal is executed by a Person other than the registered holder of the Securities represented by the certificate(s) deposited therewith, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

        Unless waived by the Offeror, holders of Shares will be deemed to deposit one Right for each Share properly deposited. If the Separation Time occurs prior to the Expiry Time and Rights Certificates are distributed by the Company to holders of Shares prior to the time that a holder's Shares are deposited pursuant to the Offers for the Shares, in order for the Shares to be validly deposited, Rights Certificates representing Rights equal in number to the number of Shares deposited must be delivered to the Depositary. If the Separation Time occurs prior to the Expiry Time and Rights Certificates are not distributed by the time that a holder of Shares deposits its Shares pursuant to the Offers for the Shares, the holder of Shares may deposit its Rights before receiving Rights Certificates by using the guaranteed delivery procedure described below. In any case, a deposit of Shares constitutes an agreement by the depositing holder of Shares to deliver Rights Certificates representing Rights equal in number to the number of Shares deposited pursuant to the Offers for the Shares to the Depositary within three business days after the date, if any, that Rights Certificates are distributed. The Offeror reserves the right to require, if the Separation Time occurs before the Expiry Time, that the Depositary receive, prior to taking up the Shares for payment pursuant to the Offers for the Shares, Rights Certificate(s) from a holder of Shares representing Rights equal in number to the Shares deposited by such holder.

Book-entry Transfer

        The Depositary will establish separate accounts with respect to the Class A Shares, Class B Shares, Warrants 2005 and Warrants 2008 at the Book-Entry Transfer Facility for purposes of the Offers within three business days after the date of the Offers and, if the Separation Time has occurred prior to the Expiry Time and Rights Certificates have been distributed to holders of Shares prior to the Expiry Time, with respect to the Rights. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Securities by causing the Book-Entry Transfer Facility to transfer such Securities into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Securities may be effected through book-entry transfer at the Book-Entry Transfer Facility, either a Letter of Acceptance and Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of a Letter of Acceptance and Transmittal, and any other required documents, must, in any case, be received by the Depositary, at one of its addresses listed in the Letter of Acceptance and Transmittal, no later than the Expiry Time, or the depositing Securityholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Procedure for Guaranteed Delivery

        If a holder of Securities wishes to deposit such Securities pursuant to the Offers and certificates for such Securities are not immediately available, the holder cannot complete the procedure for book-entry transfer on a timely basis, or the holder cannot deliver all other required documents to the Depositary no later than the Expiry Time, those Securities may nevertheless be deposited under the Offers provided that all of the following conditions are met:

  (a)
  the deposit is made by or through an Eligible Institution;

  (b)
  a Notice of Guaranteed Delivery (which for Shares and Rights is printed on green paper and for Warrants is printed on yellow paper) in the form accompanying the Offers to Purchase and Circular or a facsimile thereof, properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary, at the applicable address set out in the Notice of Guaranteed Delivery, no later than the Expiry Time;

  (c)
  the certificate(s) representing the deposited Shares or Warrants and, if the Separation Time has occurred prior to the Expiry Time and Rights Certificates have been distributed to holders of Shares prior to the Expiry Time, the certificate(s) representing the deposited Rights, each in proper form for transfer or a Book-Entry Confirmation with respect to the deposited Shares, Warrants or Rights, together with a Letter of Acceptance and Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer of Shares, Warrants or Rights, an Agent's Message), covering the deposited Shares, Warrants or Rights and all other documents required by the applicable Letter of Acceptance and Transmittal, are received by the Depositary at the applicable address specified in the applicable Notice of Guaranteed Delivery no later than 5:00 p.m., Toronto time, on the third trading day on the TSX after the Expiry Time; and

  (d)
  in the case of Rights where the Separation Time has occurred prior to the Expiry Time but Rights Certificates have not been distributed to holders of Shares prior to the Expiry Time, the certificate(s) representing the deposited Rights, in proper form for transfer or a Book-Entry Confirmation with respect to all deposited Rights, together with a Letter of Acceptance and Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer of Rights, an Agent's Message), covering the deposited Rights and all other documents required by the Letter of Acceptance and Transmittal, are received by the Depositary at the applicable address specified in the Notice of Guaranteed Delivery no later than 5:00 p.m., Toronto time, on the third business day after Rights Certificates are distributed to holders of Shares.

        The Notices of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Depositary at the applicable addresses set out in the Notices of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set out in the Notices of Guaranteed Delivery. Delivery of the applicable Notice of Guaranteed Delivery and Letter of Acceptance and Transmittal and accompanying Share certificates, Rights Certificates or Warrant certificates to any office other than such offices of the Depositary does not constitute delivery for purposes of satisfying a guaranteed delivery.

General

        In all cases, payment for Shares or Warrants deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of (i) the certificates representing the Shares or Warrants or book-entry transfer of Securities into the appropriate account, (ii) a Letter of Acceptance and Transmittal (or a facsimile thereof), properly completed and duly executed, covering those Shares or Warrants with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Acceptance and Transmittal, or an Agent's Message in connection with a book-entry transfer of Securities, and (iii) any other required documents.

        The method of delivery of certificates representing Shares, Warrants or Rights, the Letter of Acceptance and Transmittal and all other required documents is at the option and risk of the Person depositing the same. The Offeror recommends that all such documents be delivered by hand to the Depositary and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

        Holders of Shares or Warrants whose Shares or Warrants are registered in the name of a nominee should contact their broker, dealer, bank, trust company or other nominee if they wish to accept an Offer.

        All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Securities deposited pursuant to the Offers will be determined by the Offeror in its sole judgement. Depositing Securityholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in the deposit of any Securities. There shall be no duty or obligation on the Offeror, the Dealer Managers, any Soliciting Dealer, the Depositary or any other Person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of the Offers to Purchase and Circular, the Letters of Acceptance and Transmittal and the Notices of Guaranteed Delivery will be final and binding.

        Depositing Securityholders will not be obligated to pay any brokerage fee or commission or, except as otherwise provided in the Letters of Acceptance and Transmittal, stock transfer taxes with respect to the purchase of Securities by the Offeror pursuant to the Offers, if they accept the Offers by depositing their Securities directly with the Depositary or by utilizing the services of any member of the Soliciting Dealer Group to accept the Offers. If a depositing Securityholder owns Securities through a broker or other nominee and such broker or nominee deposits Securities on the Securityholder's behalf, the broker or nominee may charge a fee for performing this service. The Offeror will pay all stock transfer taxes with respect to the transfer and sale of Securities pursuant to the Offers, except if payment of the purchase price is to be made to, or if certificates for Securities not deposited or not accepted for payment are to be registered in the name of, any person other than the registered holder(s), or if deposited certificates for Securities are registered in the name of any person other than the person(s) signing the Letter of Acceptance and Transmittal, the amount of any stock transfer taxes payable on account of the transfer to such other person will be deducted from the purchase price of such Securities purchased unless evidence satisfactory to the Offeror of the payment of such taxes, or exemption therefrom, is submitted.

Power of Attorney

        The execution of a Letter of Acceptance and Transmittal, or an Agent's Message in connection with a book-entry transfer of Securities, irrevocably appoints each officer of the Depositary and each officer of the Offeror and any other Person designated by the Offeror in writing as the true and lawful agents, attorneys and attorneys-in-fact and proxies of the holder of the Shares or Warrants covered by such Letter of Acceptance and Transmittal, or on whose behalf an Agent's Message is sent, with respect to Shares or Warrants registered in the name of the holder on the books of Microcell and deposited pursuant to the Offers and purchased by the Offeror (the "Purchased Securities"), and with respect to any and all dividends (other than certain cash dividends), distributions, payments, securities, rights (including Rights), warrants, assets or other interests (collectively, "Other Securities"), which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Securities on or after the date of the Offers, except as otherwise indicated in Section 10 of the Offers to Purchase, "Changes in Capitalization; Dividends and Distributions; Liens".

        The power of attorney granted irrevocably upon execution of a Letter of Acceptance and Transmittal, or an Agent's Message in connection with a book-entry transfer of Securities, shall be effective on and after the Effective Date with full power of substitution and resubstitution in the name of and on behalf of such holder of Purchased Securities (such power of attorney, coupled with an interest, being irrevocable) to: (i) transfer ownership of the Purchased Securities on the account books maintained by the Book-Entry Transfer Facility, together, in any such case, with all accompanying evidence of transfer and authenticity, to or upon the order of the Offeror; (ii) register or record the transfer of Purchased Securities and Other Securities on the registers of Microcell; (iii) execute and deliver, as and when requested by the Offeror, any instruments of proxy, authorization or consent in form and on terms satisfactory to the Offeror in respect of such Purchased Securities and Other Securities, revoke any such instrument, authorization or consent or designate in such instrument, authorization or consent any Person or Persons as the proxy of such holder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise or any adjournment thereof) of holders of relevant securities of the Company; (iv) execute and negotiate any cheques or other instruments representing any Other Securities payable to the holder of such

Purchased Securities; and (v) exercise any rights of a holder of Purchased Securities and Other Securities with respect to such Purchased Securities and Other Securities, all as set forth in the Letter of Acceptance and Transmittal.

        A holder of Shares or Warrants who executes a Letter of Acceptance and Transmittal, or on whose behalf an Agent's Message is sent, also agrees, effective on and after the Effective Date, not to vote any of the Purchased Securities or Other Securities at any meeting (whether annual, special or otherwise or any adjournment thereof) of holders of Shares or Warrants or holders of Other Securities and not to exercise any or all of the other rights or privileges attached to the Purchased Securities or Other Securities and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to the Offeror, in respect of all or any of the Purchased Securities or Other Securities, and to designate in such instruments of proxy the Person or Persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Securities or Other Securities. Upon such appointment, all prior proxies given by the holder of such Purchased Securities or Other Securities with respect thereto shall be revoked and no subsequent proxies may be given by such Person with respect thereto.

Further Assurances

        A holder of Shares or Warrants accepting an Offer covenants under the terms of the applicable Letter of Acceptance and Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities or Other Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

Depositing Securityholders' Representations and Warranties

        The acceptance of an Offer pursuant to the procedures set forth above constitutes an agreement between a depositing holder of Shares or Warrants and the Offeror in accordance with the terms and conditions of the applicable Offer. This agreement includes a representation and warranty by the depositing holder of Shares or Warrants that: (i) the person signing the Letter of Acceptance and Transmittal or submitting the Agent's Message, as applicable, has full power and authority to deposit, sell, assign and transfer the deposited Securities and any Other Securities being deposited; (ii) the person signing the Letter of Acceptance and Transmittal or submitting the Agent's Message, as applicable, or the Person on whose behalf the deposited Securities (and Other Securities) are being deposited owns (including, without limitation, within the meaning of Rule 14e-4 under the Exchange Act) the deposited Securities that are being deposited (and any Other Securities); (iii) the deposited Securities and Other Securities have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the deposited Securities and Other Securities, to any other Person; (iv) the deposit of the deposited Securities and Other Securities complies with applicable laws (including with Rule 14e-4 under the Exchange Act); and (v) when the deposited Securities and Other Securities are taken up and paid for by the Offeror, the Offeror will acquire good title thereof, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.     Conditions of the Offers

Conditions of the Class A Offer

        Notwithstanding any other provision of the Offers and subject to applicable law, the Offeror shall have the right to withdraw the Class A Offer and not take up and pay for, or extend the period of time during which the Class A Offer is open for acceptance and postpone taking up and paying for, any Class A Shares deposited under the Class A Offer unless each of the following conditions is satisfied or waived by the Offeror prior to the Expiry Time:

  (a)
  there shall have been validly deposited and not withdrawn, at the expiry of the Offers:

  (i)
  such number of Class A Shares which represents at least 66 2/3% of the Class A Shares outstanding;

  (ii)
  such number of Class B Shares which represents at least 66 2/3% of the Class B Shares on a partially-diluted basis; and

  (iii)
  such number of Securities which represents at least 66 2/3% of the Shares on a fully-diluted basis;

  (b)
  Competition Act Clearance and the approval by the Minister of Industry of the change of control of Microcell and its Subsidiaries in respect of the spectrum licenses held by Microcell and/or its Subsidiaries shall have been obtained or concluded, or in the case of waiting or suspensory periods, expired or been terminated or waived, each on terms and conditions satisfactory to the Offeror, acting reasonably;

  (c)
  no act, action, suit or proceeding shall have been taken before or by any domestic or foreign court or tribunal or governmental agency or department or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including any individual, corporation, firm, group or other entity) in Canada or elsewhere which has a Material Adverse Effect;

  (d)
  there shall not exist any prohibition at law, including a cease trade order, injunction or other prohibition or order at law or under applicable legislation, against the Offeror making or maintaining the Offers or taking up and paying for Securities deposited under the Offers or completing a Compulsory Acquisition or any Subsequent Acquisition Transaction;

  (e)
  there shall not have occurred (or if there shall have occurred prior to the commencement of the Offers, there shall not have been generally disclosed or disclosed as part of the Data Room Information or the Offeror shall not otherwise be aware of) any change having a Material Adverse Effect;

  (f)
  the Company shall not have breached any of its covenants or other agreements set out in the Support Agreement or where such breach occurred, it shall have been cured within 15 days after written notice of such breach was given to the Company by the Offeror (See Section 5 of the Circular, "Arrangements with Microcell — Representations, Warranties and Covenants of Microcell");

  (g)
  all of the representations and warranties of the Company made in or under the Support Agreement shall be true and correct (for representations or warranties qualified as to materiality, true and correct in all respects, and for all other representations and warranties, true and correct in all material respects) as of the Effective Date and with the same effect as if made at and as of the Effective Date (except to the extent such representations and warranties speak solely of an earlier date, in which event such representations and warranties shall have been true and correct as of such earlier date, and except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by the Support Agreement) and the Offeror shall have received a certificate to that effect of the Company signed by the chief executive and chief financial officers on its behalf without personal liability, dated as of the Effective Date (See Section 5 of the Circular, "Arrangements with Microcell — Representations, Warranties and Covenants of Microcell"); and

  (h)
  there shall have not occurred and be continuing a material adverse change or disruption in the financial, banking or capital markets generally that prevents or makes impractical the funding of the Offeror's credit facilities for the financing of the Offers from parties dealing at arms' length with the Offeror.

        The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to such assertion, including any action or inaction by the Offeror, or, subject to the terms of the Support Agreement, may be waived by the Offeror in whole or in part, at any time and from time to time, prior to the Expiry Time without prejudice to any other rights which the Offeror may have. See Section 5 of the Circular, "Arrangements with Microcell". Each of the foregoing conditions is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. The failure by the Offeror at any time prior to the Expiry Time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted by the Offeror at any time and from time to time prior to the Expiry Time. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.

Conditions of the Class B Offer and the Warrant Offers

        Notwithstanding any other provision of the Offers and subject to applicable law, the Offeror has the right to withdraw any of the Class B Offer and the Warrant Offers and not take up and pay for, or extend the period of time during which the Class B Offer and the Warrant Offers are open for acceptance and postpone taking up and paying for, any Class B Shares or Warrants deposited under the Class B Offer and the Warrant Offers, unless, at the Expiry Time, Class A Shares have previously been purchased pursuant to the Class A Offer or are then being purchased under the Class A Offer.

        The foregoing condition to the Class B Offer and Warrant Offers is for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to such assertion, including any action or inaction by the Offeror, or, subject to the terms of the Support Agreement, may be waived by the Offeror at any time and from time to time, prior to the Expiry Time, without prejudice to any other rights which the Offeror may have. See Section 5 of the Circular, "Arrangements with Microcell". The failure by the Offeror at any time prior to the Expiry Time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted by the Offeror at any time and from time to time prior to the Expiry Time. Any determination by the Offeror concerning any event or other matter described in the foregoing condition will be final and binding upon all parties.

General

        Any waiver of a condition in respect of one or more Offers or the withdrawal of one or more Offers shall be effective upon written notice, or other communication confirmed in writing by the Offeror to that effect, to the Depositary at its principal office in Toronto, Ontario, Canada. Forthwith after giving any such notice, the Offeror will make a public announcement of such waiver or withdrawal, cause the Depositary, if required by law, as soon as practicable thereafter to notify the Securityholders in the manner set forth in Section 11 of the Offers to Purchase, "Notices and Delivery", and provide a copy of the aforementioned public announcement to the TSX. If one or more Offers are withdrawn, the Offeror shall not be obligated to take up or pay for any Shares or Warrants deposited under the applicable Offer(s), and the Depositary will promptly return all certificates representing deposited Shares or Warrants, Letters of Acceptance and Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited at the Offeror's expense. See Section 8 of the Offers to Purchase, "Return of Deposited Securities".

5.     Extension and Variation of the Offers

        The Offers are open for acceptance until the Expiry Time unless the Offers are withdrawn by the Offeror.

        Subject as hereinafter described, the Offeror expressly reserves the right, in its sole judgement, at any time and from time to time during the Offer Period or at any other time if permitted by applicable law, to extend the Offer Period for an Offer or to vary any of the Offers by giving written notice, or other communication confirmed in writing, of such extension or variation to the Depositary at its principal office in Toronto, Ontario, Canada, and by causing the Depositary as soon as practicable thereafter to communicate such notice to all holders of Shares and/or Warrants that have not been taken up prior to the extension or variation in the manner set forth in Section 11 of the Offers to Purchase, "Notices and Delivery". The Offeror will, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation, such announcement in the case of an extension to be disseminated no later than 9:00 a.m., Toronto time, on the next business day after the previously scheduled Expiry Time, and will provide a copy of the notice to the TSX. Any notice of extension or variation will be deemed to have been given and be effective at the time on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada. Notwithstanding the foregoing, but subject to applicable law, an Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, except those waived by the Offeror, have been fulfilled or complied with, unless the Offeror first takes up all Shares or Warrants validly deposited under such Offer and not withdrawn.

        Where the terms of an Offer are varied (other than a variation consisting solely of a waiver of condition of the Offer), the Offer Period for the Offer will not expire before ten days after the notice of such variation has been delivered to the applicable Securityholders unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian courts or applicable securities regulatory authorities. Notwithstanding the foregoing, if the Offeror makes a material change in the terms of an Offer or the information concerning an Offer, or if it waives a material condition of an Offer, the Offeror will disseminate additional offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. Under the Exchange Act, the minimum period during which an offer must remain open following material changes in the terms of such offer, other than a change in consideration offered, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. Generally, in the SEC's view, an offer should remain open for a minimum of five U.S. business days from the date the material change is first published, sent or given to securityholders and, if material changes are made with respect to information that approaches the significance of consideration offered, percentage of securities sought or a dealer's soliciting fee, a minimum of ten U.S. business days is required to allow for adequate dissemination of information to securityholders and investor response. Accordingly, if prior to the Expiry Time the Offeror decreases the number of any class or series of Securities being sought, increases or decreases the consideration offered pursuant to an Offer or increases or decreases a dealer's soliciting fee, and if such Offer is scheduled to expire at any time earlier than the tenth U.S. business day from the date that notice of such increase or decrease is first published, sent or given to Securityholders, such Offer will be extended at least until the expiration of such tenth U.S. business day. The requirement to extend the Offers will not apply to the extent that the number of U.S. business days remaining between the occurrence of the change and the then-scheduled Expiry Time equals or exceeds the minimum extension period that would be required because of such amendment.

        If at any time before the Expiry Time, or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offers, a change occurs in the information contained in the Offers to Purchase and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a holder of Shares or Warrants to accept or reject an Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, Ontario, Canada, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offers to Purchase, "Notices and Delivery" to all holders of Shares or Warrants whose Shares or Warrants have not been taken up pursuant to the Offer at the date of the occurrence of the change, if required by applicable law. The Offeror will as soon as practicable after giving notice of a change in information to the Depositary make a public announcement of the change in information and provide a copy of the public announcement to the TSX. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada.

        If, prior to the Expiry Time, the Offeror should increase the offer consideration in its sole discretion, such increase will be applicable to all Securityholders whose Securities are accepted for payment pursuant to the Offers, whether or not such Securities were deposited prior to the amendment or the increase in consideration.

        During any such extension or in the event of any such variation or change in information, all Shares or Warrants deposited and not taken up or withdrawn will remain subject to the Offers and may be taken up by the Offeror in accordance with the terms of the Offers, subject to Section 6 of the Offers to Purchase, "Withdrawal of Deposited Securities". An extension of the Offer Period for an Offer, a variation of an Offer or a change to information does not constitute a waiver by the Offeror of its rights under Section 4 of the Offers to Purchase, "Conditions of the Offers".

Subsequent Offering Period

        Pursuant to Rule 14d-11 under the Exchange Act, the Offeror, subject to the conditions listed below, may elect to make available a subsequent offering period by extending one or more of the Offers on one occasion for a period of at least three U.S. business days and not to exceed 20 U.S. business days (the "Subsequent Offering Period") following the Expiry Time. Pursuant to such rule, the Offeror may include a Subsequent Offering Period with respect to one or more of the Offers so long as:

  •
  such Offer was open for at least 20 U.S. business days and has expired;

  •
  such Offer was for all outstanding Shares or Warrants of the classes or series that are the subject of such Offer;

  •
  the Offeror immediately takes up and promptly pays for all Shares or Warrants deposited during such Offer;

  •
  the Offeror announces the results of such Offer, including the approximate number and percentage of Shares or Warrants deposited, no later than 9:00 a.m., Toronto time, on the next U.S. business day after the Expiry Time and immediately begins the Subsequent Offering Period;

  •
  the Offeror immediately takes up and promptly pays for Shares or Warrants as they are deposited during the Subsequent Offering Period with respect to such Offer; and

  •
  the Offeror pays the same form and amount of consideration for all Shares or Warrants deposited during the Subsequent Offering Period with respect to such Offer.

        A Subsequent Offering Period, if one is included, does not constitute an extension of the applicable Offer for purposes of the Exchange Act, although it may constitute an extension of the applicable Offer under Canadian securities laws. For purposes of the Exchange Act, a Subsequent Offering Period is an additional period of time beginning on the day after the Expiry Time during which Securityholders may deposit Shares or Warrants not deposited during such Offer. For purposes of applicable Canadian securities laws, a Subsequent Offering Period is an additional period of time by which the applicable Offer is extended, following the satisfaction or waiver of all conditions of such Offer and the take-up of all Shares or Warrants then deposited under such Offer, and during which period Securityholders may deposit Shares or Warrants not deposited prior to the commencement of the Subsequent Offering Period with respect to such Offer. The Offeror does not currently intend to include a Subsequent Offering Period with respect to any of the Offers, although it reserves the right to do so in its sole discretion. If the Offeror elects to include a Subsequent Offering Period with respect to an Offer, for purposes of applicable United States federal securities laws, it will include a statement of its intention to do so in the press release announcing the results of such Offer disseminated no later than 9:00 a.m., Toronto time, on the next business day after the previously scheduled Expiry Time. For purposes of applicable Canadian securities laws, the Offeror will provide a written notice of extension of such Offer with respect to the implementation of the Subsequent Offering Period, including the period during which such Offer will be open for acceptance, to the Depositary and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offers to Purchase, "Notices and Delivery" to all holders of Shares or Warrants that have not been taken up pursuant to the applicable Offer at the date of the extension. The same form and amount of consideration will be paid to holders depositing Shares or Warrants during the Subsequent Offering Period, if one is included, as would have been paid prior to the commencement of such period. Notwithstanding the provisions of United States federal securities laws relating to subsequent offering periods, the Offeror will permit withdrawal of deposited Shares or Warrants during any Subsequent Offering Period, if there is one, at any time prior to such Shares or Warrants being purchased by the Offeror under an Offer. Subject to the following sentence, the Expiry Time with respect to a subsequent Offer shall be 9:00 p.m., Toronto time, on the last day of the Subsequent Offering Period, unless determined otherwise pursuant to the provisions of this Section 5. The foregoing sentence will not limit the requirement that the conditions to the Offers set forth in Section 4 of the Offers to Purchase, "Conditions of the Offers", be satisfied or waived prior to the initial Expiry Time, which will be before the commencement of the Subsequent Offering Period. If the consideration being offered for the Shares or Warrants under an Offer is increased, the increased consideration will be paid to all depositing holders of Shares or Warrants whose Shares or Warrants are taken up under the Offer without regard to when such Shares or Warrants are taken up under the Offer by the Offeror.

        Under applicable Canadian securities laws, a Subsequent Offering Period must be open for at least ten calendar days from the date of notice of extension referred to above. As a result, to comply with the applicable laws of Canada and the Exchange Act, if the Offeror elects to make a Subsequent Offering Period available with respect to an Offer, the Subsequent Offering Period will be open for at least ten calendar days from the date of notice of extension and will not exceed 20 U.S. business days from the Expiry Time. The Offeror will promptly take up and pay for all Shares or Warrants validly deposited during the Subsequent Offering Period with respect to an Offer.

6.     Withdrawal of Deposited Securities

        Except as otherwise stated in this Section 6 and subject to applicable law, all deposits of Shares and Warrants pursuant to the Offers are irrevocable. Any Shares or Warrants deposited in acceptance of these Offers may be withdrawn by or on behalf of the depositing holder of Shares or Warrants:

  (a)
  at any time when the Securities have not been taken up by the Offeror;

  (b)
  at any time before the expiration of ten days from the date of a notice of change or variation to one or more of the Offers; provided, however, that this right of withdrawal will not apply (i) where the Securities have been taken up by the Offeror at the date of such notice, (ii) where a variation of the terms of one or more of the Offers consists solely of an increase in the consideration offered for the Securities and the period during which Securities may be deposited pursuant to the Offer(s) is not extended for more than ten days, or (iii) where a variation of the terms of one or more of the Offers consists solely of the waiver of a condition to such Offer(s);

  (c)
  if the Securities have not been paid for by the Offeror within three business days after having been taken up; or

  (d)
  as required by the Exchange Act, at any time after November 28, 2004, provided that the Shares or Warrants have not been accepted for payment by the Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Shares or Warrants.

        Withdrawals of Securities deposited under the Offers must be effected by notice of withdrawal made by or on behalf of the depositing holder of Shares or Warrants, as the case may be, by whom or on whose behalf such Shares or Warrants were deposited, and such notice must be actually received by the Depositary at the place of deposit of the applicable Shares or Warrants within the time limits indicated above. A notice of withdrawal must: (i) be made by a method, including facsimile transmission, that provides the Depositary with a written or printed copy; (ii) be signed by the person who signed the Letter of Acceptance and Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Shares or Warrants which are to be withdrawn; and (iii) specify such person's name, the number of Shares or Warrants to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Shares or Warrants to be withdrawn. If Securities have been deposited pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offers to Purchase, "Manner and Acceptance — Book-entry Transfer", such notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Securities. The withdrawal will take effect upon receipt by the Depositary of the properly completed notice of withdrawal. For the purpose of obtaining physical possession of the deposited Share or Warrant certificates so withdrawn, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Acceptance and Transmittal (as described in the instructions set out in such letter), except in the case of Shares or Warrants deposited for the account of an Eligible Institution.

        Withdrawals may not be rescinded and any Securities withdrawn will thereafter be deemed to be not validly deposited for purposes of the Offers. However, withdrawn Securities may be redeposited no later than the Expiry Time by again following one of the procedures described in Section 3 of the Offers to Purchase, "Manner of Acceptance". Once the Offeror takes up the deposited Securities for payment upon the expiration of the Offers (including the expiration of any extension thereof), Securityholders will no longer be able to withdraw them, except in accordance with applicable law.

        The ability of the Offeror to delay the payment for Securities that the Offeror has taken up is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a Subsequent Offering Period and pays for the securities deposited during the subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. The Depositary, on behalf of the Offeror, is bound by Rule 14e-1(c) under the Exchange Act in retaining Securities under these circumstances.

        Under the Support Agreement, the Offeror is also required to take up and pay for the Securities deposited under the Offers within two business days of the first date on which the Offeror is permitted to do so under applicable securities laws.

        Notwithstanding the provisions of United States federal securities laws relating to subsequent offering periods, the Offeror will permit withdrawal of deposited Securities during any Subsequent Offering Period, if there is one, at any time prior to such Securities being purchased by the Offeror.

        In addition to the foregoing rights of withdrawal, Securityholders in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See Section 22 of the Circular, "Offerees' Statutory Rights".

        All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding. None of the Offeror, the Depositary, the Dealer Managers, a Soliciting Dealer, the Information Agent or any other Person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

7.     Take Up of and Payment for Deposited Securities

        Upon the terms and subject to the conditions of the Offers (including, if the Offers are extended or amended, the terms and conditions of any such extension or amendment), the Offeror will take up Securities validly deposited under the Offers and not withdrawn prior to the Expiry Time pursuant to Section 6 of the Offers to Purchase, "Withdrawal of Deposited Securities", promptly following the Expiry Time and, after such take up, will promptly pay for the Securities taken up pursuant to applicable law. The Offeror will promptly take up and pay for all Securities validly deposited under the Offers and not withdrawn during any Subsequent Offering Period.

        For purposes of the Offers, the Offeror will be deemed to have taken up and accepted for payment Securities validly deposited under the Offers and not withdrawn as, if and when the Offeror gives written notice or other communication confirmed in writing to the Depositary to that effect at its principal office in Toronto, Ontario, Canada.

        Subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that the Offeror pay the consideration offered or return the applicable Securities deposited by or on behalf of Securityholders promptly after the termination of one or more of the Offers or withdrawal of the applicable Securities, the Offeror expressly reserves the right, in its sole discretion, to delay or otherwise refrain from taking up and paying for any Shares or Warrants or to terminate one or more Offers and not take up or pay for any Shares or Warrants if any condition specified in Section 4 of the Offers to Purchase, "Conditions of the Offers", in respect of such Offer is not satisfied or waived by the Offeror, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario, Canada. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offers, to delay taking up and paying for any Shares or Warrants deposited under the Offers in order to comply, in whole or in part, with any applicable governmental regulatory approvals or clearances. See Section 4 of the Offers to Purchase, "Conditions of the Offers", and Section 17 of the Circular, "Regulatory Matters". If, for any reason whatsoever, the take-up of any Securities deposited pursuant to the Offers is delayed, or the Offeror is unable to take up Securities deposited pursuant to the Offers, then, without prejudice to the Offeror's other rights under the Offers, the Depositary may, nevertheless, on behalf of the Offeror, retain the deposited Securities, except to the extent that the depositing Securityholders exercise withdrawal rights as described in Section 6 of the Offers to Purchase, "Withdrawal of Deposited Securities". The Offeror will not, however, take up and pay for any Shares or Warrants deposited under an Offer unless it simultaneously takes up and pays for all Shares or Warrants then validly deposited under such Offer and not withdrawn.

        The Offeror will pay for Securities validly deposited under the Offers and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Securityholders. The Depositary will act as the agent of Persons who have deposited Securities in acceptance of the Offers for the purposes of receiving payment from the Offeror and transmitting payment to such Persons, and receipt of payment by the Depositary shall be deemed to constitute receipt thereof by Persons depositing Securities. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to Persons depositing Securities on the purchase price of Securities purchased by the Offeror, regardless of any delay in making such payment.

        Settlement with each Securityholder who has validly deposited Securities and not withdrawn Securities under the Offers will be made by the Depositary forwarding a cheque payable in Canadian funds to each such Securityholder representing the cash payment for such Securities to which such Securityholder is entitled, unless the payment to be made is greater than $25 million in which case the payment will be made by electronic funds transfer. Unless otherwise directed in the Letter of Acceptance and Transmittal, the cheque will be issued in the name of the registered holder of deposited Securities. Unless the Person depositing Securities instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Acceptance and Transmittal, the cheque will be forwarded by first class mail to such Person at the address specified in the Letter of Acceptance and Transmittal. If no address is specified, cheques will be forwarded to the address of the holder as shown on the Share register or Warrant register maintained by or on behalf of the Company. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

8.     Return of Deposited Securities

        If, for any reason, any deposited Securities are not taken up and paid for pursuant to the terms and conditions of the Offers or if certificates are submitted for more Shares or Warrants than are deposited, certificates for Shares or Warrants that are not purchased will be returned or, in the case of Shares or Warrants delivered pursuant to the book-entry transfer procedures set forth in Section 3 of the Offers to Purchase, "Manner of Acceptance", such Shares or Warrants will be credited to an account maintained within the Book-Entry Transfer Facility, without expense to the depositing holder of Shares or Warrants, promptly following the Expiry Time or withdrawal and early termination of the relevant Offer. Unless otherwise directed in the Letter of Acceptance and Transmittal, certificates representing unpurchased Shares or Warrants will be forwarded to the address of the registered owner as shown on the Share register or Warrant register maintained by or on behalf of Microcell.

9.     Mail Service Interruption

        Notwithstanding the provisions of the Offers to Purchase and Circular, the Letters of Acceptance and Transmittal or the Notices of Guaranteed Delivery, cheques, Share and Warrant certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques, Share and Warrant certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificates for Shares and Warrants were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror will provide notice of any determination not to mail under this Section 9 as soon as reasonably practicable after the making of such determination and in accordance with Section 11 of the Offers to Purchase, "Notices and Delivery". Notwithstanding Section 7 of the Offers to Purchase, "Take Up of and Payment for Deposited Securities", cheques, certificates or other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been mailed on the first day upon which they are available for delivery to the depositing holder of Shares or Warrants at the appropriate office of the Depositary.

10.   Changes in Capitalization; Dividends and Distributions; Liens

        If, on or after the date of the Offers, the Company should divide, combine, reclassify, consolidate, convert or otherwise change any of the Securities or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of the Offers to Purchase, "Conditions of the Offers", make such adjustments as it deems appropriate to reflect such division, combination, reclassification, consolidation, conversion or other change in the purchase price or other terms of the Offers (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor).

        Securities acquired pursuant to the Offers must be transferred by the holder of Shares or Warrants and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, security interests, claims and equities or rights of others of any nature or kind whatsoever and together with all rights and benefits arising therefrom, including (subject to the payment of dividends as described below) the right to all: (i) Other Securities which may be declared, paid, issued, accrued, distributed, made or transferred on or after the date of the Offers on in respect of the Shares or Warrants; and (ii) Rights, whether or not separated from the Shares.

        If, on or after the date of the Offers, the Company should declare or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any class of Shares or series of Warrants, that is payable or distributable to the holders of such class of Shares or series of Warrants on a record date that precedes the date of transfer of such Shares or Warrants into the name of the Offeror or its nominees or transferees on the Share register or Warrant register maintained by or on behalf of the Company in respect of Shares or Warrants accepted for purchase pursuant to one or more of the Offers, then, without prejudice to the Offeror's rights under Section 4 of the Offers to Purchase, "Conditions of the Offers": (a) in the case of cash dividends, distributions or payments, the amount of the dividends, distributions or payments shall be received and held by the depositing Securityholders for the account of the Offeror until the Offeror pays for such Shares or Warrants, and to the extent that such dividends, distributions or payments do not exceed the cash purchase price per Share or Warrant payable by the Offeror pursuant to the Offers, the cash purchase price per Share or Warrant, as the case may be, pursuant to the Offers will be reduced by the amount of any such dividend, distribution or payment; (b) in the case of non-cash dividends, distributions, payments, rights or other interests, the whole of any such non-cash dividend, distribution, payment, right or other interest shall be received and held by the depositing Securityholders for the account of the Offeror and must be promptly remitted and transferred by the depositing Securityholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer; and (c) in the case of any cash dividends, distributions or payments in an amount that exceeds the cash purchase price per Share or Warrant, as the case may be, the whole of any such cash dividend, distribution or payment shall be received and held by the depositing Securityholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Securityholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. In the event of any reduction in the amount paid per Share or Warrant under the Offers resulting from a cash dividend, distribution or payment as described above, the Offers will be extended, if necessary, in accordance with Section 5 of the Offers to Purchase, "Extension and Variation of the Offers" such that not less than ten business days remain before the Offers expire.

        Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such dividend, distribution, payment, right or other interest and may withhold the entire purchase price payable by the Offeror pursuant to the Offers or deduct from the purchase price payable by the Offeror pursuant to the Offers the amount or value of the dividend, distribution, payment, right or other interest, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed under "Material Canadian Federal Income Tax Considerations" or "Material United States Federal Income Tax Considerations" in Sections 18 and 19 of the Circular, respectively.

11.   Notices and Delivery

        Except as otherwise provided in the Offers, any notice to be given by the Offeror or the Depositary pursuant to the Offers will be deemed to have been properly given if it is in writing and is mailed by first class mail to Securityholders at their respective addresses as shown on the Share register and Warrant register maintained by or on behalf of the Company in respect of the Shares and Warrants and will be deemed to have been received on the first business day following the date of mailing. For this purpose, "business day" means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Securityholders and notwithstanding any interruption of, or delay in, mail services in Canada or in the United States following mailing. In the event of any interruption of or delay in mail service in Canada or the United States following mailing, the Offeror intends to make reasonable efforts to disseminate notice by other means, such as publication. Except as otherwise required or permitted by law, in the event of any interruption of or delay in mail services following mailing, or if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under the Offers will be deemed to have been properly given and to have been received by Securityholders if a summary of the material facts thereof (i) is given to the TSX for dissemination through its facilities, (ii) is published once in the National Edition of The Globe and Mail or The National Post, together with La Presse, or (iii) is given to the Dow Jones News Wire Service.

        The Offers to Purchase and Circular (together with the Letters of Acceptance and Transmittal and Notices of Guaranteed Delivery) will be mailed to Securityholders or made in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar Persons whose names, or the names of whose nominees, appear on the Securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmission to beneficial owners of Securities when such list or listing is received.

        Whenever the Offers call for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letters of Acceptance and Transmittal or Notices of Guaranteed Delivery, as applicable. Whenever the Offers call for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address listed in the Letters of Acceptance and Transmittal or Notices of Guaranteed Delivery, as applicable.

12.   Market Purchases

        None of the Offeror or its affiliates will bid for or make purchases of Securities during the currency of the Offers other than Securities deposited to the Offers or other than as described in the next following paragraph.

        Subject to compliance with applicable securities laws, the Offeror reserves the right to make or enter into an arrangement, commitment or understanding prior to the Expiry Time to sell after the Expiry Time any Securities taken up and paid for under the Offers although the Offeror has no current intention to do so.

13.   Other Terms of the Offers

        The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its entities, the right to purchase all or any portion of the Securities deposited pursuant to the Offers, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offers and will in no way prejudice the rights of Persons depositing Securities to receive prompt payment for Securities validly deposited and taken up pursuant to the Offers.

        No broker, dealer or other Person (including the Dealer Managers, any member of the Soliciting Dealer Group, the Information Agent or the Depositary) has been authorized to give any information or to make any representation or warranty on behalf of the Offeror or any of its affiliates in connection with the Offers other than as contained in the Offers to Purchase and Circular and the Letters of Acceptance and Transmittal, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, dealer or other Person shall be deemed to be the agent of the Offeror or any of its affiliates, the Dealer Managers or the Depositary for the purposes of the Offers.

        The Offers and all contracts resulting from the acceptance of the Offers shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offers unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

        The Offers to Purchase and Circular do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offers are not being made to, nor will deposits be accepted from or on behalf of, Securityholders in any jurisdiction in which the making or acceptance of the Offers would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in its or their sole discretion, take such action as it or they may deem necessary to extend the Offers to Securityholders in any such jurisdiction.

        The Offeror in its sole discretion shall be entitled to make a final and binding determination of all questions relating to the Offers to Purchase and Circular, the Letters of Acceptance and Transmittal and the Notices of Guaranteed Delivery, the validity of any acceptance of the Offers and the validity of any withdrawal of Securities.

        The provisions of the Circular and the Letters of Acceptance and Transmittal accompanying the Offers to Purchase, including the instructions contained therein, form part of the terms and conditions of the Offers.

        The Offers to Purchase and the accompanying Circular together constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offers. Securityholders are urged to refer to the accompanying Circular for additional information relating to the Offers, the Company and the Offeror.

        The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing additional information with respect to the Offers, and may file amendments thereto. In addition, the Company is required to file with the SEC a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the position of the Company's Board of Directors with respect to the Offers and the reasons for such position and furnishing additional related information within ten business days of the date of the Offers to Purchase and Circular. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 2 of the Circular.

        DATED: September 30, 2004

                        ROGERS WIRELESS INC.

                        (Signed) DAVID P. MILLER
                        Vice President, General Counsel and Secretary

CIRCULAR

        This Circular is furnished in connection with the accompanying Offers to Purchase dated September 30, 2004 by the Offeror to purchase all of the issued and outstanding Securities. The terms and provisions of the Offers to Purchase and the Letters of Acceptance and Transmittal are incorporated into and form part of this Circular. Securityholders should refer to the Offers to Purchase for details of the terms and conditions of the Offers, including details as to payment and withdrawal rights.

        Except as otherwise indicated, the information concerning the Company contained in the Offers to Purchase and Circular has been taken from or based upon publicly available documents and records on file with Canadian securities regulatory authorities, the SEC and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor its directors or officers assume any responsibility for the accuracy or completeness of the information taken from or based upon such documents and records, or for any failure by Microcell to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror.

1.     The Offeror

        The Offeror is a leading wireless communications service provider in Canada, serving approximately 4.1 million customers as at June 30, 2004, including over 3.9 million wireless voice and data subscribers and approximately 221,300 one-way messaging (paging) subscribers. The Offeror operates both a Global System for Mobile Communications/General Packet Radio Service, or GSM/GPRS, network and a seamless integrated Time Division Multiple Access, or TDMA, and analogue network. The Offeror's GSM/GPRS network provides coverage to approximately 93% of Canada's population. The Offeror's seamless TDMA and analogue network covers a geographic area representing approximately 85% of Canada's population in digital mode and approximately 93% of Canada's population in analogue mode. The Offeror estimates that its approximately 3.9 million wireless voice and data subscribers represent approximately 13.4% of the Canadian population residing in its coverage area. The Offeror offers subscribers voice, data and messaging services across its wireless network, and the Offeror sells wireless handsets and accessories that are used in connection with its wireless services. Subscribers to the Offeror's wireless services have access to these services throughout the United States through agreements with AT&T Wireless Services, Inc. ("AT&T Wireless") and other U.S. operators. The Offeror's subscribers also have access to international service in over 130 countries, including parts of Europe and Asia, through roaming agreements with other wireless communication providers.

        The Offeror offers wireless voice, messaging and data services across Canada. The Offeror's GSM/GPRS network provides customers with advanced wireless voice and high-speed packet data services, including mobile access to the Internet, e-mail, digital picture transmission and two-way short messaging service, or SMS. In June 2002, the Offeror completed the deployment of its digital wireless GSM/GPRS network overlay in the 1900 megahertz frequency bands. During 2003, the Offeror also completed the deployment of GSM/GPRS technology operating in the 850 megahertz spectrum across its national footprint, which expanded the network capacity, enhanced the quality of the GSM/GPRS network and enabled the Offeror to operate seamlessly between the two frequencies. In late 2003, the Offeror began trials of Enhanced Data Rates for GSM Evolution, or EDGE, technology in the Vancouver, British Columbia market. Accomplished by the installation of a network software upgrade, EDGE more than triples the wireless data transmission speeds available on the Offeror's network. The Offeror has completed the deployment of EDGE across its national GSM/GPRS network. The Offeror's integrated wireless networks are operationally seamless in GSM/GPRS and TDMA digital functionality between the 850 megahertz and 1900 megahertz frequency bands, and between TDMA digital and analogue modes at 850 megahertz.

        The Offeror was incorporated as Rogers Cantel Inc. under the CBCA on January 27, 1989. Effective January 14, 2000, the Offeror changed its name to Rogers Wireless Inc. The Offeror's executive office is located at One Mount Pleasant Road, Toronto, Ontario and its registered office is located at 6315 Côte-de-Liesse Road, St-Laurent, Québec. The Offeror's phone number is (416) 935-1100.

        The Offeror is a wholly-owned subsidiary of RWCI, a corporation governed by the laws of Canada. RWCI is controlled by Rogers Communications ("RCI"), a company governed by the laws of British Columbia, which holds an equity interest in RWCI of approximately 55.8%. AT&T Wireless Services indirectly holds an equity interest in RWCI of approximately 34.2% through JVII General Partnership. On September 10, 2004, RCI announced that it had entered into an agreement with JVII General Partnership, pursuant to which RCI has agreed to purchase JVII General Partnership's equity interest in RWCI. This purchase is anticipated to close on or about October 13, 2004.

        The Offeror is a "reporting issuer" or equivalent in all provinces of Canada and files its continuous disclosure documents and other documents with the Canadian provincial securities regulatory authorities. Such documents are available through the website maintained by The Canadian Depositary for Securities Limited at "www.sedar.com". The Offeror is also subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., USA 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-732-0330. The Offeror's SEC filings are also available to the public on the SEC's Internet site (www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., USA 20549 at prescribed rates.

2.     Microcell

Business of Microcell

        Microcell was incorporated under the CBCA and has been a provider of wireless telecommunications services in Canada since November 1996. Microcell offers a wide range of PCS products to approximately 1.2 million customers. Microcell's principal place of business is located at 800 de La Gauchetière Street West, Suite 4000, Montreal, Quebec, Canada H5A 1K3 and its registered office is located at 1250 René-Lévesque Blvd. West, 38th floor, Montreal, Quebec, Canada H3B 4W8. Microcell's telephone number is (514) 937-2121.

        Microcell operates through two wholly-owned subsidiaries: Microcell Solutions Inc., the provider of PCS under the Fido® and City Fido® brand names, and Inukshuk Internet Inc. ("Inukshuk"), which is licensed to deploy a broadband wireless access network to offer high-speed Internet.

        Microcell retails a full line of mobile voice and data products and services through a distribution network composed of more than 4,800 points of sale. These include corporate-owned stores and kiosks as well as third-party outlets. Microcell's digital network operates on the GSM standard. Deployed in over 200 countries and territories, GSM is the most widely used wireless technology in the world, accounting for some 72% of the global wireless communications market with over one billion subscribers. Through agreements with roaming partners, Microcell's customers can use their voice service in some 158 countries around the world and their GPRS service in 56 countries. Inukshuk was formed in 1999. Inukshuk holds licences for 98 Megahertz of spectrum in the 2,500 MHz range to build and operate a Multipoint Communications Systems network in all Canadian provinces and territories, with the exception of Manitoba and Saskatchewan. Inukshuk's business is to build a BWA network that will support a broad range of data applications, including wireless high-speed Internet, Voice over Internet Protocol services, as well as home and office networking. In November 2003, Allstream Inc., Inukshuk and NR Communications, LLC announced the creation of a new venture with the aim of using MCS wireless technology to offer integrated high-speed Internet, IP-based voice and local networking services to selected markets in Canada. In March 2004, the new venture launched its first MCS networks in Richmond, a suburb of Vancouver, and in Cumberland, a rural community some 30 kilometres east of downtown Ottawa. Concurrently with the deployment of MCS networks, Microcell launched, in Richmond and Cumberland, its iFido™ service, a residential wireless high speed Internet service. Inukshuk's commitments to the venture are to transfer its MCS spectrum to the venture, to operate the MCS network deployed by the venture pending Industry Canada's approval of the MCS spectrum transfer and to make a cash contribution of up to $6.0 million in the aggregate.

        As at August 31, 2004, Microcell employed approximately 2,591 people across Canada. Microcell's Class A Shares, Class B Shares, Warrants 2005 and Warrants 2008 are listed on the TSX under the respective symbols MT.A, MT.B, MT.WT.A and MT.WT.B.

Share Capital

        The authorized share capital of Microcell consists of an unlimited number of Class A Shares, an unlimited number of Class B Shares, an unlimited number of first preferred shares (issuable in series) and an unlimited number of second preferred shares (issuable in series). As at August 31, 2004, there were 200,669 Class A Shares, 29,518,545 Class B Shares, 3,998,302 Warrants 2005 and 6,163,943 Warrants 2008 outstanding. Each Warrant 2005 and Warrant 2008 entitles its holder to purchase 1.02 Class A Shares or Class B Shares, as the case may be. In addition, as at August 31, 2004, warrants issued to COM Canada, LLC to acquire 3,977,272 additional Class B Shares were outstanding and 1,391,181 options granted to senior officers and certain employees of Microcell were outstanding.

Principal Holders Of Securities

        Based on information provided to the Offeror by Microcell, the following table sets forth certain information regarding ownership of Securities for each person who is known by Microcell to be the beneficial owner of 10% or more of any of Microcell's classes of equity securities other than the 3,977,272 warrants held by COM Canada, LLC.

	Class A Shares		Class B Shares		Warrants 2005		Warrants 2008
Name	Number of Class A Shares	% of Outstanding Class A Shares	Number of Class B Shares	% of Outstanding Class B Shares	Number of Warrants 2005	% of Outstanding Warrants 2005	Number of Warrants 2008	% of Outstanding Warrants 2008
HMC Distressed Investment Offshore Management, L.L.C.	17,876	9.0	5,724,960	19.4	394,210	9.9	633,690	9.5
Wayzata Investment Partners, LLC	—	—	3,893,894	13.2	—	—	—	—
York Capital Management, L.P.	—	—	3,027,846	10.2	—	—	—	—

Business Relationship Between the Offeror and the Company

        The Offeror has an on-going business relationship with the Company and the Subsidiaries with respect to (i) site sharing arrangements relating to co-location and joint construction of sites for wireless communications equipment, and (ii) industry arrangements for short messaging service and wireless broadband service ("WiFi") inter-operability. The arrangements have been entered into by the Offeror in the ordinary course of business.

3.     Background to the Offers

        On May 13, 2004, TELUS Corporation announced an unsolicited offer to purchase for cash the Shares for $29 per share, the Warrants 2005 for $9.67 per warrant and the Warrants 2008 for $8.89 per warrant (the "TELUS Offers"). On May 20, 2004, the board of directors of Microcell announced its recommendation that the Securityholders reject the TELUS Offers on the basis that: (i) the financial advisors to Microcell were of the opinion that the consideration being offered in the TELUS Offers was inadequate, from a financial point of view, to the Securityholders; (ii) the TELUS Offers were highly conditional; and (iii) there was a possibility that other bidders might be willing to make more attractive offers than TELUS Corporation for the Securities. Microcell then initiated a strategic review process aimed at maximizing shareholder value.

        On May 21, 2004, a director of RWCI was contacted by a representative of N M Rothschild & Sons Canada Securities Limited, on behalf of Microcell, to inquire into whether RWCI would be interested in considering a possible business combination with Microcell. To assist RWCI with its evaluation process, RWCI retained TD Securities Inc. in June 2004 to provide financial and other advice. On July 14, 2004, RCI, RWCI and Microcell entered into a confidentiality and standstill agreement. Representatives of RCI and RWCI were thereafter given access to Microcell's virtual data room. On July 15, 2004, RWCI retained Fasken Martineau DuMoulin LLP as its legal counsel. On July 29, 2004, a due diligence team from RWCI met with representatives from Microcell and its advisors. The meeting was preliminary in nature and specific details with respect to the terms of a possible business combination, including price and timing, were not discussed.

        On August 18, 2004, the board of directors of RWCI received a presentation by management relating to a possible business combination involving Microcell and RWCI and the board of directors reviewed management's due diligence and other activities relating thereto to date. During August and into September 2004, RWCI continued its due diligence activities with the assistance of TD Securities Inc. and its legal counsel, Fasken Martineau DuMoulin LLP.

        On September 3, 2004, RCI and RWCI announced, among other things, that they were considering various corporate initiatives that they might pursue, including reviewing current wireless industry developments and consolidation activities and the related possibility of offering to purchase, alone or together with others, the shares or assets of Microcell.

        On September 10, 2004, Mr. Nadir H. Mohamed, the President and Chief Executive Officer of RWCI and the Offeror, contacted Mr. André Tremblay, President and Chief Executive Officer of Microcell, to request a meeting to discuss a potential transaction with Microcell.

        On September 13, 2004, RCI and RWCI announced that JVII General Partnership agreed that its consent would not be required under their shareholders' agreement in order for RCI or RWCI to offer to purchase or acquire shares or assets of Microcell.

        Also on September 13, 2004, Mr. Edward S. Rogers, Chairman of the Offeror and RWCI, and Mr. Mohamed, met with representatives of the Canadian Competition Bureau and subsequently, with representatives of Industry Canada and the Canadian Radio-television and Telecommunications Commission, to discuss a possible business combination between RWCI and Microcell. Later that same day, Messrs. Rogers and Mohamed met with Mr. André Bureau, the Chairman of Microcell, and Mr. Tremblay to express RWCI's possible interest in making an offer for the Securities. This meeting was preliminary in nature and details with respect to the terms, including price, of a possible offer were not discussed.

        On September 16, 2004, RWCI announced that it had filed a request for an advance ruling certificate and a short form pre-merger notification with the Canadian Competition Bureau. The filings were made in order to put the Offeror in a position to make an offer for the Securities on an expedited basis if a decision were made to do so.

        On September 17, 2004, Messrs. Rogers and Mohamed met in Montreal with Messrs. Bureau and Tremblay and advised that RWCI wished to proceed with an offer for the Securities on the basis of $35.00 per Share, subject to reaching agreement on the terms of a support agreement to be entered into by RWCI and Microcell.

        On September 18, 2004, Mr. Tremblay met in Toronto with Mr. Rogers to further discuss the terms of the proposed offer.

        On September 18 and 19, 2004, Microcell, its legal counsel, Stikeman Elliott LLP, along with legal counsel to the special committee of the board of directors of Microcell, conducted discussions with RWCI and Fasken Martineau DuMoulin LLP to finalize the definitive terms of the Offers and the terms of the Support Agreement.

        During the evening of September 19, 2004, the board of directors of each of the Offeror, RWCI and RCI met to consider the terms of the Offers and the Support Agreement with their senior officers and financial and legal advisors. The board of directors of RCI unanimously adopted resolutions approving the terms of the Offers and the Support Agreement. Following the meeting of the board of directors of RCI, after extensive discussion, the board of directors of each of the Offeror and RWCI adopted resolutions approving the terms of the Offers and the Support Agreement, with the four nominees of JVII General Partnership on the board of directors of each of the Offeror and RWCI abstaining from voting thereon due to JVII General Partnership's agreement with RCI, which was announced on September 10, 2004, to sell to RCI JVII General Partnership's equity interest in RWCI.

        The Support Agreement was executed late on September 19, 2004, and the Offers were publicly announced prior to the opening of markets on September 20, 2004. Pursuant to Section 11.4 of the Support Agreement, RWCI has assigned its rights and obligations under the Support Agreement to the Offeror, its wholly-owned subsidiary.

4.     Purpose of the Offers and Plans for Microcell

Purpose of the Offers

        The purpose of the Offers is to enable the Offeror to acquire all of the Securities.

        If the conditions of the respective Offers are satisfied or waived by the Offeror and the Offeror takes up and pays for the Securities validly deposited under the Offers, the Offeror intends to acquire any Shares not deposited under the Offers by Compulsory Acquisition, if available, or propose a Subsequent Acquisition Transaction. However, the Offeror reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms not described in the Circular. If the Minimum Condition is satisfied, the Offeror should own sufficient Shares to effect a Subsequent Acquisition Transaction. If a Compulsory Acquisition or Subsequent Acquisition Transaction is carried out, the Offeror expects to effect the acquisition of the remaining publicly held Warrants 2005 and Warrants 2008 pursuant to the terms of the indentures governing the Warrants 2005 and Warrants 2008. See Section 7 of the Circular, "Acquisition of Securities Not Deposited".

Plans for Microcell

        Following the completion of the Offers, the Offeror intends to conduct a review of Microcell's operations and business strategy with a view to determining how best to combine Microcell's operations with those of the Offeror. The combination of Microcell and the Offeror will constitute Canada's only nationwide GSM/GPRS/EDGE wireless network, and will position the Offeror to better compete against incumbent telco operators in Canada by creating a company of measurably increased scale, allowing for significant opportunities for operating and capital spending efficiencies. The Offeror currently plans to continue the Fido® brand to optimize its market impact. It also currently plans to continue the development of Microcell's Inukshuk initiative into wireless and broadband opportunities. The review of the combined operations of Microcell with those of the Offeror will also allow the Offeror to maximize synergies and optimize operational efficiencies.

        As at June 30, 2004, Microcell Solutions Inc., a wholly-owned subsidiary of Microcell and the borrower under the Credit Facilities, had $396.9 million outstanding under the Credit Facilities. The agreements governing the Credit Facilities include as an event of default, certain change of control transactions; consummation of the Offers would constitute such a transaction. If an event of default occurs, then at any time thereafter during the continuance of such event, the Administrative Agent may and, at the request of the Required Lenders must, by notice to Microcell Solutions Inc. declare the loan outstanding under the Credit Facilities to be due and payable. Upon any such declaration, the principal of the loans so declared to be due and payable, together with interest thereon and other fees and obligations of Microcell Solutions Inc. will become immediately due and payable. It is the Offeror's intention, following completion of the Offers, to refinance the debt of Microcell Solutions Inc. through a combination of Microcell's working capital and the Bank Facility and Bridge Loan described in Section 8 of the Circular, "Source of Funds". Under the Credit Facilities, "Administrative Agent" means JPMorgan Chase Bank, Toronto branch, and "Required Lenders" means lenders with loans, or commitments to make loans, under the Credit Facilities representing more than 50% of the aggregate amount of loans, or commitments to make loans, then outstanding under the Credit Facilities.

        If permitted by applicable law, subsequent to the completion of the Offers and a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offeror intends to delist each of the classes of Securities from the TSX and to cause the Company to cease to be a reporting issuer under the securities laws of each province. See Section 15 of the Circular, "Effect of the Offers on the Market for Securities; Public Disclosure by Microcell; Exchange Act Registration".

5.     Arrangements with Microcell

The Offers

        On September 19, 2004, Microcell and RWCI entered into the Support Agreement, under which RWCI agreed to make the Offers. Under the terms of the Support Agreement, it was agreed that the Offers would not expire or be withdrawn and shall be extended for successive periods of at least 10 days until the earlier of (i) the

Outside Date and (ii) the date which is 10 days after the Offeror has publicly announced that the Minimum Condition and the Regulatory Approval Condition have been satisfied.

        Pursuant to the Support Agreement, RWCI is permitted to assign all or any part of its rights and/or obligations under the Support Agreement to a wholly-owned subsidiary, provided that RWCI remains jointly and severally liable with the assignee for any obligations under the Support Agreement. RWCI has assigned all of its rights and obligations under the Support Agreement to the Offeror. As such, the rights and obligations of RWCI under the Support Agreement are those of the Offeror, but RWCI remains jointly and severally liable with the Offeror for such obligations.

Conditions to the Offers

        The Support Agreement provides that the Offers are subject to certain conditions, which are described in Section 4 of the Offers to Purchase, "Conditions of the Offers".

        The Support Agreement provides that the Offeror may waive any condition to the Offers, provided that the Offeror may not, without the prior written consent of Microcell: (i) modify or amend any of the conditions to the Offers, (ii) add any other conditions to the Offers, or (iii) waive the Minimum Condition unless at least 50.1% of the Shares, on a fully-diluted basis, have been validly deposited and not withdrawn at the Expiry Time.

Approval of the Offers

        Under the Support Agreement, Microcell has represented and warranted to the Offeror that the board of directors of Microcell has, after consultation with its financial and outside legal advisors: (a) determined that the consideration per Share offered pursuant to the Offers is fair to the holders of the Shares and the Offers are in the best interests of the Company and the holders of the Shares; (b) approved the Support Agreement; (c) resolved to support and to recommend that holders of the Shares accept the Offers; (d) resolved to waive the application of the Microcell Rights Plan to allow the Offeror to proceed with the Offers and take-up and pay for Securities deposited pursuant to the Offers without any dilutive effects resulting from the issue or exercise of the rights under the Microcell Rights Plan; and (e) received the opinions of each of J.P. Morgan Securities Inc. and N M Rothschild & Sons Canada Securities Limited to the effect that the consideration to be received by the holders of the Shares pursuant to the Offers was fair, from a financial point of view, to the holders of the Shares.

Cease Negotiations

        Pursuant to the Support Agreement, Microcell has agreed: (a) immediately to cease and cause to be terminated any existing discussions or negotiations with any parties (other than the Offeror) with respect to any potential Acquisition Proposal (as defined below); (b) not to release or permit the release of any third party from or waive any confidentiality, non-solicitation or standstill agreement to which such third party is a party; and (c) immediately to cease to provide any other party with access to information concerning the Company and the Subsidiaries and request the return or destruction of all confidential information provided to any third party that has entered into a confidentiality agreement with the Company relating to any potential Acquisition Proposal.

        Under the Support Agreement, "Acquisition Proposal" means any merger, amalgamation, statutory arrangement, recapitalization, take-over bid, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of material assets), liquidation, sale of a material number of shares or rights or interests therein or thereto or similar transactions involving Microcell and/or the Subsidiaries, or a written proposal to do so, excluding the Offers and any issuance of Shares pursuant to the exercise of the Warrants and the COM Canada Warrants.

No Solicitation

        Microcell has agreed that it will not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of the Subsidiaries (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal. Subject to the terms of the Support Agreement and applicable law, Microcell has also agreed that its board of directors will not (i) withdraw or modify in a manner adverse to the Offeror its approval of the transactions contemplated by the Support Agreement, or (ii) accept or approve or recommend any Acquisition Proposal or cause the Company to enter into any agreement related to any Acquisition Proposal.

        Notwithstanding the foregoing, Microcell may provide another person with non-public information relating to Microcell and/or the Subsidiaries or provide access to the properties, books or records of the Company and/or the Subsidiaries if it receives a written request to such effect in connection with an Acquisition Proposal from a person who has made or intends to make an Acquisition Proposal and the board of directors of Microcell determines in good faith, after consultation with financial advisors and outside legal advisors that (i) the failure to provide such information would be inconsistent with the board's fiduciary duties to shareholders of the Company, and (ii) such proposal, if consummated in accordance with its terms, would be reasonably likely to result in a Superior Proposal (as defined below). In any such case, Microcell may only provide the information in question subject to (i) entering into a confidentiality agreement containing a standstill provision substantially similar to that contained in the confidentiality agreement entered into with the Offeror, and (ii) providing the Offeror with a list of or copies of the information and access to similar information as that provided to such person, except to the extent such information was already provided or made available to the Offeror.

        Under the Support Agreement, "Superior Proposal" means an unsolicited bona fide written Acquisition Proposal made or received under circumstances that the board of directors of Microcell determines in good faith, after consultation with its financial and outside legal advisors, would, if consummated in accordance with its terms, result in a transaction which (a) is more favourable to the holders of Shares than the transactions contemplated by the Support Agreement, and (b) is reasonably capable of completion taking into account all legal, financial, regulatory or other aspects of such proposal and the party making such proposal.

Notice of Acquisition Proposals

        Microcell must provide the Offeror with a copy of (i) any written notice from any person informing the Offeror that such person is considering making, or has made, an Acquisition Proposal or (ii) any Acquisition Proposal (or any amendment thereto), in each case as soon as practicable after it is received by Microcell.

Change in Recommendation

        If Microcell receives an Acquisition Proposal, it may withdraw or modify in a manner adverse to the Offeror its approval or recommendation of the Offers or accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal on the basis that such an Acquisition Proposal would constitute a Superior Proposal, subject to the following conditions:

  (a)
  Microcell must have given notice to the Offeror of its intention to do so, which notice shall disclose the fees and expenses payable to Microcell's financial advisors in respect of the completion of such Acquisition Proposal together with, in the case of an Acquisition Proposal that includes non-cash consideration, the value or range of values attributed by the board of directors of Microcell in good faith for such non-cash consideration after consultation with its financial advisors;

  (b)
  Microcell must have complied with the provisions of the Support Agreement summarized above regarding ceasing negotiations, non-solicitation, notice to the Offeror and rights to match in respect of any Acquisition Proposal;

  (c)
  Microcell must not be in default under the Support Agreement in respect of certain covenants concerning the conduct of the affairs of the Company, including refraining from (i) paying dividends, (ii) granting options, (iii) redeeming Securities, (iv) subdividing or reclassifying any Securities, (v) amending its articles or by-laws or those of the Subsidiaries, or (vi) soliciting proposals regarding any Acquisition Proposal; and

  (d)
  five business days (such five business day period being defined for the purposes of this summary as the "Response Period") must have elapsed from the later of (i) the date the Offeror received the notice from Microcell of the Acquisition Proposal, and (ii) the date the Offeror was provided with a copy of such Acquisition Proposal.

Right to Match

        During the Response Period, the Offeror may, but is not required to, offer in writing to amend the terms of the Support Agreement. If it does so, then the board of directors of Microcell must review any such amended offer in good faith, in consultation with its financial and outside legal advisors. If the board of directors of Microcell determines as a result of this review that the Acquisition Proposal would thereby cease to be a Superior Proposal, it must cause the Company to enter into an amendment to the Support Agreement reflecting the amended offer by the Offeror. If the board of directors of Microcell continues to believe that the Acquisition Proposal would nonetheless remain a Superior Proposal, it may cause the Company to reject the offer to amend the terms of the Support Agreement and terminate the Support Agreement, subject to the payment of certain termination fees. See "Termination Fees" below.

Termination Fees

        If the Support Agreement is terminated as a result of any of the following events (each, a "Termination Fee Event"), Microcell has agreed to pay a termination fee equal to $45 million (the "Termination Fee") to the Offeror by bank draft or wire transfer no later than the first business day following the Termination Fee Event:

  (a)
  prior to the Effective Date, the board of directors of Microcell withdraws or modifies in a manner adverse to the Offeror its approval or recommendation of the Offers and makes a public announcement to that effect;

  (b)
  prior to the Effective Date, the board of directors of Microcell recommends any Superior Proposal and makes a public announcement to that effect; or

  (c)
  prior to the Effective Date, the board of directors of Microcell fails to reaffirm its recommendation of the Offers by press release within a reasonable time after the public announcement or commencement of any Acquisition Proposal (or in the event that the Offers are scheduled to expire, prior to the scheduled expiry of the Offers);

provided in each case that the Offeror is not in default in the performance of its material obligations under the Support Agreement.

Additional Fee Obligation

        In the event that the Support Agreement is terminated without payment of the Termination Fee and an Acquisition Proposal is completed within four months after termination of the Support Agreement at a value per Class A Share and Class B Share greater than the value per Share attributable under the Offers, a fee of $45 million is payable to the Offeror, provided that the Offeror is not in breach of any of its representations, warranties and covenants or other agreements in the Support Agreement in any material respect and Competition Act Clearance has been obtained prior to the termination.

Representations, Warranties and Covenants of Microcell

        The Support Agreement contains customary representations and warranties on the part of Microcell relating to, among other things: the approval of the board of directors of Microcell of the Offers and the Support Agreement and determination of the fairness of the Offers; Microcell's corporate status and reporting issuer status; Microcell's authority to enter into the Support Agreement; Microcell's capitalization; and the absence of conflict between the Support Agreement and any law, regulatory approval or agreement to which Microcell or the Subsidiaries is subject or to which it is a party. The representations and warranties also address various matters relating to the business, operations and properties of Microcell and the Subsidiaries including: the accuracy of Microcell's financial statements; the absence of undisclosed litigation that would have a Material Adverse Effect; tax matters; environmental matters; labour matters; the absence of material undisclosed liabilities and of any Material Adverse Effect on the Company since June 30, 2004; licences; insurance; employment matters; and compliance with applicable laws.

        The Support Agreement also contains customary negative and positive covenants by Microcell. Among other things, Microcell has agreed: to conduct its business in the ordinary course, unless otherwise required under the Support Agreement; to use reasonable commercial efforts to comply promptly with all material legal requirements applicable to Microcell and the Subsidiaries; subject to compliance with applicable competition laws, to promptly advise the Offeror orally and in writing of any change which becomes known to the senior officers of Microcell which would have a Material Adverse Effect; and subject to compliance with applicable competition laws, to consult on an ongoing basis with the Offeror in order that the representatives of the Offeror will become more familiar with the philosophy and techniques of Microcell and the Subsidiaries as well as with their respective businesses and financial affairs. In addition, Microcell has given the following covenants in respect of the specific transactions contemplated by the Support Agreement:

  (a)
  if the Offeror takes up and pays for Securities pursuant to the Offers, Microcell will assist the Offeror in connection with any Compulsory Acquisition or Subsequent Acquisition Transaction to acquire the remaining Securities, provided that the consideration offered in connection with the Subsequent Acquisition Transaction for each class of Securities is at least equal to the consideration offered under the Offers;

  (b)
  subject to obtaining an irrevocable and complete discharge in favour of each member of the board of directors of Microcell and confirmation that a six year run off directors and officers' liability insurance coverage has been secured and maintained by the Offeror for such members of the board, and provided that the Offeror has taken up and paid for at least two-thirds of the outstanding Shares, Microcell will use its reasonable commercial efforts to cause such members of the board of directors of Microcell to resign as the Offeror may require, at the time and in the manner requested by the Offeror, as of the Effective Date, with a nominee of the Offeror to be appointed to the board immediately after each such resignation. In the event that less than two-thirds of the outstanding Shares but more than 50.1% of the outstanding Shares on a fully diluted basis are taken up and paid for by the Offeror, Microcell shall use its reasonable commercial efforts to cause a majority of the members of the board of directors of Microcell to resign, with a nominee of the Offeror to be appointed immediately after each such resignation;

  (c)
  Microcell will recommend that holders of Shares accept the Offers in respect of the Shares and not act, or fail to act, in any way that might reasonably be expected to discourage such holders from accepting the Offers and, except as permitted by the Support Agreement, not withdraw such recommendation;

  (d)
  Microcell will use all reasonable efforts to cause each holder of Options, entitlements under the Microcell Stock Option Plan, COM Canada Warrants or Warrants to exercise same (including, as regards Options or such entitlements, through application of acceleration of vesting) or to surrender same for cash or Shares in accordance with the terms thereof; provided that in connection with any acceleration of the vesting of Options caused by Microcell for such purpose, the original vesting thereof shall revert six months after the Effective Date in respect of any such Options that remain outstanding;

  (e)
  Microcell will apply for and use all reasonable efforts to obtain or assist the Offeror in obtaining, as the case may be, all required regulatory and other approvals and clearances other than Competition Act Clearance, relating to Microcell and the Subsidiaries and make all necessary filings and notifications in order to permit the transactions contemplated by the Support Agreement to proceed together with all consents and other approvals of third parties as may be necessary or desirable for the consummation of such transactions;

  (f)
  Microcell will use all reasonable efforts to assist the Offeror in securing Competition Act Clearance; and

  (g)
  Microcell will use all reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting the property or assets of Microcell or any of the Subsidiaries and, in co-operation with the Offeror, the Support Agreement or the consummation of the transactions contemplated thereby.

        Under the Support Agreement, "Competition Act Clearance" means:

  (a)
  except where the Commissioner waives the obligation to file, the filing by the Offeror and the Company of the notifications required under Part IX of the Competition Act; and

  (b)
  any one of the following:

  (i)
  the issuance of an ARC in form and substance satisfactory to the Offeror acting reasonably, to the effect that the Commissioner is satisfied that the Commissioner would not have sufficient grounds on which to apply to the Competition Tribunal for an order under Section 92 of the Competition Act with respect to the transactions contemplated in the Offers, such ARC to remain in force, unamended, at the Effective Date; or

  (ii)
  the waiting period(s) under section 123 of the Competition Act shall have expired or been earlier terminated or waived and the Commissioner shall have advised the Offeror (which advice will not have been rescinded or amended), to the satisfaction of the Offeror, in its reasonable judgement, but subject to the Offeror's obligations under the Support Agreement as described below under "Competition Act", that the Commissioner does not intend to oppose the purchase of the Securities under the Offers and will not have made or have threatened to make an application under the Competition Act in respect of the purchase of the Securities under the Offers or in respect of the business or assets of the Offeror or the Company, where such application or threat remains outstanding.

Representations, Warranties and Covenants of the Offeror and RWCI

        The Support Agreement contains customary representations and warranties of RWCI relating to: corporate status; authority to enter into the Support Agreement; the absence of conflict between the Support Agreement and any law applicable to RWCI, any material agreement to which it is party, or its constating documents; and the sufficiency of RWCI's resources and financial capabilities for the purpose of completing the Offers.

        The Offeror has covenanted, among other things:

  (a)
  to apply for and use all reasonable efforts to obtain all required regulatory and other approvals and clearances other than Competition Act Clearance, and make all necessary filings and notifications in order to permit the transactions contemplated by the Support Agreement to proceed together with all consents and other approvals of third parties as may be necessary or desirable for the consummation of such transactions;

  (b)
  subject to its obligations under the Support Agreement, to use all reasonable efforts to secure Competition Act Clearance;

  (c)
  to use all reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting the Support Agreement or the consummation of the transactions contemplated thereby;

  (d)
  to take up the Securities deposited under the Offers and pay for such Securities as soon as practicable after, and in any event within two business days of, the first date on which the Offeror is permitted to do so under applicable securities laws, provided that all of the conditions of the Offers are either satisfied or, if applicable, waived at or prior to the expiry of the Offers;

  (e)
  in the event that the Offeror increases the consideration per Security offered under the Offers, to pay such increased consideration to each holder of Securities in respect of all Securities tendered, notwithstanding that such Securities have previously been taken up and paid for by the Offeror;

  (f)
  following the Effective Date, to cause the Company to duly and timely perform its obligations pursuant to (i) the compensation policy of the Company in respect of its directors and (ii) the Company's employment arrangements with officers and employees; and

  (g)
  to use reasonable commercial efforts to secure directors' and officers' liability insurance coverage for the current and former directors and officers of the Company and the Subsidiaries on a six year "run-off basis" or if such "run-off" policy is not available at a reasonable cost, to cause the Company to maintain, from the Effective Date until six years after the Effective Date, the Company's current directors' and officers' liability insurance policy or the equivalent thereof for all current and former directors and officers of the Company and the Subsidiaries, covering claims made prior to or within six years after the Effective Date.

Competition Act

        Pursuant to the Support Agreement, if the Commissioner advises the Offeror that she has concerns about the competitive impact of the transactions contemplated by the Offers, but that Competition Act Clearance will be given if certain steps are taken to resolve those concerns, the Offeror must take any steps necessary to secure Competition Act Clearance (including negotiating, offering to take and, if such offer is accepted, effecting by consent agreement or order, hold separate arrangement, undertaking or otherwise, the divestiture of assets, or undertaking of any form of behavioural remedy, however, not including the divestiture of all of the Securities or all or substantially all of the assets of the Company and its Subsidiaries), so as to enable the Offers to be completed prior to the Outside Date. Subject to the foregoing obligations, the Offeror is entitled, either before and/or after the Outside Date or the date on which the Securities are taken up, to challenge before the Commissioner, the Competition Tribunal and/or a court any position(s) taken by the Commissioner.

Compulsory Acquisition or Subsequent Acquisition Transaction

        Under the Support Agreement, the Offeror has agreed that if it takes up and pays for Securities pursuant to the Offers, it will use all commercially reasonable efforts to acquire the remaining Securities, within a period not exceeding 120 days after the date of completion of the Offers. Any such acquisition will be for a consideration equal to the consideration under the Offers for each class of Securities and will be structured as either a Compulsory Acquisition or a Subsequent Acquisition Transaction.

Termination by the Company

        The Company may, when not in default in the performance of its material obligations under the Support Agreement or in breach of its representations and warranties contained thereunder, terminate its obligations under the Support Agreement by written notice to the Offeror if:

  (a)
  the Offers (or any amendments thereto) do not conform in all material respects with the description of the Offers set out in the Support Agreement;

  (b)
  the Offeror has not taken up and paid for the Securities on or prior to the Outside Date;

  (c)
  the Offers have expired or been withdrawn in accordance with their terms without the Offeror having purchased any Securities as a result of the failure of any of the conditions set forth in Support Agreement;

  (d)
  Securities deposited under the Offers have not been taken up and paid for on or before the date that is two business days after the expiry date of the Offers (as they may have been extended) for any reason whatsoever other than that all the terms and conditions of the Offers have not been complied with or, to the extent permitted, waived by the Offeror;

  (e)
  a Termination Fee Event has occurred and the Company has paid to the Offeror all applicable Termination Fees; or

  (f)
  the Offeror has breached any of its representations, warranties, covenants or other agreements contained in the Support Agreement and such breach is not cured within 15 days after written notice of the breach has been given to the Offeror by the Company.

Termination by the Offeror

        The Offeror may, when not in default in the performance of its material obligations under the Support Agreement, terminate its obligations under the Support Agreement by written notice to the Company if:

  (a)
  the Offeror has not taken up and paid for the Securities on or prior to the Outside Date;

  (b)
  a Termination Fee Event has occurred;

  (c)
  the Offers have expired or been withdrawn in accordance with their terms without the Offeror having purchased any Securities as a result of the failure of any of the conditions set forth in Support Agreement;

  (d)
  the Company has breached any of its representations, warranties, covenants or other agreements contained in the Support Agreement and such breach is not cured within 15 days after written notice of the breach has been given to the Company by the Offeror; or

  (e)
  Competition Act Clearance cannot be secured except by divesting or agreeing to divest all of the Securities or all or substantially all of the assets of the Company and the Subsidiaries.

6.     Recommendation of the Board of Directors of Microcell

        Microcell has confirmed in the Support Agreement that its board of directors, in consultation with its advisors, has determined that the consideration per Share pursuant to the Offers is fair to the holders of the Shares and that the Offers are in the best interests of Microcell and the holders of the Shares and has resolved to recommend that holders of the Shares accept the Offers and tender their Shares to the Offers. The Offeror understands that the board of directors of Microcell is not making a recommendation as to whether the holders of the Warrants should accept the Warrant Offers and tender their Warrants to the Warrants Offers.

7.     Acquisition of Securities Not Deposited

Compulsory Acquisition

        If, within 120 days after the date of the Offers, the Offers have been accepted by holders of not less than 90% of any class(es) of Shares, other than Shares held at the date of the Offers by or on behalf of the Offeror and its affiliates and associates (as such terms are defined in the CBCA), and the Offeror acquires such deposited Shares under the Offers, the Offeror intends to acquire the Shares in such class(es) held by each holder of Shares who did not accept the Class A Offer or Class B Offer, as applicable, and any Person who subsequently acquires any Shares of such class(es) from such a holder (each such holder and each such Person being hereinafter referred to as an "Offeree") on the same terms and at the same price for which the Shares were acquired under such Offer, pursuant to the provisions of Section 206 of the CBCA (a "Compulsory Acquisition").

        To exercise such statutory right, the Offeror must give notice (the "Offeror's Notice") to each Offeree and to the Director under the CBCA of such proposed acquisition on or before the earlier of 60 days from the Expiry Time and 180 days from the date of the Offers. Within 20 days of giving the Offeror's Notice, the Offeror must pay or transfer to the Company the consideration the Offeror would have to pay or transfer to the Offerees if they had elected to accept the Offer, to be held in trust for the Offerees. In accordance with Section 206 of the CBCA, within 20 days after receipt of the Offeror's Notice, each Offeree must send the certificates representing the Shares held by such Offeree to the Company and must elect either to transfer such Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of such Shares held by such holder by so notifying the Offeror within 20 days after the Offeree receives the Offeror's Notice. An Offeree who does not, within 20 days after the Offeree receives the Offeror's Notice, notify the Offeror that the Offeree is electing to demand payment of the fair value of the Offeree's Shares is deemed to have elected to transfer such Shares to the Offeror on the same terms that the Offeror acquired Shares from holders of Shares who accepted the Offer. If an Offeree has elected to demand payment of the fair value of such Shares, the Offeror may apply to a court having jurisdiction to hear an application to fix the fair value of such Shares of such Offeree. If the Offeror fails to apply to such court within 20 days after it made the payment or transferred the consideration to the Company referred to above, the Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If there is no such application made by the Offeree within such period, the Offeree will be deemed to have elected to transfer such Shares to the Offeror on the terms that the Offeror acquired Shares from holders of Shares who accepted the Offer. Any judicial determination of the fair value of the Shares could be more or less than the amount paid pursuant to the Offers.

        If an Offeree did not receive the Offeror's Notice, such Offeree may, within 90 days from the Expiry Time, require the Offeror to acquire its Shares, provided that the Offeror shall acquire such Shares on the same terms under which the Offeror acquired Shares under the Offers. If a holder of Shares did not receive the Offers, such holder of Shares may, within 90 days after the later of (i) the Expiry Time and (ii) the date on which such holder of Shares learned of the Offers, require the Offeror to acquire its Shares, provided that the Offeror shall acquire such Shares on the same terms under which the Offeror acquired Shares under the Offers.

        The foregoing is a summary only of the right of Compulsory Acquisition which may become available to the Offeror and each Offeree and is qualified in its entirety by the provisions of Sections 206 and 206.1 of the CBCA. Holders of Shares who wish to be better informed about the provisions of Sections 206 and 206.1 of the CBCA should consult their legal advisors. See Sections 18 and 19 of the Circular, "Material Canadian Federal Income Tax Considerations" and "Material United States Federal Income Tax Considerations", respectively, for a discussion of the tax consequences to holders of Shares in the event of a Compulsory Acquisition.

        Sections 206 and 206.1 of the CBCA are complex and may require strict adherence to notice and timing provisions, failing which an Offeree's rights may be lost or altered.

Subsequent Acquisition Transactions

        If the Offeror acquires less than 90% of the Shares of either class under the Offers or the right of Compulsory Acquisition described above is not available for any reason or if the Offeror elects not to proceed under such provisions, the Offeror intends to acquire, directly or indirectly, at the same price per Share as in the Offers, and no later than 120 days after the date of expiry of an Offer, all of the Shares of such class in accordance with applicable law by way of a Subsequent Acquisition Transaction. If the Minimum Condition is satisfied, the Offeror should own sufficient Shares to effect a Subsequent Acquisition Transaction. In order to effect a Subsequent Acquisition Transaction, the Offeror may seek to cause a special meeting of the holders of Shares of the relevant class(es) to be called to consider an amalgamation, statutory arrangement, capital reorganization, consolidation or other transaction involving the Offeror and/or an affiliate of the Offeror and Microcell and/or the holders of Shares of the relevant class(es) for the purpose of Microcell becoming, directly or indirectly, a wholly-owned subsidiary of the Offeror or an affiliate (a "Subsequent Acquisition Transaction").

        Each type of Subsequent Acquisition Transaction described above would be a "business combination" or "going private transaction" within the meaning of certain applicable Canadian securities legislation and regulations (collectively the "Regulations"), Rule 61-501 and Policy Q-27. In certain circumstances, the provisions of Rule 61-501 and Policy Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions." However, if the Subsequent Acquisition Transaction is a "business combination" carried out in accordance with Rule 61-501 or an exemption therefrom and a "going private transaction" carried out in accordance with Policy Q-27 or an exemption therefrom, the "related party transaction" provisions of Rule 61-501 and Policy Q-27 do not apply to such transaction. The Offeror intends to carry out any Subsequent Acquisition Transaction in accordance with Rule 61-501 and Policy Q-27, or any successor provisions, or exemptions therefrom such that the related party transaction provisions of Rule 61-501 and Policy Q-27 will not apply thereto.

        The Regulations, Rule 61-501 and Policy Q-27 provide that, unless exempted, a corporation proposing to carry out a business combination or going private transaction is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor, subject to certain exceptions) and provide to the holders thereof a summary of such valuation or the entire valuation. In connection therewith, the Offeror intends to rely on any exemption then available or to seek waivers pursuant to Rule 61-501 and Policy Q-27 from the OSC and Autorité exempting the Offeror or the Company or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction.

        Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the CBCA may require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. In certain circumstances, the CBCA may also require the approval of the Subsequent Acquisition Transaction by at least 66 2/3% of the votes cast by holders of each class or series of the outstanding Shares at such a meeting. Rule 61-501 and Policy Q-27 would in effect also require that, in addition to any other required security holder approval, in order to complete a business combination or going private transaction, the approval of a simple majority of the votes cast by "minority" shareholders of the Class A Shares and of the Class B Shares must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the Autorité.

        In relation to any Subsequent Acquisition Transaction, the "minority" shareholders will be, subject to any available exemption or discretionary relief granted by the OSC and the Autorité as required, all holders of Shares other than the Offeror, its directors and senior officers, any associate or affiliate of the Offeror as well as the directors and senior officers thereof and any Person acting jointly or in concert with the Offeror. Rule 61-501 and Policy Q-27 also provide that the Offeror may treat Shares acquired pursuant to the Offers as "minority" Shares and to vote them, or to consider them voted, in favour of a Subsequent Acquisition Transaction that is a business combination or going private transaction if, among other things, the consideration for each security in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid pursuant to the Offers. The Offeror intends that the consideration offered under any Subsequent Acquisition Transaction that is a business combination or going private transaction proposed by it within 120 days from the expiry of the Offers would be the same cash price as the price offered under the Offers. Subject to compliance with Rule 61-501 and Policy Q-27 with respect to effecting such transaction within 120 days of the expiry of the Offers and certain other provisions, the effect of which is to ensure equal treatment, the Offeror also intends to treat Shares deposited under the Offers as "minority" Shares voted in favour of any business combination or going private transaction.

        In addition, under Rule 61-501 and Policy Q-27, if, following the Offers, the Offeror and its affiliates are the registered holders of 90% or more of the Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if a statutory dissent and appraisal remedy is available or a substantially equivalent enforceable right is made available to the minority shareholders.

        If the Offeror decides not to effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction involving the Company, or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval or exemption, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from the Company, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater than, equal to or less than the price to be paid for Shares under the Offers and could be for cash and/or securities or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all Shares acquired pursuant to the Offers or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the terms and the price paid for Shares under the Offers.

        Any Subsequent Acquisition Transaction may also result in registered holders of Shares of the relevant class(es), under Section 190 of the CBCA, having the right to dissent and demand payment of the fair value of their Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Shares. The fair value of a particular class of Shares so determined could be more or less than the amount paid per Share of such class pursuant to the Subsequent Acquisition Transaction or the Offers. Any such judicial determination of the fair value of the Shares could be based upon considerations other than, or in addition to, the market price of the Shares.

        The tax consequences to a holder of Shares of a Subsequent Acquisition Transaction may differ from the tax consequences to such holder of accepting the Offers. See Sections 18 and 19 of the Circular, "Material Canadian Federal Income Tax Considerations" and "Material United States Federal Income Tax Considerations", respectively.

        Holders of Shares should consult their legal advisors for a determination of their legal rights (including any rights of dissent) with respect to a Subsequent Acquisition Transaction if and when proposed.

Treatment of Warrants

        Each of the indentures governing the Warrants 2005 and Warrants 2008 provides that, in the event of a "Fundamental Transaction" (as defined therein) in which the holders of the outstanding Shares are to receive consideration solely in the form of cash, each holder will be deemed: (i) where such cash consideration is, on a per Share basis, in an amount greater than the exercise price of the Warrants, to exercise its Warrants and be entitled, upon such deemed exercise, to receive the cash consideration which the holder of Warrants would have been entitled to receive had the exercise of Warrants taken place immediately prior to the Fundamental Transaction in question, less the exercise price of the Warrants; or (ii) where the cash consideration is, on a per Share basis, equal to or less than the exercise price of the Warrants, to surrender its Warrants without payment of any consideration. Following such deemed exercise, all Warrants are cancelled and of no further value or effect.

        The definition of "Fundamental Transaction" in the indentures governing the Warrants includes: (i) any reclassification of the Shares at any time outstanding or any change of the Shares into other shares, securities or property of Microcell, or any other capital reorganization of Microcell of similar effect (subject to certain exemptions); (ii) any amalgamation, arrangement, merger or other form of business combination of Microcell with or into any other corporation resulting in any reclassification of the outstanding Shares or change of the Shares into other shares, securities or property of Microcell or such other corporation; and (iii) any sale, lease, exchange or transfer of all or substantially all of the undertaking or assets of Microcell and its subsidiaries to another corporation or entity not wholly-owned by Microcell.

        The Offeror intends to acquire any Warrants held by holders who do not accept the Warrant Offers under a Compulsory Acquisition if available to the Offeror or through other means and intends to structure any Subsequent Acquisition Transaction that it undertakes with respect to the Shares so as to constitute a "Fundamental Transaction" for the purposes of the indentures, thereby triggering the deemed exercise provisions described above.

8.     Source of Funds

        The Offeror estimates that, if it acquires all of the Securities pursuant to the Offers, the total cash consideration required to purchase the Securities under the Offers, plus fees and expenses, will be approximately $1.4 billion, excluding the refinancing of the debt of Microcell Solutions Inc. described in Section 4 of the Circular, "Purpose of the Offers and Plans for Microcell". The funding of the purchase price and expenses of the Offers will come from the Offeror's available cash on hand, drawdowns on its committed bank credit facility (the "Bank Facility") and proceeds from a bridge loan (the "Bridge Loan") from RCI to the Offeror in an amount of up to $900 million. Pursuant to a financing letter dated September 30, 2004, the Bridge Loan will have a term of up to two years from the date of drawdown on a non-revolving basis and will be made on an unsecured subordinated basis, as required under the terms and conditions of the Bank Facility and the indentures documenting the Offeror's other senior indebtedness. The Bridge Loan will bear interest at the rate of 6% per annum on the outstanding balance of the Bridge Loan. The Offeror has agreed to pay a fee to RCI equal to 0.5% of the amount advanced under the Bridge Loan, with a further fee equal to 0.25% at the end of each of the sixth, ninth and twelve month periods subsequent to initial funding, in each case based upon the amount outstanding at that time. The Bridge Loan is prepayable by the Offeror in whole or in part without penalty.

        As at September 28, 2004, the Offeror had available cash and cash equivalents and short-term investments in the amount of approximately $137.7 million. In addition, the Offeror's committed credit facilities as of such date consisted of the Bank Facility of up to $700 million expiring on April 30, 2008 (of which none had been drawn down), and the Bridge Loan of up to $900 million.

        The Bank Facility is between the Offeror and a consortium of Canadian financial institutions and provides the Offeror with a revolving credit facility of up to $700 million, subject to the reductions described below. The Bank Facility matures on April 30, 2008, unless previously terminated (1) voluntarily by the Offeror, (2) by the lenders upon an event of default or (3) on May 31, 2006, if the Offeror's 10 1/2% senior secured notes due 2006 are not repaid (by refinancing or otherwise) on or prior to December 31, 2005.

        Subject to the paragraph above, the Bank Facility is available on a revolving reducing basis, with the aggregate amount of credit available under the Bank Facility scheduled to reduce from $700 million as follows:

Date of Reduction on each April 30,	Reduction on each Date
2006	$140 million
2007	$140 million
2008	$420 million

        Borrowing under the Bank Facility bears interest at a rate equal to, at the option of the Offeror, (1) the bank's prime rate plus up to 1.75% per annum, (2) the banker's acceptance rate plus 1.0% to 2.75% per annum or (3) the London inter-bank offered rate plus 1.0% to 2.75% per annum. The lenders under the Bank Facility are paid stand-by fees at a rate of 0.50% or 0.625% per annum on unused commitments.

        The Offeror's obligations under the Bank Facility are secured by a bond issued by the Offeror under a deed of trust and pledged to the agent bank for itself and for the other bank lenders as security for the satisfaction of these obligations. This bond ranks equally with the bonds that secure other senior secured indebtedness of the Offeror.

        The Bank Facility contains covenants that restrict the Offeror's ability to, among other things, incur additional debt, create liens, pay dividends or make other restricted payments, make asset sales, enter into transactions with affiliates, make investments, merge or consolidate with any other person, and make capital expenditures. The Bank Facility also requires the Offeror to maintain a number of financial ratios on a quarterly basis, and provides for various events of default.

        The Offeror has recently submitted a request to the lenders of the Bank Facility to amend certain terms and conditions of the Bank Facility. The requested amendments include, among other things, a two year extension to the maturity date and the reduction schedule outlined above, less restrictive financial ratios to be maintained on a quarterly basis, the elimination of the covenant that restricts payments of dividends and the elimination of the covenant that may restrict the amount of capital expenditures.

        A copy of each of the Bank Facility agreement, as amended and Bridge Loan financing letter is included as an exhibit to the Offeror's Tender Offer Statement on Schedule TO filed with the SEC pursuant to Rule 14d-3 of the Exchange Act in connection with the Offers. Reference is made to such exhibit for a more complete description of the terms and conditions of the committed credit facilities.

        The Offeror plans to repay drawings to be made under the Bank Facility and the Bridge Loan over time with free cash flow and longer term debt financing.

        The Offeror reserves the right to fund the purchase of the Securities under the Offers from one or a combination of the above discussed sources.

        The Offers are not conditional on any financing arrangements or contingencies. The Offeror believes that its financial condition is not material to a decision by a Securityholder whether to deposit Securities in the Offers because (i) cash is the only consideration that will be paid to Securityholders in connection with the Offers, (ii) the Offeror is offering to purchase all of the outstanding Securities in the Offers, (iii) the Offers are not subject to any financing arrangements or financing contingencies and (iv) the Offeror has sufficient available cash on hand and availability under the Bank Facility and the Bridge Loan to fund the total amount required to purchase the Securities under the Offers. The Class A Share Offer is conditional on there not having occured or be continuing a material adverse change or disruption in the financial, banking or capital markets generally that prevents or makes impractical the funding of the Offeror's credit facilities for the financing of the Offers from parties dealing at arms' length with the Offeror.

9.     Beneficial Ownership of and Trading in Securities

        None of the Offeror, nor to the knowledge of the Offeror after reasonable enquiry, any Person holding more than 10% of any class of equity securities of the Offeror, or any Person acting jointly or in concert with the Offeror, beneficially owns or exercises control or direction over any of the securities of the Company other than

RCI which owns 9 Class B Shares, 1,153 Warrants 2005 and 1,923 Warrants 2008 (each of which represents less than 1% of the applicable class of Securities). No director or senior officer of the Offeror nor, to the knowledge of such directors and senior officers after reasonable enquiry, any associate of the directors or senior officers of the Offeror, beneficially owns or exercises control or direction over any of the securities of the Company other than as set out below:

	Class A Shares		Class B Shares		Warrants 2005		Warrants 2008
Name	Number of Class A Shares	% of Outstanding Class A Shares	Number of Class B Shares	% of Outstanding Class B Shares	Number of Warrants 2005	% of Outstanding Warrants 2005	Number of Warrants 2008	% of Outstanding Warrants 2008
Joseph B. Chesham					30	(1)	51	(1)
Darryl E. Levy	—	—	—	—	1	(1)	—	—
Associate of Nadir H. Mohamed	—	—	—	—	98	(1)	164	(1)

(1)
Less than 1% of the outstanding class of Securities.

        Except as provided herein, none of the Offeror or any director or senior officer of the Offeror nor, to the knowledge of such directors and senior officers after reasonable enquiry, any of the other Persons referred to above, has traded in any securities of the Company during the 12 months preceding the date hereof.

        The Offeror has no knowledge of whether any Securityholder will accept the Offers.

10.   Commitments to Acquire Securities of Microcell

        Other than pursuant to the Offers and as disclosed herein, there are no commitments to acquire any equity securities of Microcell by the Offeror or its directors and senior officers, or to the knowledge of such directors and senior officers after reasonable enquiry, (i) by any of the Persons set forth on Schedule A to this Circular, (ii) by any of their respective associates, (iii) by any Person acting jointly or in concert with the Offeror or (iv) by any Person who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror.

11.   Arrangements, Agreements or Understandings

        There are no formal or informal arrangements, transactions, agreements, contracts or understandings made or proposed to be made between the Offeror and any of the directors or senior officers of Microcell and no payment or other benefit is proposed to be made or given by the Offeror to any of the directors or senior officers of Microcell by way of compensation for loss of office or for remaining in or retiring from office as a result of the Offers or otherwise. There are no contracts, arrangements or understandings, formal or informal, between the Offeror and any Securityholder of Microcell with respect to the Offers or between the Offeror and any Person with respect to any securities of Microcell in relation to the Offers other than the Support Agreement.

12.   Material Changes and Other Information

        The Offeror is not aware of any information which indicates that a material change has occurred in the affairs of Microcell since the date of the last published financial statements of Microcell other than as has been Publicly Disclosed by Microcell or as disclosed in this Circular. The Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Securityholders to accept or reject the Offers.

13.   Price Range and Trading Volume of Securities

        The Class A Shares, Class B Shares, Warrants 2005 and Warrants 2008 are listed and posted for trading on the TSX. The following table sets forth, for the periods indicated, the high and low closing prices of the Shares and the Warrants and the volume of trading on the TSX according to Bloomberg data service. The Class A

Shares, Class B Shares, Warrants 2005 and Warrants 2008 did not trade on the TSX or any other market prior to May 1, 2003, the effective date of the Company's Plan of Reorganization and of Compromise and Arrangement.

	Class A Shares			Class B Shares			Warrants 2005			Warrants 2008
	High	Low	Volume	High	Low	Volume	High	Low	Volume	High	Low	Volume
	($)	($)	000s	($)	($)	000s	($)	($)	000s	($)	($)	000s
2004
September (1 to 28)	$35.49	$30.90	10	$35.62	$31.06	17,295	$16.20	$11.35	257	$15.50	$10.60	1,311
August	$30.96	$29.00	21	$31.15	$29.44	3,560	$11.52	$9.69	271	$10.85	$8.91	263
July	$32.20	$30.85	8	$32.00	$31.15	2,280	$12.75	$11.50	316	$11.80	$10.80	335
June	$32.75	$32.03	44	$32.90	$31.80	3,442	$13.42	$12.41	410	$12.70	$11.85	1,613
May	$32.20	$21.00	138	$32.25	$21.01	18,834	$12.98	$3.40	2,952	$12.29	$5.20	3,540
April	$25.00	$22.60	11	$25.00	$22.99	1,909	$6.12	$4.00	187	$7.30	$6.10	190
March	$26.01	$25.00	26	$26.00	$24.40	946	$6.50	$5.70	381	$7.85	$6.68	329
February	$26.50	$22.24	1	$26.00	$23.50	570	$6.40	$4.00	393	$7.55	$5.00	331
January	$22.24	$17.50	2	$24.60	$17.30	611	$5.90	$1.80	680	$6.45	$2.66	725
2003
December	$19.00	$17.02	2	$18.00	$16.10	56	$1.97	$1.56	322	$2.83	$2.64	131
November	$18.24	$17.50	1	$19.00	$17.50	363	$1.90	$1.50	253	$3.00	$2.20	391
October	$18.00	$16.02	5	$18.00	$16.50	465	$1.85	$1.30	291	$2.71	$2.10	297
September	$17.00	$13.75	2	$17.00	$13.71	788	$2.15	$0.70	762	$2.75	$1.15	432
August	$16.00	$11.50	7	$14.49	$11.00	251	$0.80	$0.49	724	$1.27	$0.91	550
July	$12.75	$11.50	6	$12.50	$10.50	916	$0.54	$0.42	162	$1.03	$0.73	371
June	$11.40	$10.05	3	$11.50	$10.50	462	$0.61	$0.45	139	$1.40	$0.80	145
May	$14.25	$9.25	1	$15.00	$9.70	577	$2.00	$0.50	568	$3.00	$1.40	1,877
2004
3rd Quarter	$35.49	$29.00	39	$35.62	$29.44	23,134	$16.20	$9.69	844	$15.50	$8.91	1,909
2nd Quarter	$32.75	$21.00	193	$32.90	$21.01	24,185	$13.42	$3.40	3,549	$12.70	$5.20	5,344
1st Quarter	$26.50	$17.50	28	$26.00	$17.30	2,127	$6.50	$1.80	1,454	$7.85	$2.66	1,384
2003
4th Quarter	$19.00	$16.02	8	$19.00	$16.10	883	$1.97	$1.30	865	$3.00	$2.10	819
3rd Quarter	$17.00	$11.50	15	$17.00	$10.50	1,955	$2.15	$0.42	1,648	$2.75	$0.73	1,353
2nd Quarter	$14.25	$9.25	5	$15.00	$9.70	1,039	$2.00	$0.45	707	$3.00	$0.80	2,022

        On September 3, 2004, RWCI and RCI publicly announced the possibility of offering to purchase alone or together with others the shares or assets of Microcell. The closing price on the TSX of each of the Class A Shares, Class B Shares, Warrants 2005 and Warrants 2008 on September 3, 2004, being the last full day of trading prior to such announcement, was $30.90, $31.06, $11.35 and $10.75, respectively. The prices offered herein represent a premium of 13.3% and 12.7% over the closing price of each of the Class A Shares and Class B Shares, respectively, on the TSX on September 3, 2004 and a premium of 20.7% over competing offers for the shares by TELUS Corporation on May 17, 2004. The prices offered herein also represent a premium of 66.7% and 64.7% over the closing price of the Class A Shares and Class B Shares, respectively on the TSX on May 13, 2004, the date of the public announcement by TELUS Corporation of the intention to make the offers. The prices offered herein represent a premium of 39.1% and 39.6% over the closing price of each of the Warrants 2005 and Warrants 2008, respectively, on the TSX on September 3, 2004 (the last day of trading prior to the public announcement by RWCI and RCI of the possibility of the Offers) and a premium of 63.3% and 68.8%, respectively, over competing offers for the Warrants made by TELUS Corporation on May 17, 2004. The prices offered herein also represent a premium of 332.6% and 188.7% over the closing price of each of the Warrants 2005 and Warrants 2008, respectively, on the TSX on May 13, 2004, the date of the public announcement by TELUS Corporation of its intention to make the competing offers. Securityholders are urged to obtain a current market quotation for the Securities.

14.   Dividend and Dividend Policy

        Microcell has never declared or paid any cash dividends on its Class A Shares or Class B Shares. Microcell is constrained in its ability to declare or pay dividends by the excess cash flow provisions set forth in its articles of incorporation and its credit agreements with secured lenders.

15.   Effect of the Offers on the Market for Securities; Public Disclosure by Microcell; Exchange Act Registration

Effect of the Offers on the Market for Securities

        If the Offers are successful, the Offeror's current intention is to acquire the Shares of any holders who have not accepted the Offers pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction and to effect an equivalent transaction pursuant to the indentures governing the Warrants that will result in the acquisition of the remaining publicly held Warrants. See Section 7 of the Circular, "Acquisition of Securities Not Deposited". If the Offeror proceeds with the acquisition of the Securities not deposited under the Offers, the Offeror intends that the Securities will be delisted from the TSX.

        From the time that the Offeror begins to take up Securities pursuant to the Offers, the liquidity and market value of the remaining Securities held by the public could be affected adversely. The TSX could delist the Securities if the minimum listing requirements (including minimum requirements as to the number of public security holders and the aggregate market value of the publicly held securities) are not met.

Public Disclosure by Microcell

        After the purchase of the Securities under the Offers, the Company may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities laws of certain provinces of Canada. Furthermore, it may be possible for the Company to request the elimination of the public reporting requirements of any province where a small number of securityholders reside. If permitted by applicable law, subsequent to the completion of the Offers or a Compulsory Acquisition or any Subsequent Acquisition Transaction, the Offeror intends to cause the Company to cease to be a reporting issuer under the securities laws of each province.

Exchange Act Registration

        The Class B Shares are currently registered under the Exchange Act. A registration in respect of the Class B Shares may be terminated upon application of Microcell to the SEC if the Class B Shares are not listed on an American national securities exchange or quoted on the Nasdaq Stock Market and there are fewer than 300 holders of record of the Class B Shares resident in the United States. The termination of registration of the Class B Shares under the Exchange Act would substantially reduce the information required to be furnished by Microcell to holders of its Securities under United States federal securities laws and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company. Furthermore, the ability of "affiliates" (as defined under Rule 144 of the 1933 Act) of Microcell and Persons holding "restricted securities" of Microcell to dispose of such securities pursuant to Rule 144 of the 1933 Act may be impaired or eliminated. The Offeror intends to seek to cause the Company to apply for termination of registration of the Class B Shares under the Exchange Act as soon after the completion of the Offers as the requirements for such termination are met. If registration of the Class B Shares under the Exchange Act is terminated, the Class B Shares will no longer be "margin securities" or be eligible for listing on an American national securities exchange or eligible for trading on the Nasdaq Stock Market. The Class B Shares are not currently listed on any American national securities exchange or quoted on the Nasdaq Stock Market.

16.   Summary of Microcell Rights Plan

        Microcell is party to a shareholder rights agreement (the "Microcell Rights Plan") with Computershare Trust Company of Canada, as rights agent, dated as of May 1, 2003. Set out below is a description of the Microcell Rights Plan based on public documents filed by the Company with Canadian securities regulatory authorities.

        The Microcell Rights Plan provides that each Share carries one right to purchase an additional Class A Share or Class B Share (as the case may be, based on whether the holder is a Canadian within the meaning of the Telecommunications Act (Canada) on the date of exercise) (a "Right"), subject to anti-dilution adjustment as described in the Microcell Rights Plan, upon payment of the Exercise Price (as hereinafter defined). The exercise price of each Right is $100.00 (the "Exercise Price") and is also subject to anti-dilution adjustment.

        The Microcell Rights Plan provides that, until the Separation Time (as defined below), Rights are not exercisable, and that each Right will be evidenced by the certificate for the associated Share and will be transferable only with such associated Share. Promptly following the Separation Time, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to the holders of record of the Rights as of the Separation Time. Only such separate Rights Certificates will evidence the Rights, and Rights will be transferable independent of the associated Shares.

        Under the Microcell Rights Plan, "Separation Time" means the close of business on the tenth trading day after the earlier to occur of: (a) the first date of public announcement that a person, together with its affiliates, associates and persons acting jointly or in concert with such person or any of the person's affiliates or associates, (an "Acquiring Person") has acquired beneficial ownership of 10% or more of the outstanding Shares (treated for such purposes as though they were a single class and on a fully-diluted basis (as referred to in the Microcell Rights Plan), without giving effect to management and employee options and exercise of the Warrants 2005 and Warrants 2008) (a "Flip-In Event"), the date of such acquisition being called the "Stock Acquisition Date"; (b) the date of commencement of, or the first public announcement of an intention of any person to make, a take-over bid (other than a "Permitted Bid" or "Competing Bid", as such terms are defined in the Microcell Rights Plan) to acquire 10% or more of the outstanding Shares (treated for such purposes as though they were a single class and on a fully-diluted basis (as referred to in the Microcell Rights Plan), without giving effect to management and employee options and exercise of the Warrants 2005 and Warrants 2008) (including Shares owned by such person on the date of the bid); and (c) the date on which a Permitted Bid or Competing Bid ceases to qualify as such, or such later date as may be determined by Microcell's board of directors.

        The Microcell Rights Plan provides that upon the occurrence of a Flip-In Event, unless such Flip-In Event is waived in accordance with the Microcell Rights Plan, the Company shall take such action as may be necessary to ensure and provide within eight business days of such occurrence (or such longer period as may be required by applicable Canadian provincial securities laws) that each Right (other than Rights that are beneficially owned by an Acquiring Person) shall constitute the right to purchase from Microcell, upon exercise thereof, that number of Class A Shares or Class B Shares (as the case may be, based on whether the holder is a Canadian within the meaning of the Telecommunications Act (Canada) on the date of exercise) having an aggregate Market Price (as defined below) on the date of such Flip-In Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price, subject to anti-dilution adjustment. Rights beneficially owned by an Acquiring Person and certain transferees on or after the Stock Acquisition Date are void. Generally, "Market Price" for a security on any date means the average of the daily closing prices for such security on each of the 20 consecutive trading days through and including the trading day immediately preceding such date, subject to adjustment in certain circumstances.

        A take-over bid will not trigger the Rights if it meets certain conditions (so as to constitute a "Permitted Bid"). A "Permitted Bid" is a take-over bid that, among other matters, requires (i) that an offer be made to all Microcell Shareholders, (ii) that the offer be held open for a minimum period of 60 days, (iii) that more than 50% of Shares held by holders independent of the bidder be deposited under the bid and not withdrawn before any Shares may be taken up and paid for, and (iv) that if, on the date the bid would otherwise expire, more than 50% of the outstanding Shares have been deposited and not withdrawn, the bidder must make a public announcement of that fact and hold the offer open for an additional ten business days following such announcement. The Offers are not a Permitted Bid as defined in the Microcell Rights Plan because they do not meet the foregoing conditions.

        There are several circumstances under which Microcell's board may elect to waive the application of the Microcell Rights Plan. At any time prior to the occurrence of any Flip-In Event, the board may waive the application of the Microcell Rights Plan by redeeming all, but not less than all, of the outstanding Rights. If a Flip-In Event would occur as a result of completion of a take-over bid, the board of directors may, with shareholder approval, elect to waive the application of the Microcell Rights Plan to such Flip-In Event. Alternatively, if a Flip-In Event would occur as a result of completion of a take-over bid, the board of directors may also, without shareholder approval, elect to waive the application of the Microcell Rights Plan to such Flip-In Event, and in such a case will be deemed to have waived the application of the Microcell Rights Plan to any other Flip-In Event that may occur as a result of any other take-over bid made to all Securityholders prior to the expiration of the take-over bid that was the subject of the waiver. Pursuant to the terms of the Microcell Rights Plan, Rights will be redeemed upon completion of the take-over bid.

        The Offeror is offering to purchase, upon the terms and subject to the conditions described in the Offers, all the Rights associated with all outstanding Shares, including Shares which may become outstanding on the exercise of options, warrants or other rights (other than the Rights) to purchase Shares. Unless waived by the Offeror, holders of Shares will be required to deposit, and will be deemed to have deposited, one Right for each Share deposited under the Offers in order to effect a valid deposit of such Share under the Offers in accordance with the procedures set forth in Section 3 of the Offers to Purchase, "Manner of Acceptance".

        Microcell has represented and warranted to the Offeror in the Support Agreement that the board of directors of Microcell has resolved to waive the application of the Microcell Rights Plan to allow the Offeror to proceed with the Offers and take-up and pay for Securities deposited pursuant to the Offers without any dilutive effects resulting from the issue or exercise of any Rights.

17.   Regulatory Matters

Competition Act

        The Competition Act requires a pre-merger notification to be filed with the Commissioner for certain classes of transaction that exceed certain financial thresholds and, in the case of acquisitions of voting shares, that exceed an additional voting interest threshold. Specifically, pre-merger notification is generally required for a proposed acquisition of voting shares where:

  (a)
  the parties to such proposed acquisition and their affiliates, in the aggregate, have assets in Canada, or annual gross revenues from sales in, from or into Canada, in excess of $400 million; and

  (b)
  the proposed acquisition involves the acquisition of voting shares of a corporation that carries on an operating business in Canada, or that controls a corporation that carries on an operating business in Canada, where:

  (i)
  the aggregate gross book value of the Canadian assets, or the annual gross revenues from sales in or from Canada generated from such assets, exceeds $50 million; and

  (ii)
  in the case of an acquisition of voting shares of a corporation that has publicly-traded voting shares, the transaction results in the acquiror(s) and their affiliates owning, in the aggregate, voting shares which carry more than 20% of the votes attached to all outstanding voting shares of the corporation (or more than 50% if the acquiror(s) already hold(s) 20% or more).

        If a transaction is subject to pre-merger notification, a pre-merger filing must be submitted to the Commissioner and a waiting period must expire or be terminated or waived by the Commissioner before the transaction may be completed. The parties to the transaction may choose to file either a short form (with a 14-day waiting period) or a long form (with a 42-day waiting period) pre-merger notification. Where a short form is filed, the Commissioner may, within the 14 day short-form waiting period, require a long form to be filed, in which case the transaction generally may not be completed until 42 days after the offeror files a long form. Where the transaction is an acquisition of voting shares that is to be effected through the facilities of a stock exchange in Canada and a long form notification is filed, the waiting period is 21 trading days or such longer period of time, not exceeding 42 days, as may be allowed by the rules of the stock exchange before shares must be taken up.

        Where a proposed transaction is an acquisition of shares and the Commissioner receives a pre-merger notification by a party to the transaction other than the corporation whose shares are being acquired before receiving such information from the corporation, the Commissioner must immediately notify the corporation that the Commissioner has received from that party the short form information or long form information, as the case may be. The corporation must then supply the Commissioner with the short form information within 10 days, or the long form information within 20 days, as the case may be, after being so notified. Where the corporation supplies short form information, the Commissioner may require the corporation to supply long form information and the corporation must supply it within 20 days after being so required.

        Whether or not a pre-merger notification is required, the Commissioner may apply to the Competition Tribunal, a specialized tribunal empowered to deal with certain matters under the Competition Act, with respect to a "merger" (as defined in the Competition Act). If the Competition Tribunal finds that a proposed merger is likely to prevent or lessen competition substantially, it may order that the merger not proceed in whole or in part and/or prohibit the person against whom the order is directed, should the merger or part thereof be completed, from doing any act or thing the prohibition of which the Competition Tribunal determines necessary to ensure the merger does not prevent or lessen competition substantially, and/or with the consent of the person against whom the order is directed and the Commissioner, order that person to take any other action. In the event that the merger is completed, and the Competition Tribunal finds that the merger prevents or lessens or is likely to prevent or lessen competition substantially, the Competition Tribunal can order its dissolution or the disposition of assets or shares designated by the Competition Tribunal in such manner as the Competition Tribunal directs and/or, with the consent of the person against whom the order is directed and the Commissioner, order that person to take any other action, provided that no application may be made under the merger provisions of the Competition Act (section 92) more than three years after the merger has been substantially completed.

        The Commissioner may upon request issue an ARC certifying that she is satisfied by a party or parties to a proposed merger transaction that she would not have sufficient grounds on which to apply to the Competition Tribunal for an order under the merger provisions of the Competition Act in respect of the transaction. If the Commissioner issues an ARC in respect of a proposed merger transaction, that transaction is exempt from the pre-merger notification provisions. In addition, if the proposed merger transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot apply to the Competition Tribunal for an order under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued.

        Alternatively, the Commissioner may provide written confirmation (in the form of a "no action" letter or otherwise, and whether subject to conditions or not) that she is of the view that grounds do not then exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the proposed merger. In such event, the Commissioner retains the right to challenge the merger under the merger provisions of the Competition Act for a period of up to three years following its completion.

        Where an application has not been made under the merger provisions of the Competition Act in respect of a proposed merger transaction, the Competition Tribunal, on application of the Commissioner, may issue an interim order prohibiting the completion or implementation of the transaction for a period of up to 30 days where (a) the Commissioner certifies that she has commenced an inquiry under paragraph 10(1)(b) of the Competition Act in connection with the proposed merger transaction and believes that more time is required to complete the inquiry, and (b) the Competition Tribunal finds that, in the absence of such an interim order, a party to the proposed merger transaction or any other person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the proposed merger on competition because that action would be difficult to reverse. The Tribunal may extend the duration of such an interim order to a day not more than 60 days after the order first takes effect, where the Competition Tribunal finds that the Commissioner is unable to complete her inquiry within the period specified in the interim order because of circumstances beyond her control.

        Where an application has been made for an order under the merger provisions of the Competition Act in respect of a merger transaction, whether proposed or completed, the Competition Tribunal, on application of the Commissioner, may issue such interim order as it considers appropriate, having regard to the principles ordinarily considered by superior courts when granting interlocutory or injunctive relief, including an order prohibiting the completion or implementation of the merger transaction, if not yet completed or implemented. Such an interim order may be on such terms and have such effect for such period of time as the Competition Tribunal considers necessary and sufficient to meet the circumstances of the case.

        In a merger transaction, the offeror may seek to enter into a hold separate or other arrangement with the Commissioner to, among other things, permit the transaction to close in circumstances where (i) the Commissioner requires additional time to complete her review of the transaction; or (ii) a divestiture or other agreed remedy requires time to implement. Hold separate arrangements are designed, among other things, to preserve the business proposed to be acquired pending completion of the Commissioner's review of the proposed merger transaction and maintain the ability of the Competition Tribunal to remedy the effect of any substantial lessening or prevention of competition that it may find to be likely to result from the merger. Hold separate arrangements may, in some cases, be made the subject of a consent agreement registered with the Competition Tribunal or a consent order issued by the Competition Tribunal should that be required by the Commissioner and agreed to by the offeror.

        The purchase of Securities pursuant to the Offers requires pre-merger notification to the Commissioner and the Offeror's acquisition of control of the Company will be a "merger" for the purposes of the merger provisions of the Competition Act. The Offeror has requested an ARC or, in the alternative, a "no action" letter stating that the Commissioner is of the view that grounds do not exist to initiate proceedings in respect of the transaction before the Competition Tribunal under the merger provisions of the Competition Act at the then current time in respect of the Offers, and has filed its portion of the short-form pre-merger notification with the Commissioner in respect of the Offers on September 14, 2004. The waiting period associated with the notification ended on September 28, 2004 without the Commissioner having required a long-form pre-merger notification to be filed. The Company filed its portion of the short form on September 20, 2004. The Canadian Competition Bureau, of which the Commissioner is the head, has classified the proposed transaction as "very complex" in accordance with its usual transaction designation practices and has confirmed that the "service standard period" (i.e. the period by which the Commissioner would ordinarily make a determination with respect to the transaction) will end in February 2005. However, the Canadian Competition Bureau has confirmed its anticipation that the review will be "significantly expedited" in view of the fact that the Canadian Competition Bureau has been looking at issues concerning a transaction of the type proposed for several months and is well advanced in its review. Based on discussions with representatives of the Canadian Competition Bureau, the Offeror anticipates such review to be concluded prior to the Expiry Time.

        The Offeror has certain obligations with respect to securing Competition Act Clearance that are contained in the Support Agreement and that are described in Section 5 of the Circular, "Arrangements with Microcell — Competition Act".

        Based on the information available to it, the Offeror is of the view that the purchase of the Securities can be effected in compliance with Canadian competition laws. However, there can be no assurance that a challenge to the completion of the Offers on competition grounds will not be made or that, if such a challenge were made, the Offeror would prevail or would not be required to accept adverse conditions in order to complete the Offers.

Industry Canada

        Pursuant to the Radiocommunication Act, the Minister is responsible for ensuring the orderly development and efficient operation of radiocommunication in Canada. All wireless communication services depend on the use of radio frequency spectrum and such use is subject to the regulation and licensing by the Minister pursuant to the Radiocommunication Act. Under the statute, the Minister has the authority to issue and modify radio licenses and spectrum licenses in respect of the use of specified radio frequencies within a defined geographic area; establish conditions of license; establish technical standards in relation to radio equipment; and plan the allocation and use of the radio spectrum. In addition, the Minister may suspend or revoke a license with the consent of the license holder or without the license holder's consent (having given the license holder reasonable opportunity to make representations) where the licensee has contravened the Radiocommunication Act, its regulations or the terms and conditions of the license, or the license was obtained through misrepresentation. The Minister may suspend or revoke a license, without giving the license holder the opportunity to make representations when the fees for the license have not been paid. The Radiocommunication Act regulations provide for the Minister to approve any transfers or assignments of a license from the licensee to another party. Under Section 11 of the Radiocommunication Regulations, it is a condition of all radiocommunication licenses that a license not be transferred or assigned without the Minister's authorization. Section 10 of the

Radiocommunication Regulations establishes Canadian ownership requirements that licensees must meet in order to be eligible to hold radio licenses.

        Industry Canada has allocated over 170 MHz of radio spectrum in various frequency bands for use by mobile wireless communications services. Industry Canada had placed a limit on the amount of spectrum for which an entity and its affiliates can be licensed for mobile wireless services. This limit was initially set at 40 MHz and was raised to 55 MHz in November 1999. On October 10, 2003, Industry Canada published Notice No. DGTP-007-03, along with a consultation paper, in which it announced that it was initiating a full review of the mobile spectrum cap policy. On August 27, 2004, the Minister announced the decision of Industry Canada to rescind the mobile spectrum cap policy, eliminating any limits on the amount of spectrum that can be licensed.

        It is a condition of the Offers under the Support Agreement that the approval by the Minister of the change of control of the Company and the Subsidiaries in respect of the spectrum licenses held by the Company and/or the Subsidiaries shall have been obtained. See Section 4 of the Offers to Purchase, "Conditions of the Offers".

18.   Material Canadian Federal Income Tax Considerations

        In the opinion of Fasken Martineau DuMoulin LLP, Canadian counsel to the Offeror, the following is a summary of the principal income tax considerations under the Tax Act generally applicable to a Securityholder who sells Securities pursuant to the Offers or otherwise disposes of Securities pursuant to certain transactions described in Section 7 of the Circular, "Acquisition of Securities Not Deposited".

        This summary is based on the current provisions of the Tax Act, the regulations thereunder, and counsel's understanding of the current administrative and assessing practices and policies of the Canada Revenue Agency (the "CRA") published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and assumes that all such proposals will be enacted in the form proposed. However, there is no certainty that such proposals will be enacted in the form proposed, if at all. The summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in administrative or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

        This summary is not exhaustive of all Canadian federal income tax considerations. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of Securities, and no representations are being made with respect to the tax consequences to any particular holder of Securities to whom the Offers are being made. Accordingly, Securityholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority.

Securityholders Resident in Canada

        The following summary is generally applicable to a Securityholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is, or is deemed to be, resident in Canada, deals at arm's length with the Company and the Offeror, is not affiliated with the Company or the Offeror, and holds the Securities as capital property (a "Resident Securityholder"). The Securities will generally be considered capital property of a Securityholder provided the Securityholder has not held or acquired the Securities in the course of carrying on business, or as part of a transaction or transactions considered to be an adventure in the nature of trade. Certain Securityholders whose Shares might not otherwise qualify as capital property may, in certain circumstances, treat the Shares as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. The Tax Act contains certain provisions relating to securities held by certain financial institutions (the "mark-to-market rules"). This summary does not take into account those mark-to-market rules and any Securityholders that are "financial institutions" for the purposes of those rules should consult their tax advisors. This summary is not applicable to a Securityholder that is a "specified financial institution" or to a Securityholder an interest in which is a "tax shelter investment", in each case as defined in the Tax Act.

Sale Pursuant to the Offers

        A Resident Securityholder who disposes of Securities pursuant to the Offers will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the adjusted cost base of the Securities to the Resident Securityholder and any reasonable expenses incurred by the Resident Securityholder for the purpose of the disposition.

        A Resident Securityholder will be required to include one half of the amount of any resulting capital gain (a "taxable capital gain") in income, and will be required to deduct one half of the amount of any resulting capital loss (an "allowable capital loss") against taxable capital gains realized in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back up to three taxation years or forward indefinitely and deducted against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act. Any capital loss otherwise determined resulting from the disposition of Shares may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received on such Shares, to the extent and under the circumstances described in the Tax Act.

        A "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains.

        Capital gains realized by an individual or a trust, other than certain specified trusts, may be subject to alternative minimum tax. Resident Securityholders should consult their tax advisors with respect to alternative minimum tax provisions.

Acquisition of Securities Not Deposited

  Compulsory Acquisition of Shares

        As described in Section 7 of the Circular, "Acquisition of Securities Not Deposited — Compulsory Acquisition", the Offeror may, in certain circumstances, acquire Shares not deposited under the Offers pursuant to statutory rights of purchase under the CBCA. The tax consequences to a Resident Securityholder of a disposition of Shares in such circumstances generally will be as described above under "Sale Pursuant to the Offers".

        A Resident Securityholder who dissents in a Compulsory Acquisition and elects to receive the fair value for the holder's Shares will be considered to have disposed of the Shares for proceeds of disposition equal to the amount received by the Resident Securityholder less the amount of interest awarded by the Court and will realize a capital gain (or a capital loss) in the manner and subject to the treatment described above under "Sale Pursuant to the Offers". Any interest awarded to the Resident Securityholder by the Court will be included in the Resident Securityholder's income for the purposes of the Tax Act.

Subsequent Acquisition Transactions

        As described in Section 7 of the Circular, "Acquisition of Securities Not Deposited — Subsequent Acquisition Transactions", if the Offeror acquires less than 90% of the Shares of either class under the Offers or the right of Compulsory Acquisition is not available for any reason or if the Offeror elects not to proceed under such provisions, the Offeror intends to acquire, directly or indirectly, at the same price per Share as in the Offers, and no later than 120 days after the date of expiry of the Offers, all of the Shares of such class in accordance with applicable law by way of a Subsequent Acquisition Transaction. The tax treatment of a Subsequent Acquisition Transaction to a Resident Securityholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. The Offeror may propose to carry out a Subsequent Acquisition Transaction by means of an amalgamation, statutory arrangement, capital reorganization, consolidation or other transaction, the tax consequences of which to a holder of Shares would depend upon the nature of the particular transaction undertaken and may be substantially the same as, or materially different from, those described above. Depending upon the exact manner in which the transaction is carried out, such tax consequences may include a capital gain or capital loss, a deemed dividend or both a deemed dividend and a capital gain or capital loss. Any such capital loss may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received on the Shares (or on shares of an amalgamated corporation for which the Shares are exchanged) to the extent and under the circumstances described in the Tax Act.

        A Resident Securityholder that is a corporation should consult its tax advisors for specific advice with respect to the potential application of subsection 55(2) of the Tax Act with respect to any dividends received, or deemed to be received, by such corporation in connection with a Subsequent Acquisition Transaction. Subsection 55(2) provides that, where a Resident Securityholder that is a corporation receives, or is deemed to receive, a dividend, in certain circumstances the dividend or deemed dividend may be treated as proceeds of disposition of the Shares for the purpose of computing the Resident Securityholder's capital gain. Subject to the potential application of this provision, dividends received, or deemed to be received, by a corporation in connection with a Subsequent Acquisition Transaction will be included in computing income, but normally will also be deductible in computing its taxable income.

        A Resident Securityholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received, or deemed to be received, in connection with a Subsequent Acquisition Transaction to the extent that such dividends are deductible in computing such corporation's taxable income.

        In the case of a Resident Securityholder who is an individual (including a trust), dividends received or deemed to be received in connection with a Subsequent Acquisition Transaction will be included in computing the Resident Securityholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable Canadian corporation.

        If the Subsequent Acquisition Transaction is carried out by means of an amalgamation, under the current administrative practice of the CRA, Resident Securityholders who exercise their right of dissent in respect of such an amalgamation should be considered to have disposed of their Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Securityholder for such Shares, other than interest awarded by the court. Because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting Resident Securityholder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Resident Securityholders should consult with their tax advisors in this regard.

        Resident Securityholders should consult their tax advisors for advice with respect to the income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.

  Treatment of Warrants

        As described in Section 7 of the Circular, "Acquisition of Securities Not Deposited — Treatment of Warrants", in connection with either a Compulsory Acquisition that is a "Fundamental Transaction" pursuant to the indentures governing the Warrants or a Subsequent Acquisition Transaction that is a "Fundamental Transaction" pursuant to the indentures governing the Warrants, any outstanding Warrants will, pursuant to the terms of the indentures governing the Warrants, be deemed to have been exercised and will be exchanged for cash. The tax consequences to a Resident Securityholder of a disposition of Warrants in such circumstances generally will be as described above under "Sale Pursuant to the Offers", except that the amount of cash received by a holder of Warrants under the terms of the indenture governing the Warrants may be greater than or less than the amount of cash offered pursuant to the Warrant Offers with the result that the capital gain or capital loss realized by the Resident Securityholder in such circumstances could be greater or less than the capital gain or capital loss the Resident Securityholder would have otherwise realized on a disposition of Warrants pursuant to the Warrant Offers.

Securityholders Not Resident in Canada

        The following summary is generally applicable to a Securityholder who at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is not resident nor deemed to be resident, in Canada deals at arm's length with the Company and the Offeror, is not affiliated with the Company or the Offeror, holds the Securities as capital property and does not use or hold, and is not deemed to use or hold, the Securities in connection with carrying on a business in Canada (a "Non-Resident Securityholder"). The Tax Act contains provisions relevant to a non-resident insurer for whom the Securities are "designated insurance property" which this summary does not take into account. Accordingly such Securityholders should consult their tax advisors.

Sale Pursuant to the Offers

        A Non-Resident Securityholder of Securities that do not constitute "taxable Canadian property" will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Securities to the Offeror under the Offers. Generally, Securities will not constitute taxable Canadian property to a Non-Resident Securityholder at a particular time provided that the Shares are listed on a prescribed stock exchange (which currently includes the TSX) at that time and provided that at no time during the five-year period immediately preceding the disposition, the Non-Resident Securityholder, persons with whom the Non-Resident Securityholder does not deal at arm's length, or the Non-Resident Securityholder together with such persons, owned 25% or more of the issued shares of any class or series of the Company. Securities may also be deemed to constitute taxable Canadian property in certain circumstances under the Tax Act. A Non-Resident Securityholder's capital gain (or capital loss) in respect of Securities that constitute or are deemed to constitute taxable Canadian property (and are not "treaty-protected property") will generally be computed in the manner described above under "Securityholders Resident in Canada — Sale Pursuant to the Offers".

        Even if the Securities are taxable Canadian property to a Non-Resident Securityholder, a taxable capital gain or an allowable capital loss resulting from the disposition of the Securities will not be included in computing the Non-Resident Securityholder's income for the purposes of the Tax Act if the Securities constitute "treaty-protected property". Securities owned by a Non-Resident Securityholder will generally be treaty-protected property if the gain from the disposition of such property would, because of an applicable income tax treaty, be exempt from tax under the Tax Act.

Acquisition of Securities Not Deposited

  Compulsory Acquisition of Shares

        A Non-Resident Securityholder whose Shares do not constitute "taxable Canadian property" will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Shares pursuant to the Offeror's statutory rights of purchase described in Section 7 of the Circular, "Acquisition of Securities Not Deposited — Compulsory Acquisition". Where a Non-Resident Securityholder receives interest in connection with the exercise of dissent rights under a Compulsory Acquisition, such amount will be subject to Canadian withholding tax under the Tax Act at the rate of 25%. This rate may be reduced under the provisions of an applicable tax treaty. Under the Canada-United States Income Tax Convention (1980), the rate of withholding tax on interest paid to a resident of the United States is generally reduced to 10%. In addition, if the Shares are not listed on a prescribed stock exchange at the time of disposition, the notification and withholding provisions of Section 116 of the Tax Act will apply to the Non-Resident Securityholder. Non-Resident Securityholders whose Shares are being compulsorily acquired should consult their tax advisors for advice having regard to their particular circumstances.

  Subsequent Acquisition Transactions

        As described in Section 7 of the Circular, "Acquisition of Securities Not Deposited — Subsequent Acquisition Transactions", if the Offeror acquires less than 90% of the Shares of either class under the Offers or the right of Compulsory Acquisition is not available for any reason or if the Offeror elects not to proceed under such provisions, the Offeror intends to acquire, directly or indirectly, at the same price per Share as in the Offers, and no later than 120 days after the date of expiry of the Offers, all of the Shares of such class in accordance with applicable law by way of a Subsequent Acquisition Transaction. The tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Securityholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. A Non-Resident Securityholder may realize a capital gain or a capital loss and/or a deemed dividend. Dividends paid or deemed to be paid to a Non-Resident Securityholder will be subject to Canadian withholding tax at a rate of 25%. This rate may be reduced under the provisions of an applicable income tax treaty. Under the Canada-United States Income Tax Convention (1980), the rate of withholding tax on dividends paid to a resident of the United States is generally reduced to 15%.

Non-Resident Securityholders should consult their tax advisors for advice with respect to the potential income tax consequences to them of having their Shares acquired pursuant to such a transaction.

  Treatment of Warrants

        As described in Section 7 of the Circular, "Acquisition of Securities Not Deposited — Treatment of Warrants", in connection with either a Compulsory Acquisition that is a "Fundamental Transaction" pursuant to the indentures governing the Warrants or a Subsequent Acquisition Transaction that is a "Fundamental Transaction" pursuant to the indentures governing the Warrants, any outstanding Warrants will, pursuant to the terms of the indentures governing the Warrants, be deemed to have been exercised and will be exchanged for cash. The tax consequences to a Non-Resident Securityholder of a disposition of Warrants in such circumstances generally will be as described above under "Sale Pursuant to the Offers", except that the amount of cash received by a holder of Warrants under the terms of the indenture governing the Warrants may be greater than or less than the amount of cash offered pursuant to the Warrant Offers with the result that any capital gain or capital loss realized by the Non-Resident Securityholder in such circumstances could be greater or less than the capital gain or capital loss the Non-Resident Securityholder would have otherwise realized on a disposition of Warrants pursuant to the Warrant Offers.

19.   Material United States Federal Income Tax Considerations

        The following discussion summarizes the material United States federal income tax considerations generally applicable to United States Holders with respect to the disposition of Securities pursuant to the Offers or pursuant to certain transactions described in Section 7 of the Circular, "Acquisitions of Shares Not Deposited". This summary is based upon the Code, proposed, temporary and final Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect). This discussion does not address aspects of United States federal taxation other than income taxation, nor does it address all aspects of United States federal income taxation, including aspects of United States federal income taxation that may be applicable to particular Securityholders, such as Securityholders who are dealers or traders in securities or currencies, insurance companies, tax exempt organizations, financial institutions, regulated investment companies, entities treated as partnerships for United States federal income tax purposes, those who hold their Securities as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for United States federal income tax purposes, non-U.S. persons, those who have a functional currency other than the U.S. dollar or those who acquired their Securities in a compensation transaction. This summary is limited to persons that hold their Securities as a "capital asset" within the meaning of Section 1221 of the Code. This discussion also does not address the United States federal income tax consequences to holders of options to purchase Shares (other than the Warrants). In addition, this discussion does not address any state, local or foreign tax consequences.

        United States Holders of Securities are urged to consult their tax advisors with respect to the United States federal, state, local and foreign tax consequences of the Offers or other transactions described in Section 7 of the Circular, "Acquisition of Securities Not Deposited".

        As used herein, the term "United States Holder" means a beneficial owner of Securities that, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or a political subdivision thereof, (iii) an estate the income of which is subject to federal income taxation regardless of source or (iv) a trust the administration of which is subject to the primary supervision of a United States court if one or more United States persons have the authority to control all substantial decisions of such trust.

        If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is the beneficial owner of Securities, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular tax considerations applicable to them.

Sale of Securities Pursuant to the Offers

        Except as noted below in the discussion of the passive foreign investment company rules, a United States Holder who disposes of Securities pursuant to the Offers generally will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar equivalent of the Canadian dollar cash payment received, determined based on the spot rate of exchange on the Effective Date, and such holder's adjusted tax basis in the Securities so disposed. Such capital gain or loss will generally be a long-term capital gain or loss if such holder has held such Securities for more than one year and will be income from United States sources.

Compulsory Acquisition of Shares

        The United States federal income tax consequences to a United States Holder of a disposition of Shares pursuant to a Compulsory Acquisition generally will be as described under "Sale of Securities Pursuant to the Offers" above.

        Although there is no authority directly on point, a United States Holder who dissents in a Compulsory Acquisition and elects to receive the fair value for the holder's Shares probably will recognize gain or loss at the time of the Compulsory Acquisition (even if the fair market value of the Shares has not yet been judicially determined at such time), in an amount equal to the difference between the "amount realized" and the adjusted tax basis of such Shares. For this purpose, although there is no authority directly on point, the amount realized generally should equal the sum of the U.S. dollar equivalent amounts, determined at the spot rate, of the trading values for the Shares on the settlement date of the Compulsory Acquisition. In such event, capital gain or loss also would be recognized by the United States Holder at the time the actual fair value payment is determined, to the extent that such payment exceeds or is less than the amount previously recognized. In addition, if any portion of this payment was interest, or was characterized as interest income for U.S. tax purposes, the U.S. dollar equivalent to the Canadian dollar amount of such portion generally should be included in ordinary income in accordance with the United States Holder's method of accounting.

Subsequent Acquisition Transaction

        If the Offeror is unable to effect a Compulsory Acquisition, or if the Offeror elects not to proceed with a Compulsory Acquisition, then the Offeror intends to propose a Subsequent Acquisition Transaction as described in this Circular. Although, the United States federal income tax consequences resulting therefrom will depend upon the manner in which the transaction is carried out and may be substantially similar to or materially different from the consequences described above, the United States federal income tax consequences to a United States Holder of a disposition of shares for cash pursuant to a Subsequent Acquisition Transaction should be as described under "Sale of Securities pursuant to the Offers" above. United States Holders should consult their tax advisors with respect to any United States federal, state or local tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.

        A United States Holder who dissents in a Subsequent Acquisition Transaction and elects to receive the fair value for the holder's Shares generally will be treated in the same manner as described above under "Compulsory Acquisition of Shares".

Treatment of Warrants

        As described in Section 7 of the Circular, "Acquisition of Securities Not Deposited — Treatment of Warrants", in the event of either a Compulsory Acquisition or Subsequent Acquisition Transaction, any outstanding Warrants will be deemed to have been exercised and will be exchanged for cash. Accordingly, a United States Holder of Warrants should be considered to have disposed of the Warrants for proceeds of the disposition and should realize capital gain (or capital loss) in the manner described above under "Sale of Securities Pursuant to the Offers".

Amounts Subject to Canadian Withholding Tax

        A United States Holder who dissents in a Compulsory Acquisition or a Subsequent Acquisition Transaction and who receives interest or is deemed to receive a dividend under Canadian federal income tax law, and, as a result, is subject to Canadian withholding tax (or who is otherwise subject to Canadian withholding tax), as described in Section 18 of the Circular, "Material Canadian Federal Income Tax Considerations — Security Holders Not Resident in Canada — Acquisition of Securities Not Deposited", may be eligible, subject to a number of complex limitations, to claim a foreign tax credit or a deduction in respect of any Canadian taxes withheld. If a United States Holder elects to claim a foreign tax credit, rather than a deduction, for a particular taxable year, such election will apply to all foreign taxes paid by the holder in a particular year.

Considerations Relating to the Passive Foreign Investment Company Rules

        According to its public filings, Microcell does not believe that it is, or has been, a PFIC for United States federal income tax purposes. A non United States corporation will be a PFIC in any taxable year in which either (i) 75% or more of its gross income consists of certain specified types of "passive income" or (ii) the average percentage of its assets (by value) that produce or are held for the production of passive income is at least 50%. If, however, Microcell had been a PFIC for any taxable year in which its Securities were held by United States Holders, such United States Holders could be subject to significantly more tax on the disposition of their Securities pursuant to the Offers, a Compulsory Acquisition or a Subsequent Acquisition Transaction. Because the PFIC rules are complex and because the impact of those rules on the United States federal income tax treatment of a disposition of Securities by a United States Holder pursuant to the Offers, a Compulsory Acquisition or a Subsequent Acquisition Transaction is potentially significant, United States Holders are urged to discuss the possibility of such treatment with their tax advisors.

Foreign Currency Issues

        Canadian dollars received on a disposition of Securities will have a tax basis equal to their U.S. dollar value based on the spot rate used to calculate gain or loss on the disposition. The amount of gain or loss recognized on a sale of such Canadian dollars or a disposition of such Canadian dollars in exchange for other property, will equal the difference between (1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (2) the United States Holder's tax basis in such Canadian dollars. Any such gain or loss generally will be ordinary income from sources within the United States.

Information Reporting and Backup Withholding

        Information returns may be required to be filed with the Internal Revenue Service relating to payments made to particular United States Holders. In addition, United States Holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, or otherwise fail to comply with applicable backup withholding tax rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

20.   Financial Advisor, Dealer Managers, Depositary and Information Agent

        The Offeror has retained the services of TD Securities Inc. to act as its financial advisor in connection with the Offers. TD Securities Inc. and TD Securities (U.S.A.) Inc. are acting in Canada and the United States, respectively, as dealer managers in connection with the Offers and will receive compensation for providing such services. In addition, the Offeror will reimburse the Dealer Managers for their respective reasonable out-of-pocket expenses, including reasonable attorneys' fees, and has also agreed to indemnify the Dealer Managers against certain liabilities and expenses in connection with the Offers, including certain liabilities under the provincial securities laws of Canada and the federal securities laws of the United States. TD Securities and its affiliates render various investment banking services and other advisory services to the Offeror, RWCI and RCI and their respective affiliates and are expected to continue to render such services for which they have received and expect to receive customary compensation from the Offeror, RWCI and RCI and their respective affiliates.

        In Canada, TD Securities Inc. has undertaken to form a soliciting dealer group comprising members of the Investment Dealers Association of Canada and members of the TSX and the TSX Venture Exchange to solicit acceptances of the Offers in Canada. Each member of the Soliciting Dealer Group, including TD Securities Inc., is referred to herein as a "Soliciting Dealer". The Offeror has agreed to pay to each Soliciting Dealer whose name appears in the appropriate space on a Letter of Acceptance and Transmittal accompanying a deposit of Securities a fee of $0.17 for each Security deposited and acquired by the Offeror under the Offers. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing holder of Securities will be a minimum of $85.00 and a maximum of $1,500.00 and shall be subject to a minimum of 200 Securities being deposited. Where Securities deposited and registered in a single name are beneficially owned by more than one Person, the minimum and maximum amounts will be applied separately in respect of each such beneficial owner. The Offeror may require the Soliciting Dealer to furnish evidence of such beneficial ownership satisfactory to the Offeror at the time of deposit. When a single beneficial owner deposits Securities, all such securities will be aggregated in determining whether the maximum applies. Soliciting Dealers will not be entitled to a solicitation fee under the Offers for Securities owned by them for their own account. In addition, no solicitation fees will be payable with respect to Securities tendered by employees, officers and directors, and former officers and directors of Microcell and the Subsidiaries or persons related to or controlled by such persons.

        The Offeror has retained Innisfree M&A Incorporated ("Innisfree") to act as Information Agent in connection with the Offers. Innisfree will receive reasonable and customary compensation from the Offeror for services in connection with the Offers, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses incurred in connection therewith.

        The Offeror has also engaged Computershare Investor Services Inc. to act as depositary for the receipt of certificates in respect of Securities and related Letters of Acceptance and Transmittal and Notices of Guaranteed Delivery deposited under the Offers. The Depositary will receive reasonable and customary compensation from the Offeror for its services relating to the Offers and will be reimbursed for certain out-of-pocket expenses. The Offeror has also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offers, including certain liabilities under the provincial securities laws of Canada and the federal securities laws of the United States.

        Depositing Securityholders will not be obligated to pay any brokerage fee or commission with respect to the purchase of Securities by the Offeror pursuant to the Offers if they accept the Offers by depositing their Securities directly with the Depositary or by utilizing the services of any member of the Soliciting Dealer Group to accept the Offers. If a depositing Securityholder owns Securities through a broker or other nominee and such broker or nominee deposits Securities on the Securityholder's behalf, the broker or nominee may charge a fee for performing this service. Except as set forth above, the Offeror will not pay any fees or commissions to any broker or dealer or any other Person for soliciting deposits of Securities pursuant to the Offers (other than to the Dealer Managers, the Soliciting Dealers and the Depositary).

        Questions and requests for assistance concerning the Offers should be made directly to the Dealer Managers, the Information Agent or the Depositary.

21.   Legal Matters

        Canadian legal matters on behalf of the Offeror will be passed upon by, and the opinion contained under "Material Canadian Federal Income Tax Considerations" has been provided by, Fasken Martineau DuMoulin LLP, Canadian counsel to the Offeror.

22.   Offerees' Statutory Rights

        Securities legislation in certain of the provinces of Canada provides securityholders of the Company with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province for the particulars of those rights or consult with a lawyer.

23.   Offeror Directors Approval

        The contents of the Offers to Purchase and this Circular have been approved and the sending thereof to the Securityholders has been authorized by the Board of Directors of the Offeror.

CONSENT

TO: The Directors of Rogers Wireless Inc.

        We hereby consent to the reference to our opinion contained under "Material Canadian Federal Income Tax Considerations" in the Circular accompanying the Offers to Purchase dated September 30, 2004 made by Rogers Wireless Inc. to the holders of Securities.

Toronto, Ontario	(Signed) FASKEN MARTINEAU DUMOULIN LLP
September 30, 2004

APPROVAL AND CERTIFICATE

DATED: September 30, 2004

        The contents of the Offers to Purchase and Circular have been approved, and the sending thereof to Securityholders has been authorized by the Board of Directors of the Offeror.

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Securities which are the subject of the Offers.

(Signed) NADIR H. MOHAMED President and Chief Executive Officer	(Signed) JOHN R. GOSSLING Senior Vice-President, Finance and Chief Financial Officer
On behalf of the Board of Directors of Rogers Wireless Inc.
(Signed) EDWARD S. ROGERS, O.C. Director	(Signed) J. CHRISTOPHER C. WANSBROUGH Director

SCHEDULE A

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
OFFEROR, RWCI AND RCI

        The following table sets forth the name, current principal occupation or employment (including the name, principal business and address of the organization in which such occupation is conducted) and material occupations, positions, offices or employments during the past five years for each member of the Board of Directors and each executive officer of the Offeror, RWCI and RCI. Unless indicated otherwise, each person is a citizen of Canada. Unless indicated otherwise, the current principal business and address of each person is One Mount Pleasant Road, Toronto, Ontario and such person's business telephone number at that address is (416) 935-1100.

        None of the persons listed below has been (1) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), or (2) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name and Principal Business Address	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years
DIRECTORS
Ronald D. Besse BesseCo Holdings Inc. 44 Victoria Street, Suite #601 Toronto, Ontario M5C 1Y2	A resident of Toronto, Ontario and a director of RCI since June 1984. Mr. Besse was formerly Chairman, President and Chief Executive Officer, Gage Learning Corporation (educational publisher). Mr. Besse is also a director of CML Healthcare Inc., C.I. Fund Management Inc. and Luxembourg Cambridge Holding Group. Mr. Besse graduated from Ryerson Polytechnical University, Business Administration, 1960 and was awarded the Alumni Award of Distinction, Business Administration, 1998. Mr. Besse is a member of the Chief Executives' Organization, World Presidents' Organization, and past President, Canadian Book Publishers' Council.
Lewis M. Chakrin AT&T Wireless Services Inc. 150 Mount Airy Road, Room 2590 Basking Ridge, NJ 07920	An American citizen, a resident of Mendham, New Jersey and a director of the Offeror since October, 2001. He also serves as a director of RWCI. Mr. Chakrin is Executive Vice-President, Corporate Strategy and Business Development AT&T Wireless Services, Inc. (wireless communications). Mr. Chakrin joined Bell Labs in 1969 and served as a supervisor in the Operations Research Group and the Network Architecture Planning Group. He joined AT&T Corporate Headquarters in 1982 and served in various capacities including Vice-President, Business Sales Division, Strategic Planning Vice-President, International Communications Services, Vice-President, Personal Communications Services, Vice-President Business Development and Corporate Strategy and Vice-President, Consumer Product Management. Mr. Chakrin holds a M.Sc. in Operations Research, Columbia University, and an M.B.A. and Ph.D. in Finance, New York University's Graduate School of Business.

H. Garfield Emerson, Q.C. Fasken Martineau DuMoulin LLP Toronto Dominion Bank Tower P.O. Box 20, Suite 4200 66 Wellington Street West Toronto-Dominion Centre Toronto, Ontario M5K 1N6	A resident of Toronto, Ontario and a director of the Offeror since April, 1992 and Deputy Chairman of the Board since May, 2002. Mr. Emerson is also a director of CAE Inc., Canada Deposit Insurance Corporation, Wittington Investments, Limited, RCI, RWCI, Rogers Telecommunications Limited and Sunnybrook & Women's Health Sciences Centre. Mr. Emerson is the past Chair of the Sunnybrook & Women's Foundation and past Chair of the Campaign for Victoria University in the University of Toronto. He is a former director of the University of Toronto Asset Management Corporation and member of the Business Board of the University of Toronto. Mr. Emerson joined Fasken Martineau DuMoulin LLP, a national law firm, in August, 2001 as National Chair and a senior partner and leader of the firm's mergers and acquisitions practice. In 1990, Mr. Emerson established N M Rothschild & Sons Canada Limited, an investment banking firm affiliated with the Rothschild international investment and merchant bank and, from 1990 to 2001, served as its President and Chief Executive Officer. Prior to this, Mr. Emerson practiced law as a senior partner with Davies, Ward & Beck Toronto, from 1970 to 1990. Mr. Emerson holds an Honours B.A. (History) and LL.B., University of Toronto, was called to the Bar of Ontario in 1968 and appointed Queen's Counsel in 1980.
George A. Fierheller Four Halls Inc. Suite 4545, 77 King Street West Royal Trust Tower, P.O. Box 298 Toronto Dominion Centre Toronto, Ontario M5K 1K2	A resident of Toronto, Ontario and a director of the Offeror since May, 1991. Mr. Fierheller has been President, Four Halls Inc. (private investment company) since 1996 and served with IBM from 1955 to 1968 prior to founding Systems Dimensions Limited (computer services) in 1968. Mr. Fierheller was appointed President and Chief Executive Officer, Premier Cablesystems Limited in 1979, Vice-Chairman of the merged Rogers Cablesystems Inc. in 1980 and Chairman and Chief Executive Officer of RWCI in 1989. Mr. Fierheller is a director of RWCI, Extendicare Inc., the Sunnybrook & Women's Hospital Foundation, the Council for Business and the Arts in Canada, the Canadian Institute for Advanced Research and the Greater Toronto Marketing Alliance. Mr. Fierheller holds an Honours Degree (Political Science and Economics), University of Toronto, 1955. Mr. Fierheller was appointed a Member of The Order of Canada in 2000.
Peter Godsoe Scotia Plaza 40 King Street West, Suite 3005 Toronto, Ontario M5H 1H1	A resident of Toronto, Ontario and a director of RCI since October, 2003. Mr. Godsoe has served as Chairman (1995), Chief Executive Officer (1993), President and Chief Operating Officer (1992) and Vice-Chairman (1982), of The Bank of Nova Scotia since 1966. Mr. Godsoe is Chairman of Fairmont Hotels & Resorts and Sobeys Inc. His corporate directorships include Barrick Gold Corporation, Ingersoll-Rand Company, Lonmin PLC, Onex Corporation and Templeton Emerging Markets Investment Trust. Mr. Godsoe holds a B.Sc. (Mathematics and Physics) from the University of Toronto and an M.B.A. from the Harvard Business School. He is a C.A. and a Fellow of the Institute of Chartered Accountants of Ontario.
Ann T. Graham 18 Lower Village Gate, Suite 302 Toronto, Ontario M5P 3M1	A resident of Toronto, Ontario and a director of the Offeror since May 2004. Ms. Graham is also a director of RWCI and Sheena's Place. Ms. Graham is a graduate of the University of New Brunswick (Hon. B.A.). She holds a Bachelor of Education from the University of Toronto and a Bachelor of Fine Arts from York University.
James C. Grant C.G. James & Associates 2351 Ravine Gate Oakville, Ontario L6M 4R1	A resident of Oakville, Ontario and a director of the Offeror since April, 1992. Mr. Grant has been President, C.G. James & Associates (consultancy) since April, 1992. Previously, Mr. Grant held senior positions with the Royal Bank of Canada (a Canadian chartered bank), including Deputy Head of the Retail Division responsible for Strategic Planning and Executive Vice-President, Systems and Technology from 1984 to 1992. Mr. Grant serves as a director of RWCI, Secure Electrans Limited (U.K.) and TouchTunes Music Corp. Canada. Mr. Grant represented Canada in a number of international associations including the Business Industry Advisory Committee to the O.E.C.D., the International Chamber of Commerce on Information Systems and the Telecommunications and Computer Services Sectoral Advisory group on International Trade, Government of Canada (NAFTA). Mr. Grant holds a B.Eng., Technical University of Nova Scotia.

Thomas I. Hull The Hull Group BCE Place 181 Bay Street, Suite 4200 Toronto, Ontario M5J 2T3	A resident of Toronto, Ontario and a director of the Offeror since May, 1991. Mr. Hull has been Chairman and Chief Executive Officer of The Hull Group of Companies (insurance) since 1954. Mr. Hull is also a director of RWCI, RCI, Rogers Media Inc. and Rogers Telecommunications Limited Mr. Hull is a graduate of Upper Canada College and the Insurance Co. of North America College of Insurance and Risk Management. Mr. Hull is a life member of the Canadian Association of Insurance and Financial Advisors and past president of the Life Underwriters' Association of Toronto.
Robert W. Korthals P.O. Box 298, Suite 4545 Royal Trust Tower, TD Centre 77 King Street West Toronto, Ontario M5K 1K2	A resident of Toronto, Ontario and has served as a director of RCI since February, 1995 and as one of the directors of Rogers Cable Inc. from 1995 to 1998 and since 2000. Mr. Korthals is currently Chairman of the Ontario Teachers Pension Plan Board and a director of Cognos Inc., Suncor Energy Inc., Mulvihill Exchange Traded Closed-End Funds, Easyhome Ltd., Great Lakes Carbon Income Fund, Bucyrus International Inc. and Jannock Properties Ltd. From 1967 to 1995, Mr. Korthals served as an officer of a Canadian chartered bank most recently as President from 1981 until his retirement in 1995. Mr. Korthals holds a B.Sc., Chemical Engineering, University of Toronto, and an M.B.A., Harvard Business School.
Philip B. Lind Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and a director of RCI since February, 1979. Mr. Lind is Vice-Chairman of RCI. Mr. Lind joined RCI in 1969 as Programming Chief and has served as Secretary of the Board and Senior Vice-President, Programming and Planning. Mr. Lind is also a director of Brascan Corporation, Canadian General Tower Limited, Council for Business and the Arts, The Outdoor Life Network and the Power Plant (Contemporary Art Gallery at Harbourfront). Mr. Lind is a former member of the Board of the National Cable Television Association in the U.S.; and is a former Chairman and currently serves on the Board of the Canadian Cable Television Association. He is also Chairman of the Board of the CCPTA (Channel 17, WNED). Mr. Lind holds a B.A. (Political Science and Sociology) University of British Columbia and a M.A. (Political Science), University of Rochester. In 2002, he received a Doctor of Laws, honoris causa, from the University of British Columbia. In 2002, Mr. Lind was appointed to the Order of Canada.
Kent Mathy AT&T Wireless Services Inc. 1 Northfield Plaza, Suite 300 Northfield, IL 60093	An American citizen, a resident of Kenilworth, Illinois and a director of the Offeror since October, 2003. He is also a director of RWCI. Mr. Mathy has been Executive Vice-President, Business Market Groups, AT&T Wireless Services, Inc. since 2004. Previously Mr. Mathy served as Chairman, President and Chief Executive Officer, Celox Networks (network equipment manufacturer) from 2000 to 2002. Prior to joining Celox in 1981, Mr. Mathy served with AT&T, holding numerous management positions nationwide over a period of 18 years. Mr. Mathy holds a Bachelor of Business Administration, Marketing, University of Wisconsin-Oshkosh, 1981, and attended the University of Michigan, Executive Programme, 1993.
Alexander Mikalachki Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of London, Ontario and a director of RCI since June 1999. Mr. Mikalachki is also a director of The Independent Order of Foresters. Mr. Mikalachki served as Acting Dean, 1989-90, Associate Dean, Programs, 1981-1991 and Professor Emeritus, 2000, Richard Ivey School of Business, University of Western Ontario. Mr. Mikalachki holds a B.Comm., Sir George Williams College and an M.B.A., Ph.D., Ivey Business School, University of Western Ontario.

Nadir H. Mohamed, CA Rogers Wireless Communications Inc. One Mount Pleasant Road, 16th Floor Toronto, Ontario M4Y 2Y5	A resident of Toronto, Ontario and a director of the Offeror and RWCI since June, 2001. Mr. Mohamed has been President and Chief Executive Officer of the Offeror since July 2001. Mr. Mohamed is also President and Chief Executive Officer of RWCI. Previously, Mr. Mohamed was President and Chief Operating Officer of the Offeror and RWCI from August 2000 to June 2001. Prior to joining the Offeror, Mr. Mohamed served as Senior Vice-President, Marketing and Sales, TELUS Communications Inc. (telecommunications) from February 1999 to August 2000, held several senior financial, strategic business development and operational management positions at both BC Tel and BC Tel Mobility (telecommunications) from October 1981 to July 1997 and served as President and Chief Operating Officer, BC Tel Mobility from August 1997 to June 1999. Mr. Mohamed is a director of Sierra Wireless, Inc. and Cinram International Inc. Mr. Mohamed holds an undergraduate degree from the University of British Columbia and received his C.A. designation in 1980.
Pierre L. Morrissette Pelmorex Inc. 1 Robert Speck Parkway, Suite 1600 Mississauga, Ontario L4Z 4B3	A resident of Oakville, Ontario and a director of the Offeror since May, 1991. He is also a director of RWCI. Mr. Morrissette has served as Chairman, President and Chief Executive Officer of Pelmorex Inc. (media) from 1989 to present. Mr. Morrissette previously served as President and Chief Executive Officer, Canadian Satellite Communications Inc. (a satellite communications business) from 1983 to 1989, Chairman and Chief Executive Officer, CI Cable Systems (a cable business) from 1986 to 1988, Senior Vice-President and Chief Financial Officer, Telemedia Communications Inc. (media) from 1977 to 1983, President, Gasbeau Investments (holding company) from 1981 to 1983 and President, Telemedia Enterprises (media) from 1981 to 1983. Mr. Morrissette serves on the Advisory Boards of The Richard Ivey School of Business and Meteorological Services of Canada, Environment Canada. Mr. Morrissette holds a B.A. (Economics), Loyola of Montreal, and an M.B.A., University of Western Ontario.
The Hon. David R. Peterson, P.C., Q.C. Cassels, Brock & Blackwell LLP Suite 2100, 40 King Street West Toronto, Ontario M5H 3C2	A resident of Toronto, Ontario and a director of the Offeror since May, 1991. Mr. Peterson became a senior partner of Cassels Brock & Blackwell LLP in 1991 and has been Chairman of the firm since 1999. Mr. Peterson was elected as a Member of the Ontario Legislature in 1975 and became the Leader of the Ontario Liberal party in 1982. He served as Premier of Ontario between 1985 and 1990. Mr. Peterson is also a director of a number of boards that include RWCI, Ivanhoe Cambridge Shopping Centres Limited, Industrielle Alliance Assurance Company, National Life Assurance Company of Canada, RCI and BNP Paribas. Mr. Peterson holds a B.A. and LL.B., University of Toronto, was called to the Bar of Ontario in 1969, appointed Queen's Counsel in 1980, and summoned by Her Majesty to the Privy Council in 1992.
Jordan M. Roderick AT&T Wireless Services Inc. P.O. Box 97061 7277-164th Avenue NE Redmond, WA 98073-9761	An American citizen, a resident of Redmond, Washington and a Director of the Offeror since April, 2000. He is also a director of RWCI. Mr. Roderick has been President, International, AT&T Wireless Services, Inc. from 2000 to present. Prior to his current position, Mr. Roderick was Executive Vice-President Wireless Technology and Products, and served in a variety of roles with AT&T Wireless Services and its predecessor companies, McCaw Cellular and LIN Broadcasting.
Edward "Ted" S. Rogers, O.C. Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and Chairman of the Offeror since May 1991. Mr. Rogers has also served as President and Chief Executive Officer of RCI since 1979. He also serves as a director of RCI, RWCI, Rogers Cable Inc., Rogers Media Inc., Rogers Telecommunications Limited, Cable Television Laboratories, Inc. and the Canadian Cable Television Association. Mr. Rogers holds a B.A., University of Toronto, LL.B., Osgoode Hall Law School, and was called to the Bar of Ontario in 1962. Mr. Rogers was appointed an Officer of the Order of Canada in 1990 and inducted into the Canadian Business Hall of Fame in 1994. In 2002, Mr. Rogers was inducted into the U.S. Cable Hall of Fame.

Edward Rogers Rogers Cable Inc. 333 Bloor Street East, 7th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and has served as a director of RCI since May 1997 and also serves as a director of Rogers Cable Inc., Rogers Media and Futureway Communications Inc. Mr. Rogers was appointed President and Co-Chief Executive Officer of RCI in February 2003 and became President and Chief Executive Officer in June 2003. From 1998 to 2000, Mr. Rogers served as Vice-President and General Manager, Greater Toronto Area. From 2000 to February 2003, Mr. Rogers served as Senior Vice-President, Planning and Strategy for RCI.
Loretta A. Rogers Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and a director of the Offeror since 2003. Mrs. Rogers also serves as a director of RWCI, RCI, Rogers Telecommunications Limited and Sheena's Place. Mrs. Rogers holds a B.A., University of Miami, and an honourary Doctorate of Laws, University of Western Ontario.
Martha L. Rogers Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and a director of the Offeror since May 2004. Ms. Rogers also serves as a director of RWCI. Ms. Rogers holds a B.A. University of Western Ontario and is currently completing her internship at the Canadian College of Naturopathic Medicine.
Melinda Rogers Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and a director of RCI since May 2002. Ms. Rogers also serves as Vice President, Strategic Planning and Venture Investments. She is a director of The Ontario Media Development Corporation, STSN Inc. and the Jays Care Foundation. Ms. Rogers was appointed Vice President, Venture Investments of RCI in September 2000. Prior to joining RCI, Ms. Rogers was a Product Manager for Excite@Home, Redwood City, California. Ms. Rogers holds a B.A., University of Western Ontario, and an M.B.A., University of Toronto.
William T. Schleyer Adelphia Communications Corp. 5619 DTC Parkway Greenwood Village, CO 80111	An American citizen, a resident of Rye Beach, New Hampshire and a director of RCI since August, 1998 and a director of Rogers Cable Inc. since 1998. Mr. Schleyer was appointed Chairman and Chief Executive Officer of Adelphia Communications Corp., a cable television and Internet access provider, in January 2003, prior to which Mr. Schleyer served as President and Chief Executive Officer of AT&T Broadband, a cable television and Internet service provider from 2001 to 2003. From February 2000 to October 2001, Mr. Schleyer was a principal in Pilot House Ventures, an investment firm, where he served as a liaison between investors and entrepreneurs. Prior to February 2000, Mr. Schleyer served as President and Chief Operating Officer of MediaOne, the broadband services arm of U.S. West Media Group, and as President and Chief Operating Officer of Continental Cablevision, Inc. before that Company's merger with U.S. West in 1996.
G. Michael Sievert AT&T Wireless Services Inc. RTC – Building 3 16221 NE 72nd Way Redmond, WA 98052	An American citizen, a resident of Yarrow Point, Washington and a director of the Offeror since October, 2002. He also serves as a director of RWCI. Mr. Sievert is Executive Vice-President and Chief Marketing Officer, AT&T Wireless Services, Inc., a position he has held since March, 2002. Previously, Mr. Sievert served as Chief Marketing and Sales Officer, E*TRADE Group, Inc. (financial services) and was employed there from November 1998 to February 2002. He has held management positions with IBM (a computer manufacturing business) from 1996 to 1998 and Proctor & Gamble (consumer products) from 1991 to 1996. Mr. Sievert holds a B.Sc. in Economics, The Wharton School, University of Pennsylvania.
John A. Tory Thomson Investments Limited 65 Queen Street West, 21st Floor Toronto, Ontario M5H 2M8	A resident of Toronto, Ontario and a director of RCI since December 1979. Mr. Tory is President of Thomson Investments Limited. Mr. Tory also serves as a director of The Thomson Corporation, The Woodbridge Company Limited and Abitibi-Consolidated Inc. Mr. Tory was educated at University of Toronto Schools, Toronto, Phillips Academy, Andover, Massachusetts, and University of Toronto and holds an LL.B., University of Toronto. Mr. Tory was called to the Bar of Ontario in 1954 and appointed Queen's Counsel in 1965.

J. Christopher C. Wansbrough Rogers Telecommunications Limited 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and a director of the Offeror since 2003. He is Chairman, Rogers Telecommunications Limited and has held that position since December, 1997. Mr. Wansbrough serves as a director of RCI, RWCI and United Corporations Ltd. Mr. Wansbrough has also served as President of National Trust Company (a trust company) from 1977 to 1986 and Chairman of the Board of Omers Realty Corporation. Other affiliations include Chairman of the Board of the R.S. McLaughlin Foundation and the Independent Order of Foresters. Mr. Wansbrough holds a B.A., University of Toronto, and is a Chartered Financial Analyst.
Colin D. Watson Vector Aerospace Corporation 105 Bedford Road Toronto, Ontario M5R 2K4	A resident of Toronto, Ontario and a director of RCI since May 27, 2004. He was formerly a director of RCI from 1979-1996. Mr. Watson is President and Chief Executive Officer, Vector Aerospace (aeronautics). Mr. Watson was President and Chief Executive Officer of Spar Aerospace Limited from 1996-2000 and was Vice-Chairman and Chief Executive Officer from 2000-2001. Mr. Watson is a director of Rogers Cable Inc., B Split II Corporation; Cygnal Technologies Corp.; Great Lakes Carbon Income Fund; Kasten Chase Applied Research Limited; Louisiana-Pacific Corporation; NorthStar Aerospace; OnX Incorporated and Persona Inc. Mr. Watson was a member of the National Information Highway Advisory Council (1995-1997) and he is a member of the Association of Professional Engineers of Ontario. Mr. Watson holds a B.A.Sc. (Mechanical Engineering) degree from the University of British Columbia and an M.B.A. from the University of Western Ontario, Ivey School of Business.
W. David Wilson Scotia Capital Inc. 7th Floor, Box 4085 40 King Street West Scotia Plaza Toronto, Ontario M5W 2X6	A resident of Toronto, Ontario and a director of RCI since February 1979. Mr. Wilson is Vice-Chairman, Bank of Nova Scotia and Chairman and Chief Executive Officer, Scotia Capital Inc. Mr. Wilson joined McLeod Young Weir Limited in 1971 and became Managing Director, Corporate Finance Department in 1984, President and Deputy Chief Executive Officer, ScotiaMcLeod, in 1993 and Chairman and Chief Executive Officer of Scotia Capital Markets in 1998 and Vice-Chairman, Bank of Nova Scotia in 2002. Mr. Wilson is a trustee of the Art Gallery of Ontario and a member of the Governing Council for the University of Toronto, the Dean's Advisory Council for the Schulich School of Business, York University and the 5-year Review Committee (reviewing the Securities Act (Ontario). Mr. Wilson holds a B. Comm., University of Toronto and an M.B.A., York University.
EXECUTIVE OFFICERS
Robert F. Berner Rogers Wireless One Mount Pleasant Road Toronto, Ontario M4Y 2Y5	A resident of Unionville, Ontario and the Executive Vice President and Chief Technology Officer of the Offeror since January 2002. Mr. Berner is also Executive Vice President and Chief Technology Officer of RWCI. Mr. Berner was appointed Senior Vice President and Chief Technology Officer in 1997, prior to which Mr. Berner served as Vice President and Chief Technology Officer from 1996 to 1997. Mr. Berner has been associated with the Offeror since 1985. Mr. Berner currently serves as a director of Tropian Inc., a privately held company, and is a founding member and director of the board of governors of the 3G Americas Consortium.
Alexander R. Brock Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and was appointed as Vice President, Business Development of RCI in 2001. Mr. Brock has been associated with RCI in various executive capacities since 1994.
Robert W. Bruce Rogers Wireless One Mount Pleasant Road Toronto, Ontario M4Y 2Y5	A resident of Toronto, Ontario and was appointed the Executive Vice President, Chief Marketing Officer and President, Wireless Data Services of the Offeror in 2001. Mr. Bruce is also Executive Vice president, Chief Marketing Officer and President, Wireless Data Services of RWCI. Prior to his appointment with the Offeror, Mr. Bruce served as Senior Vice President of Marketing for Bell Mobility, prior to which Mr. Bruce held senior operating and marketing positions with Oshawa Foods Limited (food distribution) from 1996 to 1998, Pepsi-Cola Canada Beverages Inc. (beverages) from 1990 to 1994 and Warner Lambert (prescription drugs) from 1986 to 1988.

Bruce Burgetz Rogers Wireless One Mount Pleasant Road Toronto, Ontario M4Y 2Y5	A resident of Toronto, Ontario and was appointed the Senior Vice President and Chief Information Officer of the Offeror in April 2002. Mr. Burgetz is also Senior Vice President and Chief Information Officer of RWCI. Prior to joining the Offeror, Mr. Burgetz served as Senior Vice President of Information Technology and Chief Information Officer for Shoppers Drug Mart (a retail drug store company). Mr. Burgetz was associated with Shoppers Drug Mart from 1992 to 2002.
Joseph B. Chesham Rogers Wireless 333 Bloor Street East Toronto, Ontario M4Y 2Y5	A resident of Newmarket, Ontario and was appointed President, Ontario Region of the Offeror in March 2003. Mr. Chesman is also President, Ontario Region of RWCI. Prior to his appointment, Mr. Chesham served as Vice President, National Corporate Sales from December 2002 to March 2003 and Vice President, Sales and Distribution for the Ontario Region from September 2001 to December 2002. Prior to 2001, and since September 2000, Mr. Chesham was Vice-President, Sales and Distribution, Ontario Region of the Offeror.
M. Lorraine Daly Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Mississauga, Ontario and Vice-President, Treasurer of RCI since 1989. Ms. Daly has served as Vice President, Treasurer of the Offeror since 1991 and has also served as Vice-President, Treasurer of Rogers Cable Inc. since 1989. Ms Daly has been associated with RCI since 1987. Ms. Daly is also Vice-President, Treasurer of RWCI.
Bruce D. Day Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and has served as Vice President, Corporate Development of RCI since 1991. Mr. Day has been associated with RCI since 1983.
Kenneth G. Engelhart Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and Vice-President, Regulatory Law of RCI and of the Offeror since 1992. Mr. Engelhart is also Vice-President, Regulatory Law of RWCI. Mr. Engelhart has also served as Vice-President, Regulatory Law of Rogers Cable Inc. since 1998. Mr. Engelhart has been associated with RCI since 1990.
John R. Gossling, CA Rogers Wireless One Mount Pleasant Road Toronto, Ontario M4Y 2Y5	A resident of Toronto, Ontario and was appointed Senior Vice President and Chief Financial Officer of the Offeror in July 2000. Mr. Gossling is also Senior Vice President and Chief Financial Officer of RWCI. From 1985 to 2000, Mr. Gossling held various positions with KPMG LLP, most recently as a partner in KPMG's US Capital Markets Group based in New York City and London, England. Mr. Gossling received his Chartered Accountant designation in 1989.
Alan D. Horn, CA Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and has served as Vice-President, Finance and Chief Financial Officer of RCI since 1996, prior to which Mr. Horn served as Vice-President, Administration of RCI. Mr. Horn has served as a Vice-President of Rogers Cable Inc. since 1996.
Jan L. Innes Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and has served as Vice President, Communications of RCI since 1995.
Darryl E. Levy Suite 1600 330 Portage Avenue Winnipeg, Manitoba R3C 0C4	A resident of Winnipeg, Manitoba and was appointed President, Western Canada of the Offeror in May 2004. Prior to that, Mr. Levy served as Vice President and General Manager, Midwest Region of the Offeror from August 2000 to August 2004. From 1994 to 2000, Mr. Levy served as General Manager, Midwest Region. Mr. Levy is also President, Western Canada of RWCI.

Philip B. Lind Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and a director of RCI since February, 1979. Mr. Lind is Vice-Chairman of RCI. Mr. Lind joined RCI in 1969 as Programming Chief and has served as Secretary of the Board and Senior Vice-President, Programming and Planning. Mr. Lind is also a director of Brascan Corporation, Canadian General Tower Limited, Council for Business and the Arts, The Outdoor Life Network and the Power Plant (Contemporary Art Gallery at Harbourfront). Mr. Lind is a former member of the Board of the National Cable Television Association in the U.S.; and is a former Chairman and currently serves on the Board of the Canadian Cable Television Association. He is also Chairman of the Board of the CCPTA (Channel 17, WNED). Mr. Lind holds a B.A. (Political Science and Sociology) University of British Columbia and a M.A. (Political Science), University of Rochester. In 2002, he received a Doctor of Laws, honoris causa, from the University of British Columbia. In 2002, Mr. Lind was appointed to the Order of Canada.
James S. Lovie Rogers Wireless One Mount Pleasant Road Toronto, Ontario M4Y 2Y5	A resident of Aurora, Ontario and was appointed Executive Vice President, Sales, Service and Distribution of the Offeror in 2001. Mr. Lovie is also Executive Vice President, Sales, Service and Distribution of RWCI. Prior to his appointment with the Offeror, Mr. Lovie served as President and Chief Operating Officer of Axxent Corporation (a CLEC company), prior to which Mr. Lovie served as President and Chief Executive Officer of cMeRun Corp. (Internet company). From 1998 to 2000, Mr. Lovie served as President and Chief Executive Officer of Bell Distribution Inc. (Bell Canada's retail distribution company).
Bruce M. Mann Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and has served as Vice President, Investor Relations of RCI since 2001. From 1998 to 2001, Mr. Mann served as Vice President, Investor Relations of Metronet Communications Inc. and, from 1986 to 1998, he was associated with US West, Inc., most recently as Investor Relations Director.
Ronan D. McGrath Rogers Communications Inc. One Mount Pleasant Road Toronto, Ontario M4Y 2Y5	A resident of Toronto, Ontario and has served as President, Rogers Shared Services and Chief Information Officer of RCI since 1996, prior to which Mr. McGrath served as Chief Information Officer of Canadian National Railways (a national rail company).
Donna McNicol Rogers Wireless 333 Bloor Street East Toronto, Ontario M4W 1G9	A resident of Mississauga, Ontario and was appointed Vice President, Human Resources of the Offeror in 2002. Prior thereto and since 1997, she was a Director, Human Resources of the Offeror.
Graeme H. McPhail Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and has served as Vice President and Associate General Counsel of the Offeror since 1996. Mr. McPhail has also served as Vice President, Associate General Counsel of RCI since 1996 and has been associated with RCI since 1991. Mr. McPhail is also Vice-President, Associate General Counsel to RWCI.
David P. Miller Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and has served as Vice President and General Counsel to RCI since 1987 and as Vice President, General Counsel and Secretary of the Offeror since 1991. Mr. Miller is also Vice-President and General Counsel to RWCI. Mr. Miller also served as director of the Offeror in 2000 and 2001.

Nadir H. Mohamed, CA Rogers Wireless Communications Inc. One Mount Pleasant Road, 16th Floor Toronto, Ontario M4Y 2Y5	A resident of Toronto, Ontario and a director of the Offeror and RWCI since June, 2001. Mr. Mohamed is also President and Chief Executive Officer of RWCI. Mr. Mohamed has been President and Chief Executive Officer of the Offeror since July 2001. Previously, Mr. Mohamed was President and Chief Operating Officer of the Offeror and RWCI from August 2000 to June 2001. Prior to joining the Offeror, Mr. Mohamed served as Senior Vice-President, Marketing and Sales, TELUS Communications Inc. (telecommunications) from February 1999 to August 2000, held several senior financial, strategic business development and operational management positions at both BC Tel and BC Tel Mobility (telecommunications) from October 1981 to July 1997 and served as President and Chief Operating Officer, BC Tel Mobility from August 1997 to June 1999. Mr. Mohamed is a director of Sierra Wireless, Inc. and Cinram International Inc. Mr. Mohamed holds an undergraduate degree from the University of British Columbia and received his C.A. designation in 1980.
Edward "Ted" S. Rogers, Q.C. Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and has been Chairman of the Offeror since May, 1991. Mr. Rogers has also served as President and Chief Executive Officer of RCI since 1979. He also serves as a director of RCI, RWCI, Rogers Cable Inc., Rogers Media Inc., Rogers Telecommunications Limited, Cable Television Laboratories, Inc. and the Canadian Cable Television Association. Mr. Rogers holds a B.A., University of Toronto, LL.B., Osgoode Hall Law School, and was called to the Bar of Ontario in 1962. Mr. Rogers was appointed an Officer of the Order of Canada in 1990 and inducted into the Canadian Business Hall of Fame in 1994. In 2002, Mr. Rogers was inducted into the U.S. Cable Hall of Fame.
Arnold J. Stephens Rogers Wireless One Mount Pleasant Road Toronto, Ontario M4Y 2Y5	A resident of Calgary, Alberta and was appointed Senior Vice President, Customer Process Improvement of the Offeror in August 2004. Prior to that Mr. Stephens served as President, Western Canada from September 2000 to August 2004. Mr. Stephens is also, Senior Vice President, Customer Process Improvement of RWCI. Mr. Stephens held a series of senior management positions at TELUS Mobility (wireless communications) from 1989 to 2000, most recently as Acting President of TELUS Mobility and Acting Executive Vice President of TELUS.
Thomas A. Turner, Jr. Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and has served as Vice President, Convergence of RCI since 2001. Mr. Turner has been associated with RCI since 1992.
Anthony P. Viner Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and has served as Senior Vice President, Media of RCI since 1995. From 1992 to 1995, Mr. Viner served as Senior Vice President, Broadcasting of RCI. Mr. Viner serves as a Director and as President and Chief Executive Officer of Rogers Media Inc. Mr. Viner joined Rogers Broadcasting Limited as Executive Vice President and General Manager of CFTR/CHFI in February 1982 and, in September 1989, was appointed President of Rogers Broadcasting Limited and CFMT-TV.
E. Jennifer Warren Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and has served as Vice President and Assistant General Counsel of RCI since 2000. Ms. Warren served as Legal Counsel of RCI from 1996 to 2000.
David J. Watt Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario M4W 1G9	A resident of Toronto, Ontario and has served as Vice President, Business Economics of RCI since 1999. From 1995 to 1999, Mr. Watt served as Vice President, Telecom Affairs of RCI, during which time Mr. Watt was seconded to the Canadian Cable Television Association as Senior Vice President, Economics and Telecommunications.

The Depositary for the Offers is:

COMPUTERSHARE INVESTOR SERVICES INC.

By Mail	By Registered Mail, Hand or Courier
P.O. Box 7021 31 Adelaide St. E Toronto, ON M5C 3H2 Attention: Corporate Actions	100 University Avenue 9th Floor Toronto, ON M5J 2Y1 Attention: Corporate Actions
Fax Number: (416) 981-9663 Toll Free: 1-877-982-5008 E-Mail: service@computershare.com
By Hand or Courier
Montreal	Vancouver	Calgary
650 de Maisonneuve Blvd West Suite 700 Montreal, QC H3A 3T2	510 Burrard Street 2nd Floor Vancouver, BC V6C 3B9	Western Gas Tower Suite 600, 530 8th Avenue S.W. Calgary, AB T2P 3S8

The Dealer Manager for the Offers is:

TD SECURITIES INC.

In Canada: TD Securities Inc. TD Tower 66 Wellington Street West, 8th Floor Toronto, Ontario M5K 1A2 Canada Telephone: (416) 307-3752	In the United States: TD Securities (U.S.A.) Inc. 31 West 52nd Street New York, New York 10019 U.S.A. Telephone: (212) 827-7565

The Information Agent for the Offers is:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, New York 10022
U.S.A.
 Shareholders Call Toll-Free: (877) 687-1866
Banks and Brokers Call Collect: (212) 750-5833

Any questions and requests for assistance may be directed by Securityholders to the Depositary, Dealer Managers, or the Information Agent at their respective telephone numbers and locations set out above.

QuickLinks

NOTICE TO SECURITYHOLDERS IN THE UNITED STATES
FORWARD-LOOKING STATEMENTS
EXCHANGE RATE INFORMATION
SUMMARY TERM SHEET
GLOSSARY
OFFERS TO PURCHASE
CIRCULAR
CONSENT
APPROVAL AND CERTIFICATE
SCHEDULE A